UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.       )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒  Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Medialink Worldwide Incorporated

(Name of Registrant as Specified In Its Charter)

n/a

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐ No fee required.

☒ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:
Common stock, par value $0.01 per share (“common stock”) of Medialink Worldwide Incorporated

(2) Aggregate number of securities to which transaction applies:
6,428,059 shares of common stock; options to purchase 24,000 shares common stock;

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of (i) 6,428,059 shares of common stock multiplied by the merger consideration of $0.20 per share plus (ii) 24,000 shares of common stock acquirable upon the exercise of certain options multiplied by the amount by which $0.20 exceeds the option exercise price per share.  In accordance with Section 14(g) of The Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying .0002 by the sum of the amounts calculated pursuant to clauses (i) and (ii) of the preceding sentence.

(4) Proposed maximum aggregate value of transaction: $1,288,971.80

(5) Total fee paid: $257.79

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 240.0-11 and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

MEDIALINK WORLDWIDE INFORPORATED
708 THIRD AVENUE
NEW YORK, NEW YORK 10017

August ___, 2009

Dear Fellow Stockholder:

On behalf of the Board of Directors, you are cordially invited to attend a special meeting of stockholders of Medialink Worldwide Incorporated (“Medialink” or the “Company”) to be held on September __, 2009, at 10:00 a.m., Eastern Daylight Time, at [Hotel].  Notice of the special meeting and the related proxy statement are enclosed.

At the special meeting, you are being asked to (i) consider and vote upon a proposal to adopt the Agreement and Plan of Merger, more fully discussed below and (ii) transact any other business properly brought before the meeting.

On July 1, 2009, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with The NewsMarket, Inc., a Delaware corporation (“NewsMarket”) and TNM Group Incorporated, a Delaware corporation and a wholly-owned subsidiary of NewsMarket (“Merger Sub”).  Under the terms of the Merger Agreement, Merger Sub will be merged with and into Medialink, with Medialink continuing as the surviving corporation (the “Merger”).  If the Merger is adopted and completed, you will be entitled to receive $0.20 in cash for each share of Medialink common stock that you own at the time of the Merger, without interest and less any applicable withholding tax (unless you exercised your appraisal rights with respect to the Merger), as more fully described in the enclosed proxy statement.

The Proxy Statement accompanying this letter is furnished in connection with the solicitation by our Board of Directors of proxies to be used at the Special Meeting.  The accompanying proxy statement gives you detailed information about the meeting, the background of and reasons for the Merger, as well as the terms of the Merger Agreement, and includes the Merger Agreement as Annex A.  We encourage you to carefully read the entire proxy statement and the annexed documents, including the Merger Agreement.

Our Board of Directors has unanimously determined that the Merger is advisable and that the terms of the Merger are fair to and in the best interests of Medialink and its stockholders, and unanimously approved the Merger Agreement and the transactions contemplated thereby.

Your vote is very important.  We cannot complete the Merger unless holders of a majority of all outstanding shares of Medialink common stock entitled to vote on the matter vote to adopt the Merger Agreement.  Our Board of Directors unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement.  The failure of any stockholder to vote on the proposal to adopt the Merger Agreement will have the same effect as a vote against the adoption of the Merger Agreement.

Whether or not you plan to attend the meeting, it is important that your shares be represented regardless of the number of shares you hold.  Please sign and return, as promptly as possible, the enclosed proxy in the accompanying reply envelope.  Stockholders who attend the meeting may revoke their proxies and vote in person.

Our Board of Directors and management appreciate your continuing support of Medialink and we urge you to support this transaction.

Sincerely,

Laurence Moskowitz
Chairman of the Board, Chief Executive Officer
and President

MEDIALINK WORLDWIDE INCORPORATED
708 THIRD AVENUE
NEW YORK, NEW YORK 10017

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

August ___, 2009

To Medialink Worldwide Incorporated Stockholders:

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Medialink Worldwide Incorporated (the “Company”) will be held on September __, 2009, at 10:00 a.m., Eastern Daylight Time, at [Hotel] (the “Meeting”), for the following purposes, all as more fully described in the accompanying Proxy Statement:

1.
To consider and vote on a proposal to adopt the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 1, 2009, by and among the Company, The NewsMarket, Inc., a Delaware corporation (“NewsMarket”), and TNM Group Incorporated, a Delaware corporation and a wholly-owned subsidiary of NewsMarket (“Merger Sub”), as the Merger Agreement may be amended from time to time, and the Merger contemplated thereby;

2.	To transact such other business as may properly come before the Meeting or any adjournment thereof.

Only stockholders of record at the close of business on August 3, 2009, will be entitled to receive notice of and to vote at the Meeting.  A complete list of stockholders entitled to vote at the Meeting will be maintained at the offices of the Company for a period of at least ten days prior to the Meeting.

We urge you to read the accompanying proxy statement carefully as it sets forth a detailed discussion of the background of and reasons for the proposed Merger as well as the terms of the Merger Agreement and other important information related to the Merger.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ADOPTION OF THE MERGER AGREEMENT.

Your vote is important, regardless of the number of shares of the Company’s common stock you own.  The adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote thereon.  Even if you plan to attend the Meeting in person, we request that you sign and return the enclosed proxy or submit your proxy prior to the Meeting and thus ensure that your shares will be represented at the Meeting if you are unable to attend.  If you fail to return your proxy card and do not attend the Meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the Meeting and will have the same effect as a vote against the adoption of the Merger Agreement.

Stockholders of the Company who do not vote in favor of the adoption of the Merger Agreement will have the right to seek appraisal of the fair value of their shares of the Company’s common stock if they deliver a demand for appraisal before the vote is taken on the Merger Agreement and comply with all requirements of Delaware law, which are summarized in the accompanying proxy statement.

Please do not send any stock certificates at this time.

Your vote is very important.  Whether or not you expect to attend the Meeting, we urge you to read the accompanying Proxy Statement and then complete, sign, date, and return the proxy card in the accompanying envelope as soon as possible so that your shares may be represented at the Meeting.

If your shares are held in “street name” by a broker, your broker will be unable to vote your shares without instructions from you.  You should instruct your broker to vote your shares following the procedures provided by your broker which may include voting electronically on the internet or by telephone.  Failure to instruct your broker to vote your shares will have exactly the same effect as voting against the adoption of the Merger Agreement.

By Order of the Board of Directors,

KENNETH G. TOROSIAN
Chief Financial Officer, Treasurer,
and Secretary

Dated: August __, 2009

THE INFORMATION IN THIS PRELIMINARY PROXY STATEMENT
IS NOT COMPLETE AND IS SUBJECT TO COMPLETION

MEDIALINK WORLDWIDE INCORPORATED
708 THIRD AVENUE
NEW YORK, NEW YORK 10017

PROXY STATEMENT

SPECIAL MEETING OF STOCKHOLDERS

To be held on September __, 2009

This Proxy Statement is furnished to stockholders of Medialink Worldwide Incorporated, a Delaware corporation (the "Company" or "Medialink"), in connection with the solicitation by the Board of Directors of Medialink of proxies for use at its Special Meeting of Stockholders and any adjournments thereof (the "Meeting").  The Meeting is scheduled to be held on September __, 2009, at 10:00 a.m., Eastern Daylight Time, at [Hotel].

INTRODUCTION

The accompanying proxy is solicited by and on behalf of the Board of Directors of Medialink in connection with the Meeting to be held at [Hotel], on September __, 2009 at 10:00 a.m., Eastern Daylight Time, or any adjournment or adjournments thereof.  This Proxy Statement and the accompanying proxy will first be sent to stockholders on or about August _, 2009.

At the Meeting, stockholders will be asked to vote upon: (1) the proposal to adopt the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 1, 2009 by and among Medialink, The NewsMarket, Inc. (“NewsMarket”) and TNM Group Incorporated, a wholly-owned subsidiary of NewsMarket, as the Merger Agreement may be amended from time to time (the “Merger”) and (2) such other business as may properly come before the Meeting and at any adjournments thereof.

Each proxy executed and returned by a stockholder may be revoked at any time thereafter by written revocation, by execution of a written proxy bearing a later date or by attending the Meeting and voting in person.  No such revocation will be effective, however, with respect to any matter or matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such proxy. Where instructions are indicated, proxies will be voted in accordance therewith.

The Board of Directors has fixed August 3, 2009, as the record date (the "Record Date") for the purpose of determining the stockholders entitled to notice of and to vote at the Meeting.  As of such date, there were issued and outstanding and entitled to vote 6,428,059 shares of Medialink’s common stock, each such share being entitled to one vote on each matter properly brought before the Meeting.  A quorum of the stockholders, present in person or by proxy, consists of the holders of a majority of the outstanding shares.

The cost of solicitation of proxies will be borne by NewsMarket.  The Board of Directors may use the services of ______, the individual directors, officers and other regular employees of Medialink to solicit proxies personally or by telephone or facsimile and may request brokers, fiduciaries, custodians, and nominees to send proxies, proxy statements, and other material to their principals and reimburse them for their out-of-pocket expenses.

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this document.  Any representation to the contrary is a criminal offense.

The proxy statement is dated _____________, 2009 and is first being mailed to stockholders on our about ____________, 2009.

SUMMARY TERM SHEET

The following summary highlights selected information in this proxy statement with respect to the special meeting, the merger and the merger agreement and may not contain all of the information that is important to you. You should carefully read this entire proxy statement and its annexes and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the Meeting. Each item in this summary includes a page reference directing you to a more complete description of that topic. See “Where You Can Find More Information” beginning on page 47. References to “Medialink”, “the Company”, “we”, or “us” in this proxy statement refer to Medialink Worldwide Incorporated unless otherwise indicated or the context otherwise requires; all references to “NewsMarket” in this proxy statement refer to The NewsMarket, Inc.; and all references to “Merger Sub” refer to TNM Group Incorporated, a wholly-owned subsidiary of NewsMarket..

The rights and obligations of the parties to the merger are governed by the specific terms and conditions of the merger agreement, and not by the summary or other information contained in this proxy statement.  Therefore, the information in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this proxy statement.  We encourage you to read the merger agreement in its entirety as it is the principal agreement governing the merger.

•  The Parties to the Merger (Page 31)

Medialink Worldwide Incorporated

Medialink Worldwide Incorporated, a Delaware corporation, is a leading provider of media communication services to corporations and other organizations.  We provide news and marketing media strategies and solutions that enable our clients to inform and educate their audiences through various media, including television, radio and the Internet.

The NewsMarket, Inc.

The NewsMarket, Inc., a Delaware corporation incorporated in 2002, is a leading platform used by global brands, governments and non-governmental organizations to communicate with all their key audiences using video. NewsMarket combines award-winning, proprietary technology with a unique, strategic approach to support the marketing programs of the world’s leading brands, including General Motors, Volvo Cars, the U.S. Department of State, IBM, UNICEF, Facebook and Google.

Merger Sub

TNM Group Incorporated, a Delaware corporation and a direct wholly-owned subsidiary of NewsMarket, was formed solely for the purpose of completing the merger and has not engaged in any other business since its organization in June 2009.

•  The Merger (Page 33)

The merger agreement provides that Merger Sub will be merged with and into Medialink, and that Medialink will be the surviving corporation.  In the merger, each outstanding share of Medialink common stock , par value .01 per share, will be converted into the right to receive $0.20 in cash, without interest and less any applicable withholding taxes (other than (i) shares of common stock held by Medialink (or any subsidiary of Medialink) as treasury stock or owned by NewsMarket or Merger Sub, including any shares acquired by NewsMarket or Merger Sub or any other subsidiary of NewsMarket immediately prior to the effective time of the merger and (ii) shares of common stock held by stockholders, if any, who have properly demanded statutory appraisal rights).  If the merger is completed, you will not own any shares of the surviving corporation, which will be a wholly-owned subsidiary of NewsMarket.  See “The Merger Agreement” beginning on page 33 and “The Merger Agreement—Consideration to be Received in the Merger” beginning on page 33.

•  Treatment of Outstanding Options in the Merger (Page 33)

Upon consummation of the merger, each outstanding option to acquire common stock will become fully vested (to the extent not already vested) and will be cancelled and converted into the right to receive a cash payment equal to the number of shares of common stock underlying the option multiplied by the amount, if any, by which $0.20 exceeds the option exercise price, without interest and less any applicable withholding taxes.  See “The Merger—Interests of Medialink’s Directors and Executive Officers in the Merger” and “The Merger Agreement—Treatment of Options” beginning on pages 22 and 33, respectively.

As of the effective time of the merger, Medialink’s Amended and Restated Stock Option Plan, Amended and Restated 1996 Directors Stock Option Plan and Preferred Stock Rights Agreement will be terminated.

•  Conditions to the Merger (Page 38)

The consummation of the merger depends on satisfying or waiving a number of conditions, including the following:

•	the merger agreement must have been approved by the affirmative vote of the holders of a majority of the outstanding shares of common stock;

•	no court injunction, judgment, order or law which prohibits, restrains or renders illegal the consummation of the merger shall be in effect;

•	no governmental or regulatory authority shall have instituted any claim, action, suit, investigation or proceeding for the purpose of enjoining or preventing the merger;

•	all material consents, approvals and licenses required in connection with the merger agreement and for the surviving corporation to conduct its business must have been obtained;

•	we must have taken all action necessary to modify or amend certain severance obligations;

•	we must not have received written demands for appraisal from the holders of more than eight percent (8%) of the common stock;

•	since December 31, 2008, there must not have been a material adverse change in the Company or our business;

•
we must have received the written opinion of North Haven Partners, Inc. that, as of the date of such opinion, the merger consideration to be received by the stockholders is fair from a financial point of view;

•
the respective representations and warranties of Medialink, NewsMarket and Merger Sub in the merger agreement must be true and correct as of the date of the merger agreement and as of the effective date of the merger; and

•	Medialink, NewsMarket and Merger Sub must have performed in all material respects all obligations that each is required to perform under the merger agreement.

See “The Merger Agreement—Conditions to the Merger” beginning on page 38.

•  Non-Solicitation Covenant (Page 39)

The merger agreement provides that, from the date thereof until the effective time of the merger or, if earlier, the termination of the merger agreement, we are generally not permitted to:

•	initiate, solicit, encourage or knowingly facilitate any acquisition proposal or any offer or proposal that may reasonably be expected to lead to an acquisition or other business proposal; or

•	endorse an acquisition proposal other than the offer of NewsMarket and Merger Sub, except under certain circumstances.

Notwithstanding these restrictions, prior to obtaining our stockholders’ approval of the merger agreement, our Board of Directors may withdraw or adversely modify its recommendation of the merger or terminate the merger agreement and enter into an acquisition agreement with respect to an alternative proposal if it determines in good faith that (i) failure to take such action could violate its fiduciary duties and (ii) the alternative proposal would result in a transaction that is more favorable to our stockholders.  In the event the Board of Directors modifies its recommendation, we must comply with certain terms of the merger agreement described under “The Merger Agreement—Termination in Connection with an Acquisition Proposal,” including, if required, paying a termination fee. See page 39.

•  Termination of the Merger Agreement (Page 40)

The merger agreement may be terminated:

•	by mutual written consent of Medialink, NewsMarket and Merger Sub; or

•	by either Medialink or NewsMarket if:

•	the merger is not completed on or before September 30, 2009, so long as the terminating party has not materially breached the merger agreement;

•	our stockholders do not adopt the merger agreement at the Meeting or any adjournment or postponement of the Meeting;

•	any final and nonappealable law, order, judgment, decree, injunction or ruling makes consummation of the merger illegal or otherwise prohibited; or

•	our Board of Directors changes its recommendation regarding the merger as permitted under the merger agreement; or

by NewsMarket, if:

•
we have breached any of our representations, warranties, covenants or agreements under the merger agreement that would result in us not satisfying certain closing conditions and where that breach cannot be cured or is not cured within the earlier of (i) 30 calendar days after written notice of the breach is given to Medialink by NewsMarket and (ii) September 30, 2009; or

•	by Medialink, if:

•
NewsMarket or Merger Sub has breached any of its representations, warranties, covenants or agreements under the merger agreement that would result in them not satisfying certain closing conditions and where that breach cannot be cured or is not cured within the earlier of (i) 30 calendar days after written notice of such breach by Medialink to the party committing the breach and (ii) September 30, 2009.

Medialink, NewsMarket and Merger Sub entered into a consent and waiver whereby NewsMarket and Merger Sub consented to certain actions taken by Medialink after its entry into the merger agreement and also waived any breaches that could be claimed against Medialink as a result of certain actions and occurrences.  See “Consent and Waiver” beginning on page 20.

•  Termination Fees under the Merger Agreement (Page 41)

Medialink may be required to pay a termination fee of $275,000.00 in the event that: (i) the merger agreement is terminated as a result of Medialink’s material (and uncured) breach of its representations and warranties; or (ii) the merger agreement is terminated as a result of Medialink’s Board of Directors changing its recommendation regarding the merger; or (iii) the merger agreement is terminated as a result of Medialink’s stockholders voting against the merger after a proposal that is better than the merger has been made or publicly disclosed by a third party prior to the Meeting and within one year after the Meeting Medialink enters into a definitive agreement with respect to, or consummates such proposal.

NewsMarket may be required to pay a termination fee of $275,000.00 in the event that either: (i) the merger agreement is terminated as a result of NewsMarket’s material (and uncured) breach of its representations and warranties; or (ii) NewsMarket fails to consummate the merger after all of the conditions required to be satisfied by Medialink have been satisfied (or waived by NewsMarket).

•  Specific Performance; Remedies (Page 41)

The payment by Medialink of the termination fee described above is NewsMarket’s sole and exclusive remedy in the event of a breach by Medialink of its representations, warranties, covenants or agreements pursuant to the merger agreement.  In the event NewsMarket breaches its representations, warranties, covenants or agreements pursuant to the merger agreement, Medialink shall be entitled, at its option, to seek to compel the specific performance by NewsMarket of its obligations or, under certain circumstances, to compel the payment of the termination fee described above.  Under certain circumstances, if a party is required to initiate an action to compel the payment of a termination fee and such party prevails, the party seeking to compel may be entitled to the costs and fees of such action.

•  The Meeting (Page 39)

At the Meeting, you will be asked to vote on the proposal to approve the merger agreement. See “Questions and Answers About the Meeting” beginning on page 9 and “Questions and Answers About Merger and the Merger Agreement” beginning on page 10.

•  The Board of Directors and its Recommendation (Page 15)

The Board of Directors unanimously (i) determined that the merger agreement and the merger are advisable and fair to and in the best interests of Medialink and its stockholders, (ii) approved the merger agreement and the transactions contemplated thereby and resolved to recommend that our stockholders adopt the merger agreement and the transactions contemplated thereby, and (iii) directed that such matters be submitted for consideration of our stockholders at the Meeting. For a discussion of the material factors considered by the Board of Directors in reaching its conclusions, see “Special Factors—Reasons for the Merger; Recommendation of Our Board of Directors” beginning on page 15.

Our Board of Directors recommends that Medialink’s stockholders vote “FOR” the adoption of the Merger Agreement.

•  The Preferred Stock Rights Agreement (Page 40)

In connection with the approval of the merger agreement, the Board of Directors approved an amendment to the provisions of the Preferred Stock Rights Agreement, dated as of August 16, 2001, between Medialink and Mellon Investor Services LLC.  The amendment provides that the provisions of the Preferred Stock Rights Agreement are not triggered by the transaction contemplated by the merger agreement and that the Preferred Stock Rights Agreement will terminate upon the effective time of the merger.

•  Share Ownership of Directors and Executive Officers (Page 45)

As of August 3, 2009, the record date, the directors and executive officers of Medialink held and are entitled to vote, in the aggregate, shares of common stock representing approximately 9% of the outstanding shares of the common stock. The directors and executive officers have entered into a voting agreement with NewsMarket and Merger Sub pursuant to which they must vote all of their shares of common stock “FOR” the adoption of the merger agreement.  A copy of the voting agreement is attached hereto as Annex B to this proxy statement.  See “Special Factors – Stockholder Voting Agreement” beginning on page 29.

•  Interests of the Company’s Directors and Executive Officers in the Merger (Page 22)

In considering the proposed merger, you should be aware that some of our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. These interests include, among other things, stock options held by the directors and executive officers, indemnification and insurance arrangements with executive officers and directors, deferral of directors’ fees, and change in control severance benefits that may become payable to certain executive officers.

•  Opinion of North Haven Partners, Inc. (Page 17)

In connection with the proposed merger, on June 29, 2009, the Board of Director’s financial advisor, North Haven Partners, Inc. (“North Haven”), delivered an opinion to the Board of Directors to the effect that, as of the date of the opinion, and based upon and subject to the matters described therein, the merger consideration to be received by holders of the common stock (other than NewsMarket and its affiliates) was fair to such holders from a financial point of view.

The full text of the opinion of North Haven, which sets forth the procedures followed, assumptions made, matters considered and limitations on review undertaken by North Haven, in connection with its opinion, is attached as Annex C to this proxy statement.  North Haven provided its opinion for the information and assistance of the Board of Directors in connection with its consideration of the merger, and the opinion of North Haven is not a recommendation as to how any stockholder should vote or act with respect to any matter relating to the merger. We encourage you to read the opinion carefully and in its entirety. For a more complete description of the opinion and the review undertaken in connection with such opinion, together with the fees payable to North Haven, see “Special Factors—Opinion of Financial Advisor” beginning on page 17.

•  No Financing  (Page 29)

           The merger agreement is not conditioned on the receipt of financing by NewsMarket or Merger Sub.  Medialink and NewsMarket estimate that the total amount of funds necessary to consummate the merger and related transactions, and the payment of customary fees and expenses in connection with the proposed merger, will be approximately $2.275 million, which is expected to be funded by cash on hand.  NewsMarket has represented to Medialink that it has sufficient cash on hand to consummate the merger.

•  No Regulatory Approvals (Page 29)

No federal or state regulatory requirements must be complied with nor must any approvals be obtained in connection with the merger transaction.

•  U.S. Federal Income Tax Consequences (Page 27)

If you are a U.S. holder of the common stock (as defined below), then the merger will be a taxable transaction for U.S. federal income tax purposes. Your receipt of cash in exchange for your shares of common stock in the merger generally will cause you to recognize a gain or loss measured by the difference, if any, between the amount of cash you receive in the merger (determined before the deduction of any applicable withholding taxes) and your adjusted tax basis in the shares of common stock. If you are a non-U.S. holder of the common stock (as defined below), then the merger generally will not be a taxable transaction to you for U.S. federal income tax purposes unless you have certain connections to the United States or certain other conditions are met. Under U.S. federal income tax law, all holders will be subject to information reporting on cash received in the merger unless an exemption applies. Backup withholding may also apply with respect to cash you receive in the merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with the applicable requirements of the backup withholding rules. You should consult your own tax advisor for a full understanding of how the merger will affect your federal, state and local and/or foreign taxes and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of your options to purchase shares of common stock as described in this proxy statement.  See “Special Factors—Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders” beginning on page 27.

•  Appraisal Rights (Page 42)

Under Delaware law, holders of common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed but only if they comply with all requirements of Delaware law, which are summarized in this proxy statement. This appraisal amount could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the merger agreement. Any holder of common stock intending to exercise such holder’s appraisal rights, among other things, must submit a written demand for an appraisal to us prior to the vote on the adoption of the merger agreement and must not vote or otherwise submit a proxy in favor of adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law could result in the loss of your appraisal rights. See “Dissenters’ Rights of Appraisal” beginning on page 42, and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex D to this proxy statement.

•  Market Price of Common Stock (Page 46)

On August ____, 2009, the last full trading day prior to the date of this proxy statement, the closing sale price of the common stock as reported on the Nasdaq Stock Market (“Nasdaq”) was $____ per share.

SUMMARY OF THE SPECIAL MEETING

Special Meeting

The Special Meeting of Stockholders will be held at [Hotel] located at ________________ on September __, 2009 at 10:00 a.m.

Record Date

The date fixed to determine stockholders entitled to notice of and to vote at the Meeting is the close of business on August 3, 2009.

Mailing Date

We anticipate first mailing this proxy statement, the attached Notice of Special Meeting and the enclosed proxy card on or about August __, 2009.

Agenda

The agenda for the Meeting is to:

1.	vote upon a proposal to adopt the merger agreement, dated July 1, 2009, by and among Medialink, NewsMarket and Merger Sub, and the merger contemplated thereby; and

2.	conduct any other business properly before the Meeting or any adjournments or postponements thereof.

Proxy Solicitation

We expect to engage ____________ to assist in the solicitation of proxies for the Meeting for a fee of approximately $________, a nominal fee per stockholder contact, reimbursement of reasonable out-of-pocket expenses and indemnification against certain losses, costs and expenses.

This proxy solicitation is being made by Medialink on behalf of its Board of Directors and is being paid for by NewsMarket.  Our directors, officers and employees may solicit proxies by mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of common stock that the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

Voting of Proxies

Your proxy will be voted in accordance with your instructions; provided that you date, execute and return a proxy card.  If you execute and return your proxy card but provide no specific instructions in the proxy card, your shares will be voted FOR the adoption of the merger agreement.

We do not intend to bring any matters before the Meeting except those indicated in the Notice of Special Meeting and we do not know of any matter that anyone else intends to present for action at the Meeting. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy will be authorized to vote or otherwise act in accordance with their judgment.

Revoking Proxies

You may revoke your proxy at any time before it is voted at the Meeting by:

•	delivering to Kenneth G. Torosian, our Corporate Secretary, a signed, written revocation letter dated later than the date of your proxy;

•	submitting a proxy to Medialink with a later date; or

•	attending the Meeting and voting in person (your attendance at the Meeting will not, by itself, revoke your proxy; you must vote in person at the Meeting to revoke your proxy).

Outstanding Shares

On the record date, there were approximately 6,428,059 shares of our common stock, par value $0.01 per share, outstanding. Our common stock is the only class of our voting securities outstanding.

Quorum

A quorum is established when a majority of shares entitled to vote is present at the Meeting, either in person or by proxy. Abstentions and broker non-votes (as described below under “Required Vote”) are counted for purposes of determining whether a quorum is present.

Voting

Each share of common stock that you hold as of the record date entitles you to one vote on each matter to be voted upon at the Meeting.

Required Vote

The adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of our common stock. Accordingly, with respect to the adoption of the merger agreement, your failure to affirmatively vote in favor of the adoption of the merger agreement will have the same effect as a vote against the adoption of the merger agreement.

For any other item of business properly brought before the Meeting, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval.

Shares Held Through a Bank, Broker or Other Nominee

If you hold your shares in “street name” through a bank, broker or other nominee, such bank, broker or nominee will vote those shares in accordance with your instructions. To so instruct your bank, broker or nominee, you should follow the information provided to you by such entity. Without instructions from you, a bank, broker or nominee will be permitted to exercise its own voting discretion with respect to so-called routine matters but may not be permitted to exercise voting discretion with respect to non-routine matters (such as Proposal No. 1). Thus, if you do not give your bank, broker or nominee specific instructions with respect to a routine matter, your shares will be voted in such entity’s discretion. If you do not give your bank, broker or nominee specific instructions with respect to a non-routine matter (such as Proposal No. 1), your shares will not be voted on such matters.  These shares are called “broker non-votes.”  Shares represented by such broker non-votes will be counted in determining whether there is a quorum. Broker non-votes are not considered votes for or against any particular proposal and therefore will have no direct impact on any proposal. However, with respect to Proposal No. 1, because such matter requires the affirmative vote of holders of a majority of outstanding common stock, broker non-votes will have the same effect as votes against this proposal. We urge you to provide your bank, broker or nominee with appropriate voting instructions so that all your shares may be voted at the Meeting.

ANSWERS TO QUESTIONS YOU MAY HAVE ABOUT THE MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the Meeting. These questions and answers do not address all questions that may be important to you as a Medialink stockholder.  Please refer to the “Summary Term Sheet” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully.

Questions and Answers About the Meeting

Q.	When and where is the Meeting?

A.	The Meeting of stockholders of Medialink will be held on September __, 2009, at 10:00 a.m. (Eastern Daylight Time) at [Hotel].

Q.	What do I need to do now?

A.
Even if you plan to attend the Meeting, after carefully reading and considering the information contained in this proxy statement, if you hold your shares in your own name as the stockholder of record, please complete, sign, date and return the enclosed proxy card in order to have your shares voted at the Meeting. You can also attend the Meeting and vote. If you hold your shares in “street name,” follow the procedures provided by your broker, bank or other nominee.

Q.	How do I vote?

A:	You may vote by:

• signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope;

• if you hold your shares in “street name,” follow the procedures provided by your broker, bank or other nominee.

If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to adopt the merger agreement.

Q.	How can I change or revoke my vote?

A.	You have the right to change or revoke your proxy at any time before the vote taken at the Meeting by:

• delivering to Kenneth G. Torosian, our Corporate Secretary, a signed, written revocation letter dated later than the date of your proxy;

• submitting a proxy to Medialink with a later date; or

• attending the Meeting and voting in person (your attendance at the Meeting will not, by itself, revoke your proxy; you must vote in person at the Meeting to revoke your proxy).

Q.	If my shares are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee vote my shares for me?

A.
If you hold your shares in “street name” through a bank, broker or other nominee, such bank, broker or nominee will vote those shares in accordance with your instructions. To so instruct your bank, broker or nominee, you should follow the information provided to you by such entity. Without instructions from you, a bank, broker or nominee will not be permitted to exercise voting discretion with respect to non-routine matters such as Proposal No. 1 (the proposal to adopt the merger agreement).  Thus, if you do not give your bank, broker or nominee specific instructions with respect to Proposal No. 1, your shares will not be voted on such matter. These shares are called “broker non-votes.” Shares represented by such broker non-votes will be counted in determining whether there is a quorum. Broker non-votes are not considered votes for or against any particular proposal and therefore will have no direct impact on any proposal. However, with respect to Proposal No. 1, because such matter requires the affirmative vote of holders of a majority of outstanding common stock, broker non-votes will have the same effect as votes against this proposal. We urge you to provide your bank, broker or nominee with appropriate voting instructions so that all your shares may be voted at the Meeting.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.
If you also hold shares directly as a record holder, in “street name,” or otherwise through a nominee, you may receive more than one proxy and/or set of voting instructions relating to the Meeting. These should each be voted and/or returned separately as described elsewhere in this proxy statement in order to ensure that all of your shares are voted.

Q.	What happens if I sell my shares before the Meeting?

A.
If you transfer your shares of common stock after the record date but before the Meeting, you will retain your right to vote at the Meeting. However, you will have transferred the right to receive $0.20  per share in cash to be received by our stockholders in the merger, as described under “Questions and Answers About the Merger and the Merger Agreement.” In order to receive the $0.20  per share, you must hold your shares through completion of the merger.

Q.	Will a proxy solicitor be used?

A.
Yes. We expect to engage ______________ to assist in the solicitation of proxies for the Meeting for a fee of approximately $________, a nominal fee per stockholder contact, reimbursement of reasonable out-of-pocket expenses and indemnification against certain losses, costs and expenses.  NewsMarket has agreed to pay for such costs and expenses.

Questions and Answers About the Merger and the Merger Agreement

Q.	What is the proposed merger transaction?

A.
The proposed merger transaction is the acquisition of Medialink by NewsMarket. Once the merger agreement has been adopted by the stockholders and other closing conditions under the merger agreement have been satisfied or waived, Merger Sub, a wholly-owned subsidiary of NewsMarket, will merge with and into Medialink. Medialink will be the surviving corporation and become a wholly-owned subsidiary of NewsMarket after the merger.

Q.	What will I receive in the merger?

A.
Upon completion of the merger, you will be entitled to receive $0.20 in cash, without interest and less any applicable withholding tax, for each share of our common stock that you own, unless you have exercised your appraisal rights with respect to the merger. For example, if you own 100 shares of our common stock, you will receive $20.00 in cash in exchange for your shares of our common stock, less any applicable withholding tax. You will not own any shares in the surviving corporation.

Q.	What vote is required for Medialink’s stockholders to adopt the merger agreement?

A.	An affirmative vote of a majority of the outstanding shares of our common stock is required to adopt the merger agreement.

Q.	How does Medialink’s Board of Directors recommend that I vote on the proposal relating to the merger agreement?

A.
The Board of Directors, after careful consideration of a variety of factors, recommends that you vote “FOR” the proposal to adopt the merger agreement. You should read “Special Factors–Reasons for the Merger; Recommendation of Our Board of Directors” for a discussion of the factors that the Board of Directors considered in deciding to recommend the adoption of the merger agreement.

Q.	What effects will the proposed merger have on Medialink?

A.
As a result of the proposed merger, Medialink will cease to be a publicly-traded company and will be wholly-owned by NewsMarket. You will no longer have any interest in our future operations. Following consummation of the merger, the registration of our common stock and our reporting obligations with respect to our common stock under the Securities Exchange Act of 1934, as amended, will be terminated upon application to the Securities and Exchange Commission. In addition, upon completion of the proposed merger, shares of our common stock will no longer be listed on any stock exchange or quotation system, including Nasdaq.

Q.	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares?

A.
Yes. As a holder of our common stock, you are entitled to appraisal rights under Delaware law in connection with the merger if you comply with all the requirements of Delaware law. See “Dissenter’s Rights of Appraisal” beginning on page 42.

Q.	When is the merger expected to be completed?

A.
We are working toward completing the merger as quickly as possible, and we anticipate that it will be completed as soon as practicable but no later than September 30, 2009. However, the exact timing of the completion of the merger cannot be predicted. In order to complete the merger, we must obtain stockholder approval and the other closing conditions under the merger agreement must be satisfied or waived.  See “The Merger Agreement — Conditions to the Merger” beginning on page 38.

Q.	What happens if the merger is not consummated?

A.
If the merger agreement is not adopted by stockholders or if the merger is not completed for any other reason, stockholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company and our common stock will continue to be listed and traded on Nasdaq.  However, we have received a notice from Nasdaq that because our stockholders’ equity was below the minimum requirement of $2,500,000 for continued listing in the Capital Market in accordance with Nasdaq Marketplace Rule 5550(b)(2), and because our common stock is trading below the minimum $1.00 per share requirement for continued listing in accordance with Nasdaq Marketplace Rule 4310(c)(4), our common stock may be delisted.  We submitted to Nasdaq a plan to regain compliance on May 12, 2009 resulting in the granting by Nasdaq of an extension of time until August 3, 2009 for us to regain compliance.  However, at this time the Company does not believe that it will be able to regain compliance with Nasdaq Marketplace Rule 5550(b)(2), which will lead to the delisting of our common stock.  We may appeal any notice of delisting.  If our common stock is delisted, it may affect the market for, and liquidity of, our common stock.  The Company would continue to incur operating losses based upon its continued decline in revenue and the Company’s costs for regulatory and compliance matters, real estate, and executive management.  Further, Medialink has limited capital resources and there can be no assurance as to Medialink’s ability to continue as a going concern and remain in business.  See “Plans for Medialink if the Merger is Not Approved” beginning on page 21.

Q.	Who can help answer my other questions?

A.
If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of our common stock or need additional copies of the proxy statement or the enclosed proxy card, you may direct such questions or requests to our corporate secretary, Kenneth G. Torosian, Medialink Worldwide Incorporated, 708 Third Avenue, 8th Floor, New York, New York 10017, (212) 682-8300.

FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Exchange Act. Forward-looking statements include information concerning possible or assumed future results of operations of the Company, the expected completion and timing of the Merger and other information relating to the Merger. There are forward-looking statements throughout this proxy statement, including, without limitation, under the headings “Summary Term Sheet,” “Special Factors,” and in statements containing the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates” or other similar expressions. You should be aware that forward-looking statements are based on estimates and assumptions and involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of the Company. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to publicly update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise. In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	the outcome of any legal proceedings that have been or may be instituted against Medialink and others relating to the Merger Agreement;

•	the inability to complete the Merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to consummation of the Merger;

•	the failure of the Merger to close for any other reason;

•	the risk that the proposed transaction disrupts current plans and operations;

•	the effect of the announcement of the Merger on our relationships, operating results and business generally;

•	the ability to recognize the benefits of the Merger;

•	the amount of the costs, fees, expenses and charges related to the Merger; and

•	other risks detailed in our current filings with the SEC, including our most recent filing on Form 10-K. See “Where You Can Find More Information” beginning on page 47.

Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons that actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

SPECIAL FACTORS

Background of the Merger

Our Board of Directors periodically reviews and assesses strategic alternatives available to maximize value to our stockholders.

We have had a history of operating losses and have not reported operating income since the year ended December 31, 2000.  The recent deterioration in worldwide economic conditions has significantly reduced demand for our services and, as a result, we reported an operating loss of approximately $8.3 million and a net loss of approximately $14.6 million in 2008.  Included in such loss were impairment charges of approximately $4.5 million due to our determination that the carrying value of our goodwill and long-lived assets was not recoverable and exceeded the fair value of such assets.  For the three months ended March 31, 2009 we incurred an operating loss of approximately $1.3 million and we expect to incur an operating loss for the three months ended June 30, 2009.

On April 20, 2009 we received notice from the Nasdaq Stock Market (“Nasdaq”) that our stockholders’ equity of $2,181,000 as of December 31, 2008 was below the minimum requirement of $2,500,000 for continued listing on the Capital Market in accordance with Nasdaq Marketplace Rule 5550(b)(2).  We submitted to Nasdaq a plan to regain compliance on May 12, 2009.  Upon review of our plan Nasdaq granted an extension of time until August 3, 2009 for us to regain compliance.  However, at this time the Company does not believe that it will be able to regain compliance with Nasdaq Marketplace Rule 5550(b)(2), which will lead to the delisting of our common stock.  We may appeal any notice of delisting.

In August 2008 we received notice from Nasdaq that for a period of thirty consecutive business days the bid price of our common stock had closed below the minimum $1.00 per share requirement for continued listing in accordance with the Nasdaq Marketplace Rule 4310(c)(4).  In accordance with Nasdaq Marketplace Rule 4310(c)(8)(D), we were provided with a grace period of 180 days to regain compliance.  During this grace period, our common stock continues to be listed on Nasdaq.  Nasdaq has temporarily suspended the $1.00 per share minimum bid price requirement for continued listing through July 31, 2009.  Accordingly, our grace period has been extended through November 30, 2009.

If we are delisted by Nasdaq for failure to comply with the continuing listing standards for stockholders’ equity or minimum bid price, we may trade on an over-the-counter market such as the Pink Quote system (the “Pink Sheets”) or, if there is a market maker for the common stock, the OTCBB (the “Bulletin Board”).  However, such a delisting would adversely affect the price and liquidity of our common stock.

Our annual report on Form 10-K for the year ended December 31, 2008 included an opinion from our independent registered public accounting firm that expressed substantial doubt about the Company’s ability to continue as a going concern.

We have funded our operating losses with existing cash reserves and sales of non-core assets.  Our only remaining business would be disposed of by the Merger, which is the subject of this proxy statement, and our remaining cash reserves are not sufficient to fund anticipated future losses.  Based on our operating performance, current economic conditions, our outlook for the future and our inability to obtain additional capital, we have decided to seek a buyer before it became necessary for us to cease operations.

Management and the Board of Directors have been discussing strategic alternatives for the Company since 2007.  In August 2008, we transferred our 76% ownership interest in TTX (US) LLC and TTX Limited (collectively “Teletrax”) to Philips Electronics North America Corporation and Koninklijke Philips Electronics N.V., respectively.  Teletrax provided digital video tracking services to video content providers.  In October 2008, we sold the client list of Medialink UK Limited (“Medialink UK”) to World Television Group plc and subsequently wound down that operation.  Medialink UK was our UK-based media communications services provider.

We have investigated various strategic alternatives for our US-based media communications service business, including a potential sale.  We had numerous discussions with a variety of companies and eventually determined that the opportunity presented by the Merger was in the best interests of the Company and our stockholders.

In June 2008 we had discussions with NewsMarket about a potential transaction that were not productive.  However, on January 30, 2009 NewsMarket indicated its interest in the Company once again during a telephone call with Laurence Moskowitz, the Company’s President and Chief Executive Officer.  On February 2, 2009, Laurence Moskowitz and Kenneth Torosian, the Company’s Chief Financial Officer briefed Harold Finelt, an independent member of the Board, and Company counsel, Tashlik, Kreutzer, Goldwyn & Crandell P.C. (“TKGC”), on the renewed interest of NewsMarket.  On March 4, 2009 a meeting was held between NewsMarket representatives Jordan Levy, Scott English, Adam Marcus, and James Lonergan and Company representatives Laurence Moskowitz, Kenneth Torosian, and Jeffrey Stone, an independent Board member.  Mr. Levy is a partner at Softbank Capital, Mr. English is an SVP Strategic Investments at Hearst Interactive Media, and Mr. Marcus is a senior associate at Battery Ventures.  Softbank Capital, Hearst Interactive Media, and Battery Ventures are stockholders of NewsMarket.  Mr. Lonergan was a consultant to NewsMarket who has subsequently become the President and Chief Executive Officer of NewsMarket.  During the course of the meeting, the parties discussed our business, financial condition, operating trends and explored a potential transaction.  NewsMarket had previously executed a confidentiality agreement on April 29, 2008 which provided, among other things, for NewsMarket to hold confidential any information it received from us, to not poach any Company employee for two years from the date of the confidentiality agreement, and to not acquire any securities of the Company for a period of one year from the termination date of the confidentiality agreement.

On March 6, 2009 our Board held a telephonic meeting to discuss a potential transaction with NewsMarket and authorized management and Messrs. Finelt and Stone to continue discussions with NewsMarket.  On March 10, 2009 Kenneth Torosian met with representatives of NewsMarket (Nick Abramovich, Chief Operating Officer and Chief Financial Officer, Mr. Lonergan and Tarang Shah, a Softbank Capital analyst) to discuss due diligence matters, potential synergies of the combined entity and a possible structure for the transaction.

On March 12, 2009 Messrs. Finelt and Levy met in Santa Monica, California to discuss a possible structure for the transaction, personnel issues, price, and pricing mechanisms.  The next day Mr. Finelt reviewed his discussions with management and recommended that we proceed with NewsMarket’s due diligence requests.  Thereafter, we complied with NewsMarket’s due diligence requests and had various meetings and telephone conferences to discuss the material supplied by us to a virtual data room for review by NewsMarket.  During that time, Messrs. Finelt and Torosian informed the individual members of the Board of the progress being made and the anticipated terms of a proposed Letter of Intent (“LOI”) that was expected from NewsMarket.

At its meeting on March 20, 2009 the Board continued to discuss the merits of the expected NewsMarket offer.  During April there were many meetings and telephone calls between representatives of Medialink and NewsMarket discussing the due diligence materials, strategic fit, and the operational and financial condition of the Company.  Throughout this period Messrs. Finelt and Torosian continued to update the individual members of the Board on the progress being made and the open issues.

On April 27, 2009 we received a draft LOI from NewsMarket containing the terms and conditions of its offer to acquire Medialink.  The LOI was reviewed by Messrs. Moskowitz, Torosian, Finelt and Theodore Tashlik, a member of the Board and of TKGC.  They held numerous telephone conferences on April 27, 28 and 29, 2009, and on April 29, 2009 held a conference call with representatives of NewsMarket and its counsel, Lippes, Mathias, Wexler & Friedman (“LMWF”).  On that call we proposed various changes to the LOI that were discussed at length.

We received a revised draft LOI from NewsMarket on May 1, 2009 after further discussions between Messrs. Finelt and Lonergan.  That afternoon Messrs. Finelt, Torosian and Tashlik held a conference call to review and discuss the LOI.  After further discussions on May 4, 2009, we sent to NewsMarket proposed changes to the LOI.  Also, on that date there were further discussions and a meeting between us and NewsMarket to discuss opportunities available to the combined companies.

On May 5, 2009 Messrs. Finelt, Torosian, Lonergan and Abramovich held a conference call to discuss the revised LOI.  On that date and on May 6, 2009 there were also continued meetings between us and NewsMarket regarding sales opportunities, technology platforms, network infrastructure, business conditions, personnel and administrative matters, and the outlook for the combined companies.

On May 7, 2009 our Board met to discuss the status of the NewsMarket offer and the most recent draft LOI.  The Board was not favorably disposed to act on the LOI and requested Messrs. Finelt and Torosian to negotiate a superior offer.  At that time the Board was also considering a competing offer.

On May 11, 2009 Messrs. Torosian and Lonergan discussed additional changes to the LOI and on May 12, 2009 Messrs. Finelt and Lonergan had discussions with respect to certain Company perceived defects in the LOI.  Later that day we sent NewsMarket a revised version of the LOI.

On May 14, 2009 we received a new version of the LOI from NewsMarket, and Messrs. Finelt, Torosian and Tashlik reviewed the revised proposal.  Mr. Torosian circulated the LOI to the Board as well as a proposed letter of intent from another company and a comparison of the offers.  That evening the Board met telephonically to review the situation and decided that the latest iteration of the NewsMarket LOI was not satisfactory and asked that changes be made to enhance the offer and provide assurance that any proposed transaction could be consummated.  Later that evening we sent NewsMarket our proposed changes to the LOI.  On May 15, 2009 NewsMarket provided their final LOI for consideration by our Board.

On May 18 and 19, 2009 our Board met telephonically to discuss the strategic alternatives available to us.  On May 20, 2009 Messrs. Finelt and Levy discussed the terms and conditions of the proposed LOI.  Later that evening, the Board again met telephonically and after further discussion voted to reject the NewsMarket offer.  This was communicated to Mr. Lonergan by Mr. Finelt on May 21, 2009.  On May 22, 2009 NewsMarket initiated a conference call with us at which time Messrs. Finelt and Torosian reviewed with Messrs. Levy, Lonergan and Abramovich the Board’s concerns with respect to the NewsMarket offer.  During that call, NewsMarket agreed to revise its offer and asked us to provide a marked-up version of the LOI reflecting the revised offer.  Later that day we provided NewsMarket with a revised LOI.

On May 26, 2009 NewsMarket notified us that it was in agreement with the revised LOI and later that day provided us with an execution copy of the LOI.  Mr. Torosian circulated the execution copy of the LOI to the Board together with a comparison of another offer that the Board was considering.  Later that evening the Board held a teleconference meeting and after due consideration and discussion voted to authorize the execution of the NewsMarket LOI and to enter exclusive negotiations relating to the Merger.  On May 27, 2009 the non-binding LOI was executed by both parties.

Thereafter, and continuing to the date hereof, representatives of the Company and NewsMarket have continued to meet and discuss telephonically various business, operational, administrative and personnel issues.

On June 3, 2009 NewsMarket provided us with a draft of the proposed Merger Agreement and on June 4, 2009 Messrs. Finelt, Torosian and TKGC met telephonically to review their respective comments with respect to the document.  On June 8, 2009 we and our counsel commenced negotiations on the Merger Agreement with NewsMarket and its counsel and on June 10, 2009 sent a revised Merger Agreement to NewsMarket.

On June 11, 2009 we engaged North Haven Partners, Inc. (“North Haven”) to review the proposed transactions with a view to rendering its opinion, from a financial point of view, as to whether the consideration to be offered to our stockholders in the proposed Merger was fair to our stockholders.

From June 11, 2009 until July 1, 2009 we continued to negotiate with NewsMarket and its counsel and exchanged drafts of the Merger Agreement and other operative agreements and documents.

During this time we also engaged in negotiations with the holders of our variable rate convertible debentures which resulted in the extinguishment of that debt.  Subsequently, we settled various claims made by such holders and repurchased warrants held by them.  See “Settlement of Existing Indebtedness” beginning on page 20.

On June 26, 2009, we agreed on a price of $0.20 per share.  On June 29, 2009 our Board held a telephonic meeting at which time North Haven reviewed with our Board its analysis, from a financial point of view, as to the fairness of the Merger consideration.  After further discussion, our Board approved the Merger and the Merger Agreement and other operative documents and agreements.

On July 1, 2009, we executed the Merger Agreement and publicly announced the Merger.

Reasons for the Merger; Recommendation of Our Board of Directors

The Board of Directors

The Board of Directors unanimously determined that the Merger Agreement and Merger were advisable and fair to and in the best interests of the Company and our stockholders.  The Board of Directors unanimously recommended that it authorize and approve and declare advisable the Merger Agreement and the Merger and that the Company’s stockholders adopt the Merger Agreement.

In the course of reaching its determinations, the Board of Directors considered the following substantive factors and potential benefits of the Merger, each of which it believed supported its decision:

•	the fact that NewsMarket was the best competitive bid received;

•	the Board of Directors’ belief that its process was designed to maximize value for the stockholders of the Company;

•
the fact that the Merger consideration is all cash, so that the transaction allows the Company’s stockholders to immediately realize a fair value, in cash, for their investment and provides such stockholders certainty of value for their shares;

•	the information contained in the fairness opinion of North Haven, dated June 29, 2009;

•
the fact that NewsMarket executed confidentiality agreements, provided preliminary indications of interest, received extensive diligence information and participated in diligence meetings with the Company’s management;

•
the current and historical market prices of the Company’s common stock and the potential delisting of the Company’s common stock by Nasdaq, which could depress the price and impair the liquidity of our common stock;

•	Management’s operating and financial presentations;

•	the efforts made by management to negotiate and execute a Merger Agreement containing financial and other terms that were favorable to the Company;

•
the financial and other terms and conditions of the Merger Agreement, including the fact that the Merger was not subject to a financing condition, and the fact that all terms and conditions of the Merger Agreement were the product of arm’s length negotiation between the parties;

•	the likelihood that the Merger will be completed;

•	the fact that our stockholders will have the opportunity to approve or reject the Merger at the meeting of stockholders called and held for that purpose;

•
if the Merger is approved, the availability of appraisal rights to holders of the common stock who comply with all of the required procedures under Delaware law, which allows such holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery; and

•	the commitment made by NewsMarket to fund certain obligations of Medialink, including severance benefits; and

•
the fact that the Company is contractually entitled to a $275,000 termination fee if NewsMarket and Merger Sub do not consummate the Merger (assuming all conditions thereto have been met by the Company or otherwise waived) or otherwise breach the Merger Agreement.

In addition to the factors set forth above, the Board of Directors considered the following substantive factors, among others, in initially deciding to recommend a sale of the Company pursuant to the Merger Agreement.

•
its belief that a sale of the Company was more favorable to our stockholders than the alternative of remaining a stand-alone, independent company because of the uncertain returns to our stockholders if the Company remained independent in light of (i) the Company’s business, operations, financial condition, strategy and prospects, (ii) recent and anticipated future operating losses and the risks involved in achieving those results, (iii)  the financial condition of the Company, (iv) the potential delisting of our common stock by Nasdaq, (v) the substantial costs of remaining a publicly-traded company; (vi) industry trends and (vii) general industry, economic, market and regulatory conditions, both on an historical and on a prospective basis;

•	its belief that a sale of the Company was more favorable to our stockholders than the potential value that might result from a possible bankruptcy filing;

•	the likely negative impact on the market price of the common stock from our anticipated second quarter 2009 earnings and management’s estimates of our future financial performance;

•	the competitive landscape of the market in which the Company operates and its positions in such market;

•
the views expressed by the Company regarding the risks associated with remaining independent, including trends expected to continue to confront the industry and the recommendation of management that a sale transaction be pursued.

The Board of Directors also considered a variety of risks and other potentially negative factors concerning the Merger Agreement and the Merger, including the following:

•
the risks and costs to the Company if the Merger is not completed, including the diversion of management attention, the potential effect on the Company’s business, and the likely negative effect on the trading price of the common stock;

•
the fact that the Company’s stockholders will not participate in any future earnings or growth of the Company and will not benefit from any appreciation in value of the Company, including any appreciation in value that could be realized as a result of improvements in the Company’s operations;

•
the fact that some of the Company’s executive officers and directors have interests in the Merger that are different from, or in addition to, those of the Company’s stockholders generally (see “Interests of Medialink’s Directors and Executive Officers in the Merger”);

•
the restrictions on the conduct of the Company’s business prior to completion of the Merger, requiring the Company to conduct its business only in the ordinary course, subject to specific limitations, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the Merger;

•	the fact that the Merger Agreement did not provide for a go-shop period;

•	the fact that an all cash transaction would be taxable to the Company’s stockholders that are U.S. persons for U.S. federal income tax purposes;

•
the fact that while the Merger is expected to be completed, there is no assurance that all conditions to the parties’ obligations to complete the Merger will be satisfied or waived, and as a result, it is possible that the Merger might not be completed even if approved by the Company’s stockholders; and

•	the fact that there is a risk that NewsMarket will not be able to consummate the Merger.

The foregoing discussion summarizes the material factors considered by the Board of Directors in its evaluation of the Merger Agreement and the Merger. After considering these factors, the Board of Directors concluded that the positive factors relating to the Merger Agreement and the Merger outweighed the potential negative factors. In view of the wide variety of factors considered by the Board of Directors and the complexity of these matters, the Board of Directors did not find it practicable to quantify or otherwise assign relative weights to any of the foregoing factors.

The Board of Directors, by unanimous action of all members (i) determined that the Merger Agreement and the Merger are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved the Merger Agreement and the Merger, and (iii) recommended that the Company’s stockholders adopt the Merger Agreement.

Our Board of Directors recommends that you vote “FOR” the adoption of the Merger Agreement.

Opinion of Financial Advisor

On June 11, 2009 the Board of Directors engaged North Haven Partners, Inc. (“North Haven”) to act as its financial advisor with respect to its evaluation of strategic alternatives for Medialink.  Mr. Finelt had discussions with six firms to determine which firm the Company would retain as a financial advisor.  Factors considered in the selection of the firm were pricing, experience and timing of the delivery of a fairness opinion.  After consultation with the other members of the Audit Committee, Mr. Finelt selected North Haven to be the Company’s financial advisor.

North Haven was established in 1999 to provide investment banking services to middle market companies.  Its partners have three decades of experience working with traditional media, digital media, the Internet, software and technology-enabled business services.  North Haven provides a full range of financial advisory services, contributing domain expertise, industry and financial relationships and market knowledge.  North Haven has closed over 35 transactions to date, including M&A and advisory assignments.

No material relationship has existed among North Haven, NewsMarket and us for the past two years.  North Haven will receive a fee for its services and reimbursement for certain out-of-pocket expenses which are not contingent upon the consummation of the Merger.  Medialink has agreed to indemnify North Haven for certain liabilities arising in connection with its opinion.

On June 26, 2009 North Haven rendered its opinion to the Board of Directors that, as of such date, and based on and subject to the matters stated in its opinion, from a financial point of view, the consideration to be offered to Medialink’s stockholders in the Merger was fair to such stockholders.

The full text of North Haven’s written opinion, dated June 26, 2009, is attached as Annex C to this proxy statement. Stockholders are encouraged to read North Haven’s opinion carefully and in its entirety for a description of the assumptions made, factors considered and limitations on the review undertaken by North Haven in rendering its opinion. The following is a summary of North Haven’s opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

North Haven’s advisory services and opinion were provided for the information and assistance of the Board of Directors in connection with its consideration of the Merger. North Haven’s opinion is not intended to be and does not constitute a recommendation to any Medialink stockholder as to how such stockholder should vote in connection with the Merger. North Haven was not requested to opine as to, and North Haven’s opinion does not address, Medialink’s underlying business decision to proceed with or effect the Merger.

In arriving at its opinion, North Haven reviewed, considered and analyzed, among other things:

•	a draft version of the Merger Agreement and the terms of the Merger;

•	publicly available information concerning Medialink;

•	relevant financial and operating data of Medialink furnished by Medialink;

•	the historical stock prices and trading volumes of Medialink’s common stock;

•	the results of discussions with members of Medialink’s management concerning the current operations of and future business prospects for Medialink;

•	the financial forecasts with respect to Medialink prepared by Medialink’s management and discussions with members of Medialink’s management concerning those forecasts;

•	a comparison of certain publicly available financial data of companies whose securities are traded in the public markets and that North Haven deemed relevant to its analysis;

•	the financial terms and certain business combinations that North Haven deemed generally relevant; and

•	such other financial studies and analyses and such other matters as North Haven deemed appropriate.

In arriving at its opinion, North Haven assumed and relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by North Haven without assuming any responsibility for independent verification of such information.  North Haven assumed the accuracy of the representations and warranties contained in the Merger Agreement and all agreements related thereto.  In addition, North Haven assumed that the Merger will be consummated upon the terms and subject to the conditions set forth in the draft Merger Agreement, without waiver, modification or amendment of any material term, condition or agreement thereof.  North Haven further assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Medialink or the contemplated benefits of the Merger.  With respect to the financial forecasts for Medialink provided to North Haven by Medialink’s management, North Haven assumed, based upon discussions with management, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management, at the time of preparation, of the future operating and financial performance of Medialink.  North Haven expressed no opinion with respect to any of such forecasts or estimates or the assumptions on which they were based.  In its analyses, North Haven assumed that prior to the Merger, Medialink would negotiate a compromise and settlement with the holders of its Variable Rate Convertible Debentures, as amended, due June 30, 2010, with an outstanding face value of $2,650,000 (the “Debentures”), pursuant to which Medialink would pay such holders $1,590,000 in full settlement of all claims relating to the Debentures and would amend certain terms of the warrants to purchase Medialink’s common stock.

In arriving at its opinion, North Haven did not assume any responsibility for or did not make or did not obtain any independent evaluation or appraisal and did not conduct a physical inspection of Medialink’s assets or liabilities.  North Haven did not evaluate the solvency or fair value of Medialink under any state or federal laws relating to bankruptcy, insolvency or similar matters.  North Haven’s opinion is based on economic, monetary and market conditions as they exist and can be evaluated as of June 26, 2009.  North Haven assumed no responsibility to update or revise its opinion based upon circumstances and events occurring after June 26, 2009.  North Haven’s opinion was limited to the fairness, from a financial point of view, to the holders of common stock of the Merger consideration to be received by such holders pursuant to the Merger Agreement.  North Haven expressed no opinion as to the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of Medialink, or as to Medialink’s underlying business decision to engage in the Merger or the relative merits of the Merger as compared to other business strategies that might be available to Medialink.  In addition, North Haven did not express an opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by any officers, directors or employees of any party to the Merger, or any class of such persons, relative to the Merger consideration to be received by the holders of common stock pursuant to the Merger Agreement or with respect to the fairness of any such compensation..  The Board of Directors imposed no limitations on North Haven with respect to the scope of the investigations made or procedures followed in rendering its opinion, except North Haven was not authorized to solicit any indication of interest from any third party with respect to the purchase of all or any portion of Medialink’s business.

The following is a summary of the material financial analyses used by North Haven in connection with providing its opinion to the Board of Directors.

North Haven considered historical data with regard to the trading prices of shares of Medialink’s common stock.  In order to assess how the public market values shares of similar publicly traded companies, North Haven, based on its experience with companies in the same industry, reviewed and compared specific financial and operating data relating to Medialink with selected companies that North Haven deemed comparable to Medialink. In connection with the review of the Merger by the Board of Directors, North Haven performed financial analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description.

The terms of the Merger were determined through arm’s length negotiations between the Board of Directors and its advisors and NewsMarket and its advisors and were unanimously approved by Medialink’s Board of Directors.  North Haven did not recommend any specific amount or form of consideration to Medialink or that any specific amount or form of consideration constituted the only appropriate consideration for the Merger. North Haven’s opinion was provided to the Board of Directors to assist it in its consideration of the proposed Merger. North Haven’s opinion does not address any other aspect of the proposed Merger and does not constitute a recommendation to any stockholder as to how to vote or to take any other action with respect to the Merger. North Haven’s opinion was one of the many factors taken into consideration by the Board of Directors in making their unanimous determinations to recommend approval of the Merger Agreement. North Haven’s analyses summarized above should not be viewed as determinative of the opinion of the Board of Directors with respect to the value of Medialink or of whether the Board of Directors would have been willing to agree to a different amount or form of consideration.

Delisting and Deregistration of Common Stock

The Company’s common stock has traded on the Capital Market of the Nasdaq Stock Market (“Nasdaq”) since July 31, 2008, and traded on the Global Market of Nasdaq prior to such time.  The Company’s common stock trades under the symbol MDLK.

In August 2008, the Company received notice from Nasdaq that for a period of thirty consecutive business days the bid price of the Company’s common stock had closed below the minimum $1.00 per share requirement for continued listing in accordance with the Marketplace Rule 4310(c)(4).  In accordance with Nasdaq Marketplace Rule 4310(c)(8)(D), the Company has been provided with a grace period of 180 days to regain compliance.  During this grace period, the Company’s common stock continues to be listed on Nasdaq.  Nasdaq has temporarily suspended the $1.00 per share minimum bid price requirement for continued listing through July 31, 2009.  Accordingly, the Company’s grace period has been extended through November 30, 2009.

On April 20, 2009, we received notice from Nasdaq that the Company’s stockholders’ equity of $2,181,000 as of December 31, 2008, was below the minimum requirement of $2,500,000 for continued listing on the Capital Market in accordance with Nasdaq Marketplace Rule 5550(b)(2).  Pursuant to Nasdaq Marketplace Rule 5810(c)(2)(C), the Company submitted a plan to regain compliance.  Upon review of the Company’s plan, Nasdaq granted an extension of time until August 3, 2009 for the Company to regain compliance or issue a notice of delisting.  At this time, the Company does not believe that it will be able to regain compliance with Nasdaq Marketplace Rule 5810(c)(2)(C), which will lead to the delisting of the Company’s common stock.  If our common stock is delisted, it may affect the market for, and liquidity of, our common stock.

Settlement of Existing Indebtedness

In November, 2004 we entered into a definitive agreement with certain institutional investors for the private placement of $5 million of our securities, consisting of five-year, redeemable, subordinated unsecured debentures bearing a variable interest rate of the higher of 7% or 450 basis points above LIBOR for the first three years and an adjusted rate thereafter (the “Debentures”). The Debentures were convertible into common stock at a conversion price of $4.05, a premium of 23% over the closing price of the Company’s common stock on November 8, 2004. In addition, we agreed to issue to the investors warrants to purchase an aggregate of 582,929 shares of the Company’s common stock at an exercise price of $3.99 per share.

In October 2008, we entered into amendment and waiver agreements with each of the holders of the Debentures pursuant to which we made a payment of $2,000,000, $1,700,000 of which was applied to principal outstanding and $300,000 of which satisfied our future interest obligations on the Debentures for the fifteen-month period following the payment date.  We also amended the exercise price from $3.99 to $0.50 on 524,637 of the outstanding warrants.  In exchange, the maturity date of the Debentures was extended to June 30, 2010, and certain definitions relating to events of default under the Debentures were modified.

On June 30, 2009, we purchased the Debentures from the holders for $1,590,000 in exchange for the extinguishment of all obligations relating to the Debentures and amended certain terms of the warrants to purchase our common stock.  Had we not repurchased the Debentures, the holders would have been entitled to receive $2,650,000 on June 30, 2010, the due date for such Debentures.

On July 2, 2009, we were notified that the former Debenture holders intended to file a complaint seeking to block the Merger.  We denied the former Debenture holders’ claims in their entirety.  However, we believed that it was in the best interests of the Company and its stockholders to settle the claims of the former Debenture holders based on several factors.  Such factors included:  (i) the fact that any settlement would not affect the Merger consideration of $0.20 per share; (ii) the possibility that the Merger could be delayed for a substantial period of time; (iii) the expense of litigation; (iv) the possibility that we would not have sufficient funds to continue to conduct our business; and (v) the possibility that NewsMarket would exercise its right to terminate the Merger Agreement.

On July 27, 2009, we entered into an agreement and general release with the former Debenture holders pursuant to which we paid $515,000 to the former Debenture holders in exchange for a general release of any and all claims that were made or could be made against us or against NewsMarket or Merger Sub and each of their respective affiliates.  In addition, we released all claims against the former Debenture holders and paid $10,000 in the aggregate to repurchase the outstanding warrants held by the former Debenture holders.

NewsMarket and Merger Sub consented to the agreement and general release we entered into with the former Debenture holders (see “Consent and Waiver” below).  In addition, NewsMarket and Merger Sub agreed to assume up to an additional $150,000 of our obligations at closing in excess of what had been anticipated.

Consent and Waiver

Concurrent with us entering into the agreement and general release with the former Debenture holders, we entered into a Consent and Waiver with NewsMarket and Merger Sub pursuant to which NewsMarket and Merger Sub consented to our actions taken in connection with the agreement and general release.  NewsMarket and Merger Sub also waived any possible breaches of our representations and covenants relating thereto and agreed that neither the events leading up to the agreement and general release nor our actions taken in connection with the agreement and general release would give rise to any right of NewsMarket or Merger Sub to terminate the Merger Agreement or claim a right to a termination fee.

In addition, NewsMarket and Merger Sub agreed to assume up to an additional $150,000 of our obligations at closing in excess of what had been anticipated.

Plans for Medialink After the Merger

If the Merger Agreement is adopted by Medialink stockholders and certain other conditions to the closing of the Merger are either satisfied or waived, Merger Sub will be merged with and into Medialink and Medialink will be the surviving corporation.  The separate corporate existence of Merger Sub will cease and Medialink will continue its corporate existence under Delaware law as the surviving corporation in the Merger. Upon consummation of the Merger, the certificate of incorporation and by-laws of the surviving corporation will be the certificate of incorporation and by-laws of Merger Sub, except that the name of the surviving corporation will be “Medialink Worldwide Incorporated”.

Following the Merger, the equity of the surviving corporation will be wholly-owned by NewsMarket and none of Medialink’s current stockholders will have any equity interest or voting rights in the surviving corporation. If the Merger is completed, NewsMarket will be the sole beneficiary of the surviving corporation’s future earnings and growth, if any, and will be entitled to vote on corporate matters affecting the surviving corporation following the Merger. Similarly, NewsMarket will also bear the risks of ongoing operations, including the risks of any decrease in the surviving corporation’s value after the Merger.

Upon consummation of the Merger, Medialink’s common stock will cease to be publicly traded. Following the consummation of the Merger, the registration of Medialink’s common stock and Medialink’s reporting obligation under the Securities Exchange Act of 1934 (the “Exchange Act”) with respect to Medialink’s common stock will be terminated upon application to the Securities and Exchange Commission (the “SEC”). In addition, upon consummation of the Merger, Medialink’s common stock will no longer be listed on any exchange or quotation system, including Nasdaq, and price quotations will no longer be available. Medialink will not be subject to the obligations and constraints, and the related direct and indirect costs, associated with having publicly traded equity securities. Upon consummation of the Merger, Medialink will have no public stockholders and no public participation in any future stockholder meetings. Medialink intends to hold an annual meeting of stockholders in 2009 only if the Merger is not completed by September 30, 2009.

None of the current directors of Medialink will remain directors of the surviving corporation. In connection with the Merger Agreement, Medialink entered into separation and release agreements with each of Messrs. Moskowitz, Thomas and Torosian. The effectiveness of each agreement is conditioned upon the consummation of the Merger. See “Interests of Medialink’s Directors and Executive Officers in the Merger” beginning on page 22.

Following the consummation of the Merger, the management and/or Board of Directors of the surviving corporation may initiate a review of the surviving corporation and its assets, corporate and capital structure, capitalizations, operations, business, properties and personnel to determine what changes, if any, would be desirable following the Merger to enhance the business and operations of the surviving corporation. As a result of this review, the surviving corporation may engage in various transactions if the management or board of directors of the surviving corporation decides that such transactions are in the best interest of the surviving corporation. The surviving corporation expressly reserves the right to make any changes it deems appropriate in light of such evaluations and review or in light of future developments.

Plans for Medialink if the Merger is Not Approved

If the Merger Agreement is not approved and the Merger is not consummated, Medialink would continue to operate as an independent entity.  The Company would face various uncertainties in such an event, including the following:

•	The Company has limited capital resources and there can be no assurance as to the Company’s ability to continue as a going concern and remain in business.

•
The inability of the Company to obtain additional sources of capital, including new financing or equity investments, given the current economic environment, limited availability in the capital markets and the Company’s business outlook.

•	The potential cost or dilution of any new financing or equity investment.

•	The ability of the Company to find an alternative buyer given its recent efforts to sell the Company that resulted in the proposed Merger being the best offer.

•	The Company would remain publicly traded and would continue to incur significant regulatory and compliance costs.

•	The Company would continue to incur operating losses based upon its continued decline in revenue and the Company’s costs for regulatory and compliance matters, real estate, and executive management.

•
The Settlement Agreements entered into with the Company’s current executive officers (see “Interests of Medialink’s Directors and Executive Officers in the Merger”) would be null and void, resulting in any change-in-control transaction other than the Merger requiring significantly higher payments due under the executive officers’ employment agreements.

Certain Effects of the Merger

If the Merger Agreement is approved by our stockholders and the other conditions to the closing of the Merger are either satisfied or waived, Merger Sub will be merged with and into Medialink, the separate corporate existence of Merger Sub will cease and Medialink will continue its corporate existence under Delaware law as the surviving corporation in the Merger. Upon consummation of the Merger, the certificate of incorporation and by-laws of the surviving corporation will be the certificate of incorporation and by-laws of Merger Sub, except that the name of the surviving corporation will be “Medialink Worldwide Incorporated”. As a result of the proposed Merger, Medialink will cease to be a publicly-traded company and will be wholly-owned by NewsMarket. Our stockholders immediately prior to the closing of the Merger will no longer have any interest in future earnings or growth in the surviving corporation.  Following consummation of the Merger, the registration of our common stock and our reporting obligations with respect to our common stock under the Exchange Act will be terminated upon application to the SEC. In addition, upon completion of the proposed Merger, shares of our common stock will no longer be listed on Nasdaq or any other stock exchange or quotation system.

Upon consummation of the Merger, each outstanding share of Medialink common stock will be converted into the right to receive $0.20 in cash, without interest and less any applicable withholding taxes. At the effective time of the Merger, all outstanding stock options under our Amended and Restated Stock Option Plan and Amended and Restated 1996 Directors Stock Option Plan (whether vested or unvested) will be cancelled and converted into the right to receive a cash payment equal to the number of stock options multiplied by the amount, if any, by which $0.20 exceeds the applicable exercise price of such options.

Following the Merger, the entire equity in Medialink will be owned by NewsMarket, and NewsMarket will have the right to vote on corporate matters affecting Medialink following the Merger. If the Merger is completed, the surviving corporation will be the sole beneficiary of future earnings and growth and will also bear the risks of ongoing operations including the risks of any decrease in our value after the Merger and the other risks related to the operation of Medialink.

In connection with the Merger, certain of Medialink’s directors and officers will receive benefits in connection with the Merger that are different from, or in addition to, the benefits and obligations of our stockholders generally, as described in more detail under “Interests of Medialink’s Directors and Executive Officers in the Merger” beginning on page 22.

In connection with the Merger, there may be certain material U.S. federal income tax consequences to our stockholders. The receipt of cash in exchange for shares of our common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes, as described in more detail under “Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders” beginning on page 27.

Interests of Medialink’s Directors and Executive Officers in the Merger

In considering the recommendations of the Board of Directors, Medialink’s stockholders should be aware that certain of Medialink’s directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of Medialink’s stockholders generally.  These interests include, among other things, stock options held by the directors and executive officers, change in control severance benefits that may become payable to certain executive officers, indemnification and insurance arrangements with executive officers and directors, and deferral of directors’ fees.

The Board of Directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decisions to approve the Merger Agreement and to recommend that our stockholders vote in favor of adopting the Merger Agreement.

Treatment of Stock Options

As of August 3, 2009, there were approximately 413,917 shares of common stock issuable pursuant to stock options granted under our stock option plans to our current executive officers and directors. Each outstanding option held by an executive officer or director as of the effective time of the Merger, to the extent not already vested, will become fully vested and will be cancelled and converted into the right to receive a cash payment equal to the number of shares of common stock underlying the option multiplied by the amount, if any, by which $0.20 exceeds the option exercise price, without interest and less any applicable withholding taxes.  The only options for which payment will be received in connection with the Merger are an aggregate of 24,000 options with an exercise price of $0.06 that were granted to our non-management directors in January 2009.  All other options have an exercise price exceeding $0.20 per share, and thus will be canceled and will receive no consideration as a result of the Merger.

Potential Payments on Termination or Change-in-Control

In connection with the Merger, we entered into a Separation Agreement and General Release (“Separation Agreement”) with each of our current executive officers.  The Separation Agreements, which were effective upon signing of the Merger Agreement and which will be null and void if the Merger is not consummated by December 31, 2009, modified the terms of the executive officers’ employment agreements to, among other things, reduce the change-in-control payments to be paid to each executive officer upon consummation of the Merger.  The maximum amounts to be paid to each executive officer at the effective time of the Merger under the Separation Agreement and the maximum amount that would have been paid to each executive officer under the employment agreement had such officers not entered into the Separation Agreement is summarized in the following table.

	Laurence Moskowitz		Lawrence Thomas		Kenneth Torosian
	Settlement Agreement – Maximum [1]	Employment Agreement	Settlement Agreement – Maximum [1]	Employment Agreement	Settlement Agreement – Maximum [1]	Employment Agreement

Severance	$444,000 [1]	$1,332,000	$150,000 [1]	$258,000	$620,000 [1]	$940,000
Health benefits subsidy	-	12,348	-	12,348	-	18,522
Outplacement services	-	15,000	-	3,000	-	3,000
Auto allowance	-	28,800	-	-	-	-

Total	$444,000 [1]	$1,388,148	$150,000 [1]	$273,348	$620,000 [1]	$961,522

 (1) The amount listed above for each officer is the maximum amount such officer would be entitled to under such officer’s Separation Agreement.  The maximum amount is subject to reduction, as discussed below.

The terms of each executive officer’s Separation Agreement and General Release (“Separation Agreement”) and employment agreement are summarized below.

Laurence Moskowitz – Separation Agreement

Mr. Moskowitz entered into a Separation Agreement with Medialink in which the parties agreed that:

•	Mr. Moskowitz’s employment would be terminated as of the effective time of the Merger;

•
following the Merger, Mr. Moskowitz would receive a maximum of $444,000 as a severance payment, in lieu of any and all other amounts and benefits he would otherwise have been entitled to under his existing employment agreement discussed below.  The Separation Agreement provides that such amount will be paid in a lump-sum, but could be reduced based on certain calculations relating to Medialink’s working capital at the effective time of the Merger as set forth in the Separation Agreement.  There is no minimum amount that is required to be paid pursuant to the Separation Agreement;

•	Mr. Moskowitz agreed to remain available to Medialink for a limited time after the Merger;

•	Mr. Moskowitz agreed to certain confidentiality, non-solicit, and non-compete restrictions;

•	Mr. Moskowitz agreed to enter into a voting agreement whereby he will vote his shares of Medialink stock in favor of the Merger (see “Stockholder Voting Agreement”);

•	Mr. Moskowitz provided a release to Medialink (excepting the obligations arising under the Separation Agreement); and

•
Medialink provided a release to Mr. Moskowitz for all claims related to facts known to Medialink as of the date of the Separation Agreement (excepting the obligations arising under the Separation Agreement).

In a change in control, had Mr. Moskowitz not entered into the Separation Agreement, he may have been entitled to receive under his existing employment agreement (i) the amount equal to three times the sum of his then current salary at the date of change in control termination plus his bonus earned for the fiscal year immediately preceding the termination; (ii) health benefits for a period of twelve months under the same terms and conditions as those immediately prior to the change in control; (iii) an auto allowance; and (iv) outplacement services.  Mr. Moskowitz has waived all of these potential benefits by entering into the Separation Agreement.  Mr. Moskowitz’s employment agreement is briefly described below.

Laurence Moskowitz – Employment Agreement

Prior to the entry into the Separation Agreement and General Release, Mr. Moskowitz was entitled to receive certain salary continuation and severance payments in connection with the termination of his employment in accordance with his employment agreement.  Under his employment agreement Mr. Moskowitz was not entitled to any future benefits in the event of a termination for Cause (as such term is defined in his employment agreement).

In the event that Mr. Moskowitz was terminated without Cause or the Company provided notice of its intention to not renew his employment agreement, Mr. Moskowitz was to continue to receive his salary and participate in the Company’s group benefit plans for the remainder of that calendar year.  In addition, subject to entering into a separation and release agreement that was satisfactory to the Company, Mr. Moskowitz was entitled to receive severance payments totaling the sum of 300% of his then current salary at the date of termination and 155% of the bonus earned for the fiscal year immediately preceding his termination.  Such total severance amount would be paid over a four-year period, with Mr. Moskowitz receiving 31%, 26%, 23%, and 20% of the total severance in each of the successive four years, respectively.  In the event of certain actions taken by the Company’s Board of Directors over the objections of senior management of the Company or certain events occurring, including, but not limited to, a material breach of the employment agreement by the Company, Mr. Moskowitz could terminate his employment agreement and be entitled to the same payments as he would be entitled to for a termination without Cause.

In the event of termination upon death, Mr. Moskowitz’ designee or estate would continue to receive his then current salary at the date of termination for a period of eighteen months.  In addition, the Company would make payments under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) to continue health benefits coverage for a period of eighteen months on behalf of Mr. Moskowitz’ dependents.

In the event of termination upon disability, Mr. Moskowitz would continue to receive his then current salary at the date of termination and the Company would make payments under COBRA to maintain his health benefits coverage for a period of eighteen months.  In addition, Mr. Moskowitz was entitled to receive disability payments based on the sum of 90% of his most recent annual salary plus 50% of his bonus earned for the fiscal year immediately preceding the termination (the “Disability Base”).  The amount of disability payments Mr. Moskowitz would receive for each of the next four calendar years commencing on the January 1 following the date of termination upon disability would be equal to 90%, 80%, 70%, and 60%, respectively, of the Disability Base.

In the event of termination of Mr. Moskowitz’ employment for any reason, including voluntary termination by Mr. Moskowitz, during the twenty-four month period following a Change in Control of the Company, Mr. Moskowitz was entitled to receive severance in an amount equal to three times the sum of his then current salary at the date of termination plus his bonus earned for the fiscal year immediately preceding the termination.  In addition, the Company was going to continue to subsidize the cost of health benefits for a period of twelve months, Mr. Moskowitz was to continue to receive an auto allowance equal to $8,400 per year for the shorter of (i) the remaining term of the automobile lease or (ii) three years, and Mr. Moskowitz was to receive outplacement services not to exceed $15,000.

In addition to the above payments, in the event of a termination without Cause or a termination upon death, disability, or a Change in Control of the Company, all of Mr. Moskowitz’ outstanding unvested stock options were to vest immediately.

Lawrence Thomas – Separation Agreement

Mr. Thomas entered into a Separation Agreement with Medialink in which the parties agreed that:

•	Mr. Thomas’s employment would be terminated as of the effective time of the Merger;

•
following the Merger, Mr. Thomas would receive a maximum of $150,000 as a severance payment, in lieu of any and all other amounts and benefits he would otherwise have been entitled to under his existing employment agreement discussed below.  The Separation Agreement provides that such amount will be paid in a lump-sum, but could be reduced based on certain calculations relating to Medialink’s working capital at the effective time of the Merger as set forth in the Separation Agreement.  There is no minimum amount that is required to be paid pursuant to the Separation Agreement;

•	Mr. Thomas agreed to remain available to Medialink for a limited time after the Merger;

•	Mr. Thomas agreed to certain confidentiality, non-solicit, and non-compete restrictions;

•	Mr. Thomas agreed to enter into a voting agreement whereby he will vote his shares of Medialink stock in favor of the Merger (see “Stockholder Voting Agreement”);

•	Mr. Thomas provided a release to Medialink (excepting the obligations arising under the Separation Agreement); and

•
Medialink provided a release to Mr. Thomas for all claims related to facts known to Medialink as of the date of the Separation Agreement (excepting the obligations arising under the Separation Agreement).

In a change in control, had Mr. Thomas not entered into the Separation Agreement, he may have been entitled to receive under his existing employment agreement (i) the amount equal to his then current salary at the date of change in control termination plus his bonus earned for the fiscal year immediately preceding the termination; (ii) health benefits for a period of twelve months under the same terms and conditions as those immediately prior to the change in control; and (iii) outplacement services.  Mr. Thomas has waived all of these potential benefits by entering into the Separation Agreement.  Mr. Thomas’s employment agreement is briefly described below.

Lawrence Thomas – Employment Agreement

Prior to the entry into the Separation Agreement and General Release, Mr. Thomas was entitled to receive certain severance payments in connection with the termination of his employment in accordance with his employment agreement.  Mr. Thomas was not entitled to any future benefits in the event of a termination for Cause (as such term is defined in his employment agreement) or upon death.

In the event that Mr. Thomas was terminated without Cause, Mr. Thomas was entitled to receive his salary and continue to participate in the Company’s group health benefits for a period of one year after such termination.  In the event of certain actions taken by the Company’s Board of Directors including, but not limited to, a material breach of the employment agreement by the Company, Mr. Thomas could terminate his employment agreement and be entitled to the same payments he was entitled to for a termination without Cause.

In the event of termination upon disability, Mr. Thomas could continue to receive his then current salary at the date of termination and the Company was to make payments under COBRA to maintain his health benefits coverage for a period of six months.

In the event of termination of Mr. Thomas’ employment for reasons other than Cause, voluntary termination by Mr. Thomas, or upon death or disability during the twelve-month period following a Change in Control of the Company, Mr. Thomas was entitled to receive a lump sum severance payment equal to the sum of his annual salary at the date of termination plus his bonus declared payable for the immediately preceding calendar year.  In addition, Mr. Thomas was to continue to participate in the Company’s group health benefits on the same terms as prior to his termination for a one-year period and was to receive outplacement services not to exceed $3,000.

In addition to the above payments, in the event of a termination without Cause or a termination upon death, disability, or a Change in Control of the Company, all of Mr. Thomas’ outstanding unvested stock options were to vest immediately.

Kenneth G. Torosian – Separation Agreement

Mr. Torosian entered into an amended and restated Separation Agreement with Medialink in which the parties agreed that:

•	Mr. Torosian’s employment would be terminated as of the effective time of the Merger;

•
following the Merger, Mr. Torosian would receive a maximum of $620,000 as a severance payment, in lieu of any and all other amounts and benefits he would otherwise have been entitled to under his existing employment agreement discussed below.  The Separation Agreement provides that up to $150,000 of the severance payment will be paid over six (6) months, with the balance of the severance payment to be paid in a lump sum shortly after the effective time of the Merger.  The Separation Agreement also provides that the severance payment could be reduced based on certain calculations relating to Medialink’s working capital at the effective time of the Merger as set forth in the Separation Agreement.  There is no minimum amount that is required to be paid pursuant to the Separation Agreement.  The terms of the original Separation Agreement were changed by the amended and restated Separation Agreement only to the extent necessary to provide for a six (6) month payout of a portion of Mr. Torosian’s severance payment, instead of a lump-sum payment of the entire amount;

•	Mr. Torosian agreed to remain available to Medialink for a limited time after the Merger;

•	Mr. Torosian agreed to certain confidentiality and non-solicit restrictions;

•	Mr. Torosian agreed to enter into a voting agreement whereby he will vote his shares of Medialink stock in favor of the Merger (see “Stockholder Voting Agreement”);

•	Mr. Torosian provided a release to Medialink (excepting the obligations arising under the Separation Agreement); and

•
Medialink provided a release to Mr. Torosian for all claims related to facts known to Medialink as of the date of the Separation Agreement (excepting the obligations arising under the Separation Agreement).

In a change in control, had Mr. Torosian not entered into the Separation Agreement, he may have been entitled to receive under his existing employment agreement, (i) the amount equal to two times the sum of his then current salary at the date of change in control termination plus his bonus earned for the fiscal year immediately preceding the termination; (ii) health benefits for a period of eighteen months under the same terms and conditions as those immediately prior to the change in control; and (iii) outplacement services.  Mr. Torosian has waived all of these potential benefits by entering into the Separation Agreement.  Mr. Torosian’s employment agreement is briefly described below.

Kenneth Torosian – Employment Agreement

Prior to the entry into the Separation Agreement and General Release, Mr. Torosian was entitled to receive certain severance payments in connection with the termination of his employment in accordance with his employment agreement.  Mr. Torosian was not entitled to any future benefits in the event of a termination for Cause (as such term is defined in his employment agreement).

In the event that Mr. Torosian was terminated without Cause, Mr. Torosian was entitled to receive his salary and continue to participate in the Company’s group health benefit plans for a period of one year after such termination.

In the event of termination upon death, Mr. Torosian’s designee or estate would continue to receive his then current salary at the date of termination for a period of six months.  In addition, the Company was to make payments under COBRA to continue health benefits coverage for a period of six months on behalf of Mr. Torosian’s dependents.

In the event of termination upon disability, Mr. Torosian was to continue to receive his then current salary at the date of termination and the Company was to make payments under COBRA to maintain his health benefits coverage for a period of six months.

In the event of termination of Mr. Torosian’s employment for reasons other than Cause or upon death or disability during the twelve-month period following a Change in Control of the Company, Mr. Torosian was entitled to receive severance in an amount equal to two times the sum of (i) his annual salary at the date of the Change in Control and (ii) the greater of (a) his bonus declared payable for the immediately preceding calendar year and (b) his bonus declared payable for the current calendar year.  In addition, Mr. Torosian would continue to participate in the Company’s group health benefit plans on the same terms as prior to his termination for an eighteen month period and would receive outplacement services not to exceed $3,000.

In addition to the above payments, in the event of a termination without Cause or a termination upon death, disability, or a Change in Control of the Company, all of Mr. Torosian’s outstanding unvested stock options were to vest immediately.

Indemnification and Insurance

The surviving corporation has agreed to indemnify, to the greatest extent permitted by law, each of our present and former officers, directors and employees against all expenses, losses and liabilities (and comply with all of the Company’s and its subsidiaries’ existing obligations to advance funds for expenses) incurred in connection with any claim, action, suit, proceeding or investigation arising out of, relating to, or in connection with, any acts or omission in their capacity as an officer, director or employee occurring on or before the effective time of the Merger and against all expenses, losses and liabilities in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request of or for the benefit of the Company and its subsidiaries for a period of six years after the effective time of the Merger.  The surviving corporation has agreed to maintain directors and officers insurance insuring Medialink’s present and former directors and officers from certain potential directors’ and officers’ liability.

Deferred directors’ fees

We have not made any payment to directors for fees earned in 2009 for their participation in board meetings and for serving on various committees of the Board.  As of August  ___, 2009, an aggregate amount of approximately $186,375 is due to the directors for such fees.  We have not determined if we will have sufficient funds to pay the directors all or any portion of such deferred fees.  Our directors have agreed to waive any such amounts necessary to facilitate the consummation of the Merger.

Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders

The following is a summary of the material U.S. federal income tax consequences of the Merger to holders of common stock whose shares of common stock are converted into the right to receive cash in the Merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of common stock that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•
a corporation (including any entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•
a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

A “non-U.S. holder” is a person other than a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

If a partnership (including any entity or arrangement treated as partnership for U.S. federal income tax purposes) holds common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partner of a partnership holding common stock should consult its tax advisor.

This discussion is based on current law, which is subject to change, possibly with retroactive effect. It applies only to beneficial owners that hold shares of common stock as capital assets, and may not apply to beneficial owners that hold shares of common stock received in connection with the exercise of employee stock options or otherwise as compensation, beneficial owners that hold an equity interest, directly or indirectly, in the surviving corporation after the Merger, or certain types of beneficial owners that may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, stockholders subject to the alternative minimum tax, stockholders that have a functional currency other than the U.S. dollar, or stockholders that hold common stock as part of a hedge, straddle or a constructive sale or conversion transaction). This discussion does not address the receipt of cash in connection with the cancellation of stock options to purchase shares of common stock, or any other matters relating to equity compensation or benefit plans. This discussion also does not address any aspect of state, local or foreign tax laws.

U.S. Holders

The exchange of shares of common stock for cash in the Merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, a U.S. holder whose shares of common stock are converted into the right to receive cash in the Merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the stockholder’s adjusted tax basis in such shares. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss if a stockholder’s holding period for such shares is more than one year at the time of the consummation of the Merger. Long-term capital gains of U.S. holders who are individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Backup withholding of tax may apply to cash payments received by a non-corporate U.S. holder in the Merger, unless the holder or other payee provides a taxpayer identification number (social security number, in the case of individuals, or employer identification number, in the case of other holders), certifies that such number is correct, and otherwise complies with the backup withholding rules. Each U.S. holder should complete and sign the Substitute Form W-9 included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or a credit against a U.S. holder’s federal income tax liability if the required information is timely furnished to the Internal Revenue Service.

Cash received by U.S. holders in the Merger will also be subject to information reporting unless an exemption applies.

Non-U.S. Holders

Any gain realized on the receipt of cash in the Merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•
the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met;

•
at any time during the five-year period ending on the date of the Merger (i) we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and (ii) the non-U.S. holder owned, directly, indirectly, or by attribution, more than 5% of our common stock, and certain other conditions are met.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the Merger under regular graduated U.S. federal income tax rates. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it generally will be subject to tax on its net gain in the same manner as if it were a U.S. person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or such lower rate as may be specified by an applicable income tax treaty. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the Merger, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States.

We believe that we are not and will not have been during the 5-year period ending on the date of the Merger a “United States real property holding corporation” for U.S. federal income tax purposes.

Backup withholding of tax may apply to cash payments received by a non-corporate non-U.S. holder in the Merger, unless the holder or other payee certifies under penalty of perjury that it is a non-U.S. holder in the manner described in the letter of transmittal or otherwise establishes an exemption in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or credit against a non-U.S. holder’s U.S. federal income tax liability, if any, if the required information is timely furnished to the Internal Revenue Service.

Cash received by non-U.S. holders in the Merger will also be subject to information reporting, unless an exemption applies.

The U.S. federal income tax consequences set forth above are not intended to constitute a complete description of all tax consequences relating to the Merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the Merger in light of such stockholder’s particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of restricted shares, deferred stock units or options to purchase shares of common stock, and the other transactions described in this proxy statement relating to our other equity compensation and benefit plans.

No Financing

           The Merger Agreement is not conditioned on the receipt of financing by NewsMarket or Merger Sub.  Medialink and NewsMarket estimate that the total amount of funds necessary to consummate the Merger and related transactions, and the payment of customary fees and expenses in connection with the Merger, will be approximately $2.275 million, which is expected to be funded by cash on hand.  NewsMarket has represented to Medialink that it has sufficient cash on hand to consummate the Merger.

Regulatory Approvals

No federal or state regulatory requirements must be complied with nor must approvals be obtained in connection with the Merger transaction.

Preferred Stock Rights Agreement

The provisions of Medialink’s Preferred Stock Rights Agreement, dated as of August 16, 2001, between Medialink and Mellon Investor Services LLC are not triggered by the consummation of the Merger Agreement and the Preferred Stock Rights Agreement will terminate upon the effective time of the Merger.

Stockholder Voting Agreement

In connection with the execution of the Merger Agreement, executive officers and directors of Medialink holding approximately 9% of the issued and outstanding common stock of the Company, entered into a voting agreement dated as of the date of the Merger Agreement. Pursuant to the voting agreement, such holders, in their capacity as stockholders only, have agreed to vote in favor of the adoption of the Merger Agreement and against any proposal which may impede the consummation of the Merger.

The voting agreement prohibits each of the parties described above from, at any time prior to the termination of the voting agreement, transferring, assigning or encumbering their shares of Medialink common stock.

Each of the parties described above has also agreed not to assert any appraisal rights pursuant to Section 262 of the DGCL or otherwise in connection with the Merger. Those parties also agreed not to deposit any of their shares into a voting trust, enter into a voting agreement or grant any proxy or power of attorney with respect to the shares.

The voting agreement terminates upon the earlier of (i) the termination of the Merger Agreement, (ii) the Company’s Board of Directors’ recommendation of an alternate acquisition proposal, and (iii) the effective time of the Merger.

The summary of the material terms of the voting agreement in this proxy statement is qualified in its entirety by reference to the voting agreement, a copy of which is attached to this proxy statement as Annex B and which we incorporate by reference into this document in connection with the Merger.

APPROVAL OF THE MERGER AGREEMENT AND THE MERGER
(PROPOSAL NO. 1)

THE PARTIES TO THE MERGER

Medialink Worldwide Incorporated

Medialink Worldwide Incorporated is a Delaware corporation incorporated in 1986. Our principal executive offices are located at 708 Third Avenue, New York, New York 10017, and our telephone number is (212) 682-8300.  Medialink is a leading provider of media communication services to corporations and other organizations.  We provide news and marketing media strategies and solutions that enable our clients to inform and educate their audiences through various media, including television, radio and the Internet.

Medialink offers a range of video and audio consultation, production, electronic storage, distribution, and monitoring services.  Our video and audio offerings include video news releases, “b-roll” packages, short-form promotional videos, live event broadcasts, and audio news releases that we deliver to traditional broadcast and Internet outlets.  Our clients can choose individual service offerings on a stand-alone basis or a suite of our service offerings and distribution channels to better reach their intended audience.  We provide our clients with consultative guidance to assist them in identifying potential interest in their message, and offer our clients all aspects of production services, including scripting, recording, editing, and narration.  Through Mediaseed®, our Web-based content management platform, we also offer our clients a subscription-based electronic storage, management, delivery, and retrieval solution for their video, audio, and other content.

We distribute our clients’ content to appropriate broadcast television and radio stations through our comprehensive distribution platform and to on-line media outlets worldwide.  In addition, we deliver branded client content in multiple formats directly to consumers and other specific and general audiences via the Internet.  Our wide range of standard and customized services enables our clients to build public recognition, highlight the launch of new products, explain or respond to crisis situations, and meet their other communications objectives.  We monitor and analyze the extent to which content is aired through the use of several distinct third-party services, used either independently or in combination.  This monitoring and analysis provides valuable feedback to our clients about the size and type of audience that was reached, and the context in which the video was aired.

For more information about Medialink, please visit our website at www.medialink.com. Our website address is provided as an inactive textual reference only.  The information provided on our website is not part of this proxy statement, and is not incorporated by reference.  Medialink is publicly traded on Nasdaq under the symbol “MDLK.”

The NewsMarket, Inc.

The NewsMarket, Inc. is a Delaware corporation incorporated in 2002.  NewsMarket’s media site (www.thenewsmarket.com) is used by more than 25,000 media outlets in 193 countries to view and order free news video. Headquartered in New York, NewsMarket also has offices in London, Ahmedabad, Mumbai, Beijing and San Francisco. Its principal office is located at 6 East 32nd Street, 6th Floor, New York, NY 10016, and its telephone number at its principal office is (212) 497-9022.

NewsMarket is a web-based video marketing and distribution platform.  NewsMarket enables companies and organizations to take advantage of the video revolution by making it easier for them to distribute video content they create to different target audiences as part of their communications. Based in New York, NewsMarket also has operations in Europe and Asia.

NewsMarket intersects the marketing and news industries, both of which are being transformed by the changes in the content distribution and consumption created by digital technology.  NewsMarket provides a digital and automated distribution solution created by digital technology which allows professional content owners the ability to market their content through a single source to news professionals at more than 25,000 media outlets in 193 countries, as well as to bloggers and consumers-at-large.  The platform brings together digital technology tools and a community of qualified video consumers that are desirable to marketers.

Launched in 2003, Newsmarket is a digital platform offering the marketing industry an alternate way to distribute video content to build their brands. Previously, marketers relied on tape-by-mail or satellite feeds to distribute video to the news media for inclusion in editorial news packages. NewsMarket’s digital platform transformed distribution by simplifying the process, making it on-demand, reducing costs and most importantly, broadening and deepening reach by making the video accessible anywhere the Internet is available.

NewsMarket also has built a community of individual journalists and bloggers in 193 countries who access the media site to obtain original video content. NewsMarket’s database of media professionals consume ever increasing quantities of video. NewsMarket believes that no other digital media property today has as large a community of qualified news media members who are consuming video. NewsMarket is able to offer marketers an insight into the changing media habits and highlight opportunities that can be leveraged for brand building and influencing consumers. Marketers can deliver tailored content to target media by language, geography or topic through the platform

NewsMarket offers multiple ways for marketers to get their video messaging out in the marketplace; www.thenewsmarket.com is the core platform gateway reaching the news media and bloggers; there is a mirror site in Chinese that enables the news media in China to search and access content in local languages; MediaCenter is a white-labeled, hosted video distribution solution offered as a simple plug-in that resides on customers’ websites to enable the news media to access professional quality video directly from client sites; and BrandTV, a B2C video solution, enables branded content to be delivered directly to consumers through the creation of video channels on customer websites. These products build on NewsMarket’s core technology platform and offer customers a comprehensive strategy that increases media coverage, builds brand awareness with consumers and helps to control messaging.

For more information about NewsMarket, please visit its website at www.thenewsmarket.com; NewsMarket’s website address is provided as an inactive textual reference only. The information provided on NewsMarket’s website is not part of this proxy statement, and is not incorporated by reference.

Merger Sub

TNM Group Incorporated, which we refer to as Merger Sub, is a Delaware corporation and wholly owned by NewsMarket. Merger Sub was formed solely for the purpose of completing the proposed Merger and upon the consummation of the proposed Merger, Merger Sub will cease to exist and Medialink will continue as the surviving corporation. Upon the consummation of the Merger, you will have no interest in Medialink. Merger Sub has not engaged in any business except as contemplated by the Merger Agreement. The principal office address of Merger Sub is c/o NewsMarket, 6 East 32nd Street, 6th Floor, New York, NY 10016.  The telephone number at the principal office is (212) 497-9022.

Rights of Stockholders Who Object to the Merger

Stockholders of Medialink are entitled to appraisal rights under Delaware law in connection with the Merger. This means that you are entitled to have the value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the Merger Agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the Merger Agreement and you must not vote in favor of the adoption of the Merger Agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “Dissenters’ Rights of Appraisal” beginning on page 42 and the text of the Delaware appraisal rights statute reproduced in its entirety and attached as Annex D to this proxy statement, and incorporated into this proxy statement by reference thereto.

THE MERGER AGREEMENT

This discussion of the Merger is qualified by reference to the Merger Agreement.  This section of the proxy statement describes the material provisions of the Merger Agreement but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. We urge you to read the full text of the Merger Agreement because it is the legal document that governs the Merger. This section is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 47.

The Merger

The Merger Agreement provides for the Merger of Merger Sub, a newly-formed, wholly-owned subsidiary of NewsMarket with and into Medialink, upon the terms, and subject to the conditions, of the Merger Agreement.  Medialink will be the surviving corporation.  The Merger will be effective at the time the certificate of Merger is filed with the Secretary of State of the State of Delaware (or at a later time, if agreed upon by the parties and specified in the certificate of merger). We expect to complete the Merger as promptly as practicable after our stockholders adopt the Merger Agreement and all other closing conditions have been satisfied or waived.

Upon consummation of the Merger, the directors and officers of Merger Sub will be the directors and officers of Medialink, the surviving corporation, until their successors are duly elected and qualified or until the earlier of their resignation or removal.

Effective Time

The Merger will be effective at the time a duly executed and verified certificate of merger is filed with the Secretary of State of the State of Delaware and such further actions have been taken as may be required by law to make the Merger effective (“Effective Time”).  We expect to complete the Merger as promptly as practicable after our stockholders adopt the Merger Agreement and all other closing conditions have been satisfied or waived.

Unless otherwise agreed by the parties to the Merger Agreement, the parties are required to close the Merger after the satisfaction or waiver of the conditions described under “Conditions to the Merger” beginning on page 38, but in no event later than September 30, 2009.

Consideration to be Received in the Merger

At the time of the Merger, each share of common stock issued and outstanding immediately before the Merger will automatically be cancelled and will cease to exist and will be converted into the right to receive $0.20  in cash, without interest and less any required withholding tax, other than:

•
shares held by Medialink (or any subsidiary of Medialink) in treasury or owned directly or indirectly by NewsMarket or Merger Sub (including shares acquired by NewsMarket or Merger Sub or any other subsidiary of NewsMarket immediately prior to the Effective Time) which will be cancelled; and

•	shares held by holders who have properly demanded and perfected their appraisal rights.

After the Merger is effective, each holder of shares of common stock (other than Medialink, NewsMarket and Merger Sub and other than shares for which appraisal rights have been properly demanded and perfected) will no longer have any rights with respect to the shares, except for the right to receive the Merger consideration. If any of our stockholders exercise and perfect dissenters’ rights with respect to any of our shares, then we will treat those shares as described under “Dissenters’ Rights of Appraisal.”

Treatment of Options

Upon the consummation of the Merger, each outstanding option to acquire common stock under Medialink’s stock option plans will be cancelled and converted into the right to receive a cash payment equal to the number of our shares of common stock under the options multiplied by the amount (if any) by which $0.20 exceeds the exercise price, without interest and less any applicable withholding taxes.  The only options for which payment will be received in connection with the Merger are 24,000 options with an exercise price of $0.06 that were granted to Medialink’s non-management directors in January 2009.  All other options have an exercise price exceeding $0.20 per share, and thus will be canceled and will receive no consideration as a result of the Merger.

Payment for the Shares; Lost Certificates

Before the Merger, a paying agent will be designated to make payment of the Merger consideration as described above. Immediately prior to the Effective Time of the Merger, NewsMarket will deposit, or NewsMarket will cause Merger Sub to deposit, in trust with the paying agent sufficient funds to pay the Merger consideration to the stockholders.

Upon the consummation of the Merger and the settlement of transfers that occurred prior to the Effective Time, we will close our stock ledger. After that time, there will be no further transfer of shares of common stock.

As promptly as practicable after the consummation of the Merger, you will be sent a letter of transmittal and instructions advising you how to surrender your shares in exchange for the Merger consideration. The paying agent will pay you your Merger consideration after you have (1) surrendered your shares to the paying agent and (2) provided to the paying agent your signed letter of transmittal and any other items specified by the letter of transmittal. Interest will not be paid or accrue in respect of the Merger consideration. The amount of any Merger consideration paid to you will be reduced by any applicable withholding taxes. YOU SHOULD NOT FORWARD YOUR SHARES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR SHARES WITH THE ENCLOSED PROXY.

If any cash deposited with the paying agent is not claimed within one hundred eighty (180) days following the Effective Time of the Merger, such cash will be returned to the surviving corporation upon demand subject to any applicable unclaimed property laws. Any unclaimed amounts remaining immediately prior to when such amounts would escheat to or become property of any governmental authority will be returned to the surviving corporation free and clear of any prior claims or interest thereto.

If the paying agent is to pay some or all of your Merger consideration to a person other than you, as the registered owner of a stock certificate, you must have your certificates properly endorsed or otherwise in proper form for transfer, and you must pay any transfer or other taxes payable by reason of the transfer or establish to the paying agent’s reasonable satisfaction that the taxes have been paid or are not required to be paid.

The transmittal instructions will tell you what to do if you have lost your certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that effect and, if required by the paying agent or surviving corporation, post a bond in an amount that the surviving corporation or the paying agent reasonably directs as indemnity against any claim that may be made against it in respect of the certificate.

Representations and Warranties

The Merger Agreement contains representations and warranties made by us to NewsMarket and Merger Sub and representations and warranties made by NewsMarket and Merger Sub to us as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating its terms. Moreover, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders or may have been used for the purpose of allocating risk between the parties to the Merger Agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the Merger Agreement as statements of factual information.

In the Merger Agreement, Medialink, NewsMarket and Merger Sub each made representations and warranties relating to, among other things:

•	corporate existence and power;

•	corporate authorization to enter into and perform its obligations under, and enforceability of, the Merger Agreement;

•	no governmental authorization necessary to enter into and perform its obligations under, and enforceability of, the Merger Agreement, except as specified in the Merger Agreement;

•	the absence of conflicts with or defaults under organizational documents, other contracts and applicable laws and judgments;

•	information supplied for inclusion in this proxy statement;

•	litigation; and

•	financial advisers’ fees.

In the Merger Agreement, NewsMarket and Merger Sub also each made representations and warranties relating to the availability of the funds necessary to perform its obligations under the Merger Agreement and as to the solvency and operations of NewsMarket and Merger Sub, taking into account the expenses of the Merger.

Medialink also made representations and warranties relating to, among other things:

•	capital structure;

•	subsidiaries;

•
reports and other documents filed with the SEC, compliance of such reports and documents with applicable requirements of federal securities laws and regulations, and the accuracy and completeness of such reports and documents;

•	financial statements;

•	absence of undisclosed material liabilities;

•	absence of certain changes or events since December 31, 2008;

•	tax matters;

•	compliance with the Employee Retirement Income Security Act of 1974, as amended, and other employee benefit matters;

•	compliance with environmental laws and regulations;

•	intellectual property;

•	compliance with applicable laws;

•	the Preferred Stock Rights Agreement;

•	title to assets;

•	material contracts;

•	labor and employment matters;

•	insurance policies;

•	prohibited payments;

•	the Board of Directors recommendation of the Merger;

•	required stockholder vote;

•	compliance with state takeover statutes;

•	transactions with affiliates; and

•	customer and suppliers.

Some of Medialink’s representations and warranties are qualified by a material adverse effect standard. For purposes of the Merger Agreement, “material adverse effect” for Medialink is defined to mean any change, circumstance, event or effect that is materially adverse to: (i) the business, operations, results of operations or financial condition taken as a whole or (ii) the ability to timely consummate the transactions contemplated by the Merge.  However, a material adverse effect will not have occurred as a result of:

•
general economic conditions in the United States (including prevailing interest rate and stock market levels) to the extent not disproportionately affecting Medialink as compared to others in the same industry;

•	the general state of the industries in which such entity operates to the extent not disproportionately affecting Medialink as compared to others in the same industry;

•	the negotiation, announcement, execution, delivery or consummation of the transactions contemplated by the Merger Agreement;

•
a deterioration in the financial condition of Medialink occurring for reasons other than the damage, destruction or loss of ownership of any of its material assets; except, when as a result of the deterioration in Medialink’s financial condition: (i) Medialink is unable to satisfy the conditions to the obligations of NewsMarket and Merger Sub to consummate the Merger; or (ii) the relationship between Medialink and its customers, suppliers and employees (other than certain specified employees) is reasonably determined to be materially damaged.

On July 27, 2009, concurrent with Medialink entering into an agreement and general release with the former Debenture holders, Medialink, NewsMarket and Merger Sub entered into a Consent and Waiver pursuant to which NewsMarket and Merger Sub consented to Medialink’s actions taken in connection with the agreement and general release and, among other things, waived any possible breaches of Medialink’s representations and covenants related to the events leading up to the agreement and general release and Medialink’s actions taken in connection therewith.  See “Consent and Waiver” beginning on page 20.

Conduct of Business Pending the Merger

We have agreed in the Merger Agreement that, until the consummation of the Merger, we will use our reasonable best efforts to:

•	conduct our business in the ordinary course consistent with past practice in compliance in all material respects with all applicable laws and regulations;

•	preserve substantially intact our business organization and capital structure;

•	maintain in effect all material permits that are required to carry on our business;

•	keep available the services of our present officers and key employees; and

•	maintain our relationships with customers, suppliers and others with which we have significant business relationships.

We have also agreed that, until the consummation of the Merger, except as expressly contemplated or permitted by the Merger Agreement or consented to in writing by NewsMarket and Merger Sub (which consent will not be unreasonably withheld), we will not, among other things:

•	declare or pay any dividend or other distribution;

•	issue, grant, deliver, sell, pledge or otherwise encumber shares of our capital stock or any securities convertible into or exchangeable into capital stock;

•	adopt any change in our organizational or governing documents;

•	merge or consolidate, or propose to merge or consolidate, with any person;

•	acquire or dispose of all or substantially all of our assets or securities;

•	split, combine, reclassify or amend the terms of any of our securities;

•	sell, lease, license or otherwise dispose of any material assets or property, except pursuant to existing contracts or commitments or in the ordinary course of business consistent with past practice;

•
incur, create, assume or otherwise become liable for borrowed money or assume, guarantee, endorse or otherwise become responsible or liable for the obligations of any other individual, corporation or other entity; or make any loans or advances to any other person or entity;

•	create, assume or incur any lien on any material asset;

•
except as required by law and except for the amendment of certain change in control provisions: (i) grant or make any change in control, severance or termination payments to any officer or employee; (ii) enter into, adopt, modify or amend any compensation or benefits agreement including any option, restricted stock, restricted stock unit, employment, deferred compensation or other similar agreement or any change of control or severance agreement (or enter into any amendment to any such existing agreement) with any officer, director or employee of Medialink or any of its Subsidiaries; (iii) accelerate the vesting or payment of or amend or change the period of exercisability or vesting of stock options granted to any officer, director or employee; (iv) increase, accelerate the timing of, or otherwise amend the benefits payable or compensation provided under any existing severance or termination pay policies or agreements; (v) enter into any collective bargaining agreement except in the ordinary course of business; (vi) amend the terms of benefit plans or adopt any new employee benefit plans; or (vii) pay, or provide for, any increase in compensation, bonus, or other benefits payable to directors or employees or otherwise pay any amounts not due such individual, except for: (A) normal merit and cost of living increases of annual base salary in the ordinary course of business consistent with past practice not material in amount; and (B) except as required by the terms of contracts or agreements or collective bargaining obligations already in effect or as necessary to comply with any applicable law;

•	take any action that would make any representation and warranty of Medialink contained in the Merger Agreement inaccurate in any material respect;

•	make any capital expenditures greater than $25,000 in a single instance or $50,000 in the aggregate;

•	change any accounting principles or practices except as required by any change in applicable accounting standards;

•	pay or satisfy any material claims other than liabilities reflected or reserved against in the financial statements

•	waive any material benefits of any confidentiality, standstill, non-solicitation or similar agreement;

•	create, renew or amend any agreement or contract containing any restriction on the ability of Medialink to conduct its business as it is presently being conducted or proposed to be conducted;

•	enter into, terminate, amend or otherwise modify, except in the ordinary course of business consistent with past practice, or knowingly violate the terms of, any material contract;

•
except for obligations included in Medialink’s financial statements, pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding except in an amount not in excess of $25,000 individually or $50,000 in the aggregate;

•
except as required by agreements or instruments in effect on the date hereof, alter in any material respect any interest in any corporation, association, joint venture, partnership or business entity in which Medialink directly or indirectly holds any equity or ownership interest; or

•	authorize, agree or commit to do any of the foregoing.

On July 27, 2009, concurrent with Medialink entering into an agreement and general release with the former Debenture holders, Medialink, NewsMarket and Merger Sub entered into a Consent and Waiver pursuant to which, among other things, NewsMarket and Merger Sub consented to Medialink’s actions taken in connection with the agreement and general release.  See “Consent and Waiver” beginning on page 20.

Efforts to Complete the Merger

Subject to the terms and conditions set forth in the Merger Agreement, we, NewsMarket and Merger Sub have each agreed to use reasonable best efforts to take, or cause to be taken, all actions necessary or advisable to consummate any transactions contemplated by the Merger Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, consents, waivers, approvals, permits or orders from all governmental authorities or other persons.

Unless otherwise agreed by the parties to the Merger Agreement, the parties are required to close the Merger as soon as practicable after the satisfaction or waiver of the conditions described under “Conditions to the Merger” below, but in no event later than September 30, 2009.

Conditions to the Merger

Conditions to Each Party’s Obligations. Each party’s obligation to complete the Merger is subject to the satisfaction or waiver of the following conditions:

•	the Merger Agreement must have been approved by the affirmative vote of the holders of a majority of all outstanding shares of Medialink common stock;

•
no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court or agency of competent jurisdiction or other statute, law or rule shall be in effect preventing, restraining or making illegal the consummation of the Merger; and

•
all consents, approvals and licenses of any governmental or other regulatory body required in connection with the Merger Agreement and for the surviving corporation to conduct the business of the Company in substantially the manner now conducted, shall have been obtained, unless the failure to obtain such consents, authorizations, orders or approvals would not have a material adverse effect on the expected benefits of the Merger.

Conditions to NewsMarket’s and Merger Sub’s Obligations. The obligation of NewsMarket and Merger Sub to complete the Merger is subject to the satisfaction or waiver of the following additional conditions:

•	no governmental or regulatory authority shall have instituted any claim, action, suit, investigation or proceeding for the purpose of enjoining or preventing the Merger;

•	Medialink must have taken all action necessary to modify or amend the change in control severance benefits payable to certain employees;

•	Medialink must not have received written appraisal demands from the holders more than eight percent (8%) of the outstanding common stock;

•	all of Medialink’s representations and warranties must be true and correct in all material respects;

•	Medialink must have performed in all material respects all of its obligations under the Merger Agreement;

•	since December 31, 2008, there shall not have been any material adverse change to Medialink; and

•	Medialink must have received the written opinion of North Haven to the effect that the Merger consideration is fair to the stockholders from a financial point of view.

Conditions to Medialink’s Obligations. Our obligation to complete the Merger is subject to the satisfaction or waiver of the following additional conditions:

•	all of NewsMarket’s and Merger Sub’s representations and warranties must be true and correct in all material respects;

•	NewsMarket and Merger Sub must have performed in all material respects all of its obligations under the Merger Agreement;

If a failure to satisfy one of these conditions to the Merger is not considered by our Board of Directors to be material to our stockholders, the Board of Directors could waive compliance with that condition. Our Board of Directors is not aware of any condition to the Merger that cannot be satisfied. Under Delaware law, after the Merger Agreement has been adopted by our stockholders, the Merger consideration cannot be changed and the Merger Agreement cannot be altered in a manner adverse to our stockholders without re-submitting the revisions to our stockholders for their approval.

Restrictions on Solicitations of Other Offers

The Merger Agreement provides that, from the date the Merger Agreement was executed until the Effective Time of the Merger or, if earlier, the termination of the Merger Agreement in accordance with its terms, we may not:

•
solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to: (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase or sale of all or any significant portion of the assets or more than 15% of the common stock of Medialink; or (ii) any tender offer (including a self tender offer) or exchange offer that if consummated would result in any person or entity beneficially owning 15% or more of any class of capital stock of Medialink (an “Acquisition Proposal”);

•
endorse an Acquisition Proposal, grant any waiver or release under any standstill or similar agreement with respect to any capital stock of Medialink, have any discussion with or provide any confidential information or data to any person or entity relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or accept an Acquisition Proposal;

•	modify, waive or terminate any confidentiality agreement to which we are a party.

Termination in Connection with an Acquisition Proposal

Prior to obtaining our stockholders’ approval of the Merger Agreement, our Board of Directors may furnish information and participate in discussions or negotiations with respect to an unsolicited written acquisition proposal if the following conditions are met:

•	our Board of Directors determines in good faith that the acquisition proposal is bona fide; and

•	our Board of Directors, after consultation with financial advisors and outside legal counsel, determines that such proposal could reasonably be expected to result in a superior proposal.

We may provide confidential information to such third party only if (i) such party has entered into a confidentiality agreement that contains provisions that are no less favorable in the aggregate to us than those contained in the confidentiality agreement entered into with NewsMarket and (ii) we promptly provide to NewsMarket any non-public information concerning us provided to such other party that was not previously provided to NewsMarket.

In the event our Board of Directors changes its recommendation with respect to the Merger, either Medialink or NewsMarket may terminate the Merger Agreement.  A termination of this type may require payment by Medialink of a termination fee to NewsMarket.  See “Termination Fees” on page 41.

Change of Recommendation in Connection with an Acquisition Proposal

Our Board of Directors may withdraw or adversely modify its recommendation of the Merger with NewsMarket or terminate the Merger Agreement and enter into an acquisition agreement with respect to a superior proposal if it determines in good faith that (i) failure to take such action could violate its fiduciary duties and (ii) the alternative proposal would result in a transaction that is more favorable to our stockholders, so long as we comply with certain terms of the Merger Agreement, including, if applicable, the payment of a termination fee.

Stockholders’ Meeting

Under the Merger Agreement, we have agreed to convene and hold a stockholders’ meeting as promptly as reasonably practicable following clearance of the proxy statement by the SEC for purposes of considering and voting upon the adoption of the Merger Agreement by our stockholders.

Anti-Takeover Statutes

We have agreed to use reasonable best efforts to take all actions necessary to ensure that no anti-takeover statute or similar statute or regulation is or becomes applicable to the Merger. If any such statute or regulation becomes applicable to the Merger, we have agreed to use reasonable best efforts to take all actions necessary to ensure that the Merger may be completed as promptly as practicable on terms contemplated by the Merger Agreement and otherwise minimize the effect of such statute or regulation on the Merger.

Preferred Stock Rights Agreement

In connection with the approval of the Merger Agreement, Medialink’s Board of Directors approved an amendment to the provisions of the Preferred Stock Rights Agreement, dated as of August 16, 2001, between Medialink and Mellon Investor Services LLC.  The amendment provides that the provisions of the Preferred Stock Rights Agreement are not triggered by the transaction contemplated by the Merger Agreement and that the Preferred Stock Rights Agreement will terminate upon the Effective Time.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the consummation of the Merger, whether before or after stockholder approval has been obtained:

•	by mutual written consent of Medialink, on the one hand, and NewsMarket and Merger Sub, on the other hand;

•	by either Medialink or NewsMarket or Merger Sub, if:

•
the Merger is not consummated on or before September 30, 2009 (such termination right is not available to a party whose breach of the Merger Agreement has resulted in or caused the failure of the Merger to be completed by such date);

•	there is any final and nonappealable law that makes consummation of the Merger illegal or otherwise prohibited;

•	our Board of Directors changes its recommendation of the Merger as permitted by the Merger Agreement; or

•	our stockholders, at the Meeting or at any adjournment thereof, fail to adopt the Merger Agreement.

•	by NewsMarket if:

•
we have breached any of our representations, warranties, covenants or agreements under the Merger Agreement that would give rise to the failure to satisfy the related closing conditions and where that breach is incapable of being cured or, if curable, is not cured within the earlier of (i) thirty (30) calendar days after written notice of such breach is given by NewsMarket to the Company and (ii) September 30, 2009.

•	by Medialink if:

•
NewsMarket or Merger Sub has breached any of its representations, warranties, covenants or agreements under the Merger Agreement that would give rise to the failure to satisfy the related closing conditions and where that breach is incapable of being cured or, if curable, is not cured within the earlier of (i) thirty (30) calendar days after written notice of such breach is given by the Company to the party committing the breach and (ii) September 30, 2009; provided that Medialink is not in material breach of the Merger Agreement so as to cause certain conditions to NewsMarket and Merger Sub’s obligations to consummate the Merger not to be satisfied.

On July 27, 2009, concurrent with Medialink entering into an agreement and general release with the former Debenture holders, Medialink, NewsMarket and Merger Sub entered into a Consent and Waiver pursuant to which NewsMarket and Merger Sub consented to Medialink’s actions taken in connection with the agreement and general release.  NewsMarket and Merger Sub also waived any possible breaches of Medialink’s representations and covenants relating thereto and agreed, among other things, that neither the events leading up to the agreement and general release nor Medialink’s actions taken in connection with the agreement and general release would give rise to any right of NewsMarket or Merger Sub to terminate the Merger Agreement or claim a right to a termination fee.  See “Consent and Waiver” beginning on page 20.

Termination Fees

Medialink may be required to pay a termination fee of $275,000.00 in the event that: (i) the Merger Agreement is terminated as a result of Medialink’s material (and uncured) breach of its representations and warranties; or (ii) the Merger Agreement is terminated as a result of Medialink’s Board of Directors changing its recommendation of the Merger; or (iii) the Merger Agreement is terminated as a result of Medialink’s stockholders voting against the Merger after a proposal that is better than the Merger has been made or publicly disclosed by a third party prior to the Meeting and within one year after the Meeting Medialink enters into a definitive agreement with respect to, or consummates such proposal.  In no event shall Medialink be liable for more than one termination fee.

NewsMarket may be required to pay a termination fee of $275,000.00 in the event that either: (i) the Merger Agreement is terminated as a result of NewsMarket’s material (and uncured) breach of its representations and warranties; or (ii) NewsMarket fails to consummate the Merger after all of the conditions required to be satisfied by Medialink have been satisfied (or waived by NewsMarket).

Specific Performance; Remedies

The payment by Medialink of the termination fee described above is NewsMarket’s sole and exclusive remedy in the event of a breach by Medialink of its representations, warranties or obligations pursuant to the Merger Agreement.  In the event NewsMarket breaches its representations, warranties or obligations pursuant to the Merger Agreement, Medialink shall be entitled, at its option, to seek to compel the specific performance by NewsMarket of its obligations or, under certain circumstances, to compel the payment of the termination fee described above.  Under certain circumstances, if a party is required to initiate an action to compel the payment of a termination fee and such party prevails, the party seeking to compel may be entitled to the costs and fees of such action.

Indemnification and Insurance

From and after the Effective Time of the Merger, NewsMarket and the Surviving Corporation shall to the greatest extent permitted by law jointly and severally indemnify and hold harmless (i) the present and former officers and directors thereof against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (“damages”), arising out of, relating to or in connection with any acts or omissions occurring or alleged to occur prior to or at the Effective Time, including, without limitation, the approval of the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement or arising out of or pertaining to the transactions contemplated by the Merger Agreement; and (ii) such persons against any and all damages arising out of acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of its subsidiaries.  The Surviving Corporation is required to keep in force directors’ and officers’ insurance for the benefit of Medialink’s present and former directors and officers.

Amendment, Extension and Waiver

The parties may amend the Merger Agreement at any time prior to the consummation of the Merger. After our stockholders’ have adopted the Merger Agreement, however, there shall be no amendment to the Merger Agreement that by law requires further approval by our stockholders without such approval having been obtained. All amendments to the Merger Agreement must be in writing signed by us, NewsMarket and Merger Sub.

At any time before the consummation of the Merger, each of the parties to the Merger Agreement may, by written instrument:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties of the other parties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; or

•	subject to the requirements of applicable law, waive compliance with any of the agreements or conditions contained for such party’s benefit in the Merger Agreement.

On July 27, 2009, concurrent with Medialink entering into an agreement and general release with the former Debenture holders, Medialink, NewsMarket and Merger Sub entered into a Consent and Waiver pursuant to which NewsMarket and Merger Sub consented to Medialink’s actions taken in connection with the agreement and general release.  NewsMarket and Merger Sub also waived any possible breaches of Medialink’s representations and covenants relating thereto and agreed, among other things, that neither the events leading up to the agreement and general release nor Medialink’s actions taken in connection with the agreement and general release would give rise to any right of NewsMarket or Merger Sub to terminate the Merger Agreement or claim a right to a termination fee.  See “Consent and Waiver” beginning on page 20.

DISSENTERS’ RIGHTS OF APPRAISAL

Under the General Corporation Law of the State of Delaware (the “DGCL”), you have the right to dissent from the Merger and to receive payment in cash for the fair value of your common stock as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to pursuant to the Merger Agreement. These rights are known as appraisal rights. The Company’s stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. The Company will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the Merger and perfect appraisal rights.
This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex D to this proxy statement and is incorporated herein by reference.  The summary does not constitute legal or other advice, nor does it constitute a recommendation that stockholders exercise or not exercise their appraisal rights.  Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the stockholders’ meeting to vote on the Merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to its stockholders of the availability of appraisal rights in connection with the Merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex D since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares, you must satisfy all of the conditions of Section 262, including without limitation, the following conditions:

•
You must deliver to the Company a written demand for appraisal of your shares before the vote with respect to the Merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the Merger Agreement. Voting against or failing to vote for the adoption of the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•
You must not vote in favor of the adoption of the Merger Agreement. A vote in favor of the adoption of the Merger Agreement, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

If you fail to comply with Section 262, including without limitation, any of the above stated conditions and the Merger is completed, you will be entitled to receive the cash payment for your shares of common stock as provided for in the Merger Agreement, but you will have no appraisal rights with respect to your shares of common stock.

All demands for appraisal should be addressed to Medialink Worldwide Incorporated, 708 Third Avenue, New York, NY 10017, Attention: Corporate Secretary, and must be delivered before the vote on the Merger Agreement is taken at the Meeting, and should be executed by, or on behalf of, the record holder of the shares of common stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to the Company. The beneficial holder must, in such cases, have the registered owner, such as a broker or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the Merger, the surviving corporation must give written notice that the Merger has become effective to each Company stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the Merger Agreement. At any time within sixty (60) days after the effective time of the Merger, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the Merger Agreement for his or her shares of common stock. Within 120 days after the effective date of the Merger, any stockholder who has complied with Section 262 shall, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time of the Merger, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded appraisal of their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of the Company’s common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the Merger Agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the Merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time of the Merger; however, if no petition for appraisal is filed within 120 days after the effective time of the Merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the Merger within 60 days after the effective time of the Merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its common stock pursuant to the Merger Agreement. The Company has no obligation to file a petition and has no present intention to do so. Therefore, any stockholder who desires that an appraisal proceeding be commenced and who has otherwise complied with the statutory requirements should file a petition on a timely basis. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the Merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective time of the Merger.

In view of the complexity of Section 262, the Company’s stockholders who may wish to dissent from the Merger and pursue appraisal rights should consult their legal advisors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company's common stock as of August 3, 2009 by (i) each executive officer; (ii) each director and nominee for director; (iii) all executive officers and directors as a group; and (iv) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company's common stock.

	Shares of common stock
	Beneficially Owned as of
	August 3, 2009 (1)
Executive Officers,	Number of	Percent of
Directors and 5% Stockholders	Shares	Class

Laurence Moskowitz (2)	522,980	7.95%

Lawrence Thomas (3)	51,000	*

Kenneth G. Torosian (4)	34,250	*

Bruce E. Bishop (5)	19,000	*

Harold Finelt (6)	101,624	1.57%

John M. Greening (7)	22,000	*

Douglas S. Knopper (8)	13,000	*

Catherine Lugbauer (9)	25,000	*

James J. O'Neill (10)	30,400	*

Jeffrey Stone (11)	78,326	1.22%

Theodore Wm. Tashlik (12)	95,321	1.47%

All Named Executive Officers and Directors as a Group (11 Persons) (13)	992,910	14.51%

Others (13):

Norman H. Pessin (14) 366 Madison Avenue, 14th Floor New York, NY 10017	482,629	7.51%

Dimensional Fund Advisors LP 1299 Ocean Ave. – 11th Floor Santa Monica, CA 90401	433,626	6.75%

*
Represents less than 1% of the outstanding shares of common stock including shares issuable to such beneficial owner under options which are presently exercisable or will become exercisable within 60 days.

(1)	Unless otherwise indicated, each person has sole voting and investment power with respect to the shares shown as beneficially owned by such person.
(2)	Includes 152,800 shares of common stock which may be acquired upon the exercise of stock options which are presently exercisable or will become exercisable within 60 days of August 3, 2009.
(3)	Includes 48,000 shares of common stock which may be acquired upon the exercise of stock options which are presently exercisable or will become exercisable within 60 days of August 3, 2009.
(4)	Includes 31,250 shares of common stock which may be acquired upon the exercise of stock options which are presently exercisable or will become exercisable within 60 days of August 3, 2009.
(5)	Includes 19,000 shares of common stock which may be acquired upon the exercise of stock options which are presently exercisable or will become exercisable within 60 days of August 3, 2009.
(6)	Includes 28,400 shares of common stock which may be acquired upon the exercise of stock options which are presently exercisable or will become exercisable within 60 days of August 3, 2009.
(7)	Includes 22,000 shares of common stock which may be acquired upon the exercise of stock options which are presently exercisable or will become exercisable within 60 days of August 3, 2009.
(8)	Includes 13,000 shares of common stock which may be acquired upon the exercise of stock options which are presently exercisable or will become exercisable within 60 days of August 3, 2009.

(Footnotes continued from previous page)

(9)	Includes 25,000 shares of common stock which may be acquired upon the exercise of stock options which are presently exercisable or will become exercisable within 60 days of August 3, 2009.
(10)	Includes 28,400 shares of common stock which may be acquired upon the exercise of stock options which are presently exercisable or will become exercisable within 60 days of August 3, 2009.
(11)	Includes 7,667 shares of common stock which may be acquired upon the exercise of stock options which are presently exercisable or will become exercisable within 60 days of August 3, 2009.
(12)	Includes 38,400 shares of common stock which may be acquired upon the exercise of stock options which are presently exercisable or will become exercisable within 60 days of August 3, 2009.
(13)	Includes 413,917 shares of common stock which may be acquired upon the exercise of stock options which are presently exercisable or will become exercisable within 60 days of August 3, 2009.
(14)
Based on Schedules 13D filed with the Securities and SEC under which Mr. Pessin and his affiliates claim sole voting and dispositive power for 323,323 shares of common stock and Mrs. Sandra F. Pessin claims sole voting and dispositive power for 159,306 shares of common stock.

(15)	Based on Schedule 13G filed with the SEC.

The only options for which payment will be received in connection with the Merger are an aggregate of 24,000 options with an exercise price of $0.06 that were granted to Medialink’s non-management directors in January 2009.

Market Price of Common Stock

The Company’s common stock has traded on the Capital Market of the Nasdaq Stock Market since July 31, 2008, and traded on the Global Market of Nasdaq prior to such time.   The Company’s common stock trades under the symbol MDLK.

The following table sets forth the high and low closing sales prices of the Company’s common stock for each period indicated:

	2009		2008		2007
	High	Low	High	Low	High	Low

Quarter ended March 31	$0.16	$0.06	$4.25	$1.29	$7.80	$5.15
Quarter ended June 30	$0.49	$0.10	$1.70	$0.89	$5.81	$4.28
Quarter ended September 30			$1.08	$0.16	$5.19	$3.80
Quarter ended December 31			$0.22	$0.05	$4.50	$3.71

As of ______, 2009, there were approximately ___ registered holders of record of the Company’s common stock.  No dividends have been paid on the Company’s common stock.

On August ___, 2009,  the last full trading day prior to the date of this proxy statement, the closing sale price of the common stock as reported on Nasdaq was $____ per share.

OTHER BUSINESS

The Board does not intend to present, and does not have any reason to believe that others intend to present, any matter of business at the Meeting other than as set forth above.  If any other matter should be presented properly, it is the intention of the persons named as proxies to vote on such matters in accordance with their judgment.

Under our bylaws, business transacted at the Meeting is limited to the purposes stated in the notice of the Meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the Meeting, or at any adjournment or postponement of the Meeting, we intend that shares of voting common stock represented by properly submitted proxies will be voted in accordance with the recommendations of our Board of Directors.

Questions and Additional Information

If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call Kenneth G. Torosian at (212) 682-8300.

Availability of Documents

The reports, opinions or appraisals referenced in this proxy statement will be made available for inspection and copying at the principal executive offices of the Company during its regular business hours by any interested holder of common stock.

Voting Procedures

An affirmative vote of the holders of a majority of all outstanding shares of common stock entitled to vote on the matter is required to adopt the Merger Agreement.

With respect to any other matter that may be submitted to the stockholders for a vote, the affirmative vote of the holders of at least a majority of the shares of common stock present in person or represented by proxy at the Meeting for a particular matter is required to become effective.  With respect to abstentions, the shares are considered present at the Meeting for the particular matter, but since they are not affirmative votes for the particular matter, they will have the same effect as votes against the matter.  With respect to broker non-votes, the shares are not considered present at the Meeting for the particular matter as to which the broker withheld authority.

No Incorporation by Reference

In our filings with the SEC, information is sometimes “incorporated by reference.”  This means that we are referring you to information that has previously been filed with the SEC, so the information should be considered as part of the filing you are reading.  Except with respect to certain documents we have attached as Annexes to this proxy statement and specifically incorporated herein by reference, we have not incorporated any information by reference.

This proxy statement is sent to you as part of the proxy materials for the Special Meeting of Stockholders.  You may not use this proxy statement as material for soliciting the purchase or sale of our common stock from third parties.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents Medialink files with the SEC by going to the “Investor Relations” section of our website at www.medialink.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Any person, including any beneficial owner to whom this proxy statement is delivered, may request additional copies of this proxy statement, without charge, by telephoning  Kenneth G. Torosian at (212) 682-8300, by writing to him at 708 Third Avenue, New York, New York 10017, or by accessing the Company’s website at www.medialink.com.

By Order of the Board of Directors
MEDIALINK WORLDWIDE INCORPORATED

Kenneth G. Torosian
Secretary
Dated: August __, 2009

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION.  YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE MEETING.  WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT.  THIS PROXY STATEMENT IS DATED AUGUST ___, 2009.  YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

MEDIALINK WORLDWIDE INCORPORATED

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
MEDIALINK WORLDWIDE INCORPORATED
IN CONNECTION WITH ITS SPECIAL MEETING OF STOCKHOLDERS
To Be Held September __, 2009

The undersigned stockholder of Medialink Worldwide Incorporated (the "Company") hereby appoints Laurence Moskowitz and Kenneth G. Torosian, or either of them, the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, to vote all shares of common stock of the Company which the undersigned may be entitled to vote at the special  meeting of stockholders of the Company to be held on September __, 2009, and at any adjournment or postponement of such meeting with all powers which the undersigned would possess if personally present, for the following purposes:

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY IN THE ENVELOPE PROVIDED

(Continued on the reverse side)

/\ FOLD AND DETACH HERE /\

MEDIALINK WORLDWIDE INCORPORATED

Special Meeting
of
Stockholders

Monday, September ___, 2009
10:00 A.M.
[Hotel]

MEDIALINK WORLDWIDE INCORPORATED RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE NOMINEES AND PROPOSALS LISTED BELOW

Please mark your votes as ☒ indicated in this example

1. To approve and adopt the Agreement and Plan of Merger, dated as of July 1, 2009, by and among the Company, The NewsMarket, Inc., a Delaware corporation (“NewsMarket”), and TNM Group Incorporated, a Delaware corporation and a wholly owned subsidiary of NewsMarket, as the Merger Agreement may be amended from time to time, and the Merger contemplated thereby;

FOR	AGAINST	ABSTAIN

☐	☐	☐

2. In their discretion upon such other matters as may properly come before the Meeting.

This Proxy will be voted as directed or, if no direction is given, will be voted FOR the approval of the proposals described above.

Dated: ___________________________________________________________________, 2009

(Signature)

(Signature)

(Title or Capacity)

(Please sign your name or names exactly as it appears on your stock certificate(s). When signing as attorney, executor, administrator, trustee, guardian or corporate executor, please give your full title as such. For joint accounts, all co-owners should sign.)

/\ FOLD AND DETACH HERE /\

ANNEX A

AGREEMENT AND PLAN OF MERGER
by and between
THE NEWSMARKET, INC.
and
TNM GROUP INCORPORATED
and
MEDIALINK WORLDWIDE INCORPORATED
Dated as of July 1, 2009

i

ii

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of July 1, 2009 (this “Agreement”), by and between The Newsmarket, Inc. a Delaware corporation (“Parent”), TNM Group Incorporated, a Delaware corporation (“Merger Sub”), and Medialink Worldwide Incorporated, a Delaware corporation (the “Company”).

Parent is the owner of all the issued and outstanding capital stock of Merger Sub.  Parent desires to effect a merger of Merger Sub with and into the Company, with the Company as the surviving corporation in such merger (the “Merger”).

The respective Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement, and deemed it advisable and fair to and in the best interests of their respective companies and stockholders to consummate the Merger.

Concurrently with the execution and delivery of this Agreement, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, Parent, Merger Sub and holders of approximately 9% of the issued and outstanding shares of common stock of the Company, par value $.01 per share (“Company Common Stock”), together with the rights (the “Rights”) attached thereto pursuant to that certain Preferred Stock Rights Agreement (the “Rights Agreement”), dated as of August 16, 2001, between the Company and Mellon Investor Services LLC (the “Rights Agent”) (each issued and outstanding share of Company Common Stock and the Rights attached thereto being hereinafter referred to as a “Share” and all issued and outstanding shares of Company Common Stock and the Rights attached thereto being hereinafter referred to collectively as “Shares”) are entering into voting agreements dated as of the date hereof (the “Voting Agreements”).

The parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and intending to be legally bound, the parties do hereby agree as follows:

ARTICLE 1.
MERGER

Section 1.1        The Merger.  (a)  Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below), Merger Sub shall be merged upon the terms and subject to the conditions hereof with and into the Company in accordance with the Delaware General Corporation Law, as amended (“DGCL”), whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation. The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Corporation”.

1

(b)           On the Closing Date, each of the Company and Merger Sub will cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL and will make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is agreed upon by the parties hereto and specified in the Certificate of Merger (the “Effective Time”).

(c)           From and after the Effective Time, the Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, including without limitation, certain severance obligations.

(d)           The closing of the Merger (the “Closing”) shall take place (i) at the offices of the Company, at 10:00 A.M., local time, on the second Business Day after the last of the conditions set forth in Article 8 hereof shall be satisfied or waived in accordance with this Agreement; or (ii) at such other place, time and date as Merger Sub and the Company shall agree. The date on which the Closing occurs is herein referred to as the “Closing Date”.  For purposes of this Agreement, the term “Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in the City of New York are not required or authorized by law to be open for business.

Section 1.2        Conversion or Cancellation of Shares.
At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company or the holder of any Shares or the holder of any shares of common stock of Merger Sub:

(a)           each Share which is outstanding immediately prior to the Effective Time (including each Share of restricted stock which is represented by a stock certificate issued to the holder of such restricted stock) shall (except as otherwise provided in paragraph (b) of this Section 1.2 or as provided in Section 1.4 hereof with respect to Shares as to which dissenters’ rights have been exercised) be converted into the right to receive $0.20 per Share from the Surviving Corporation, in cash, without interest (the “Merger Consideration”), upon surrender of the certificate formerly representing the Share as provided in Section 1.3;

(b)           each Share owned by Merger Sub or the Company or any other direct or indirect subsidiary of Merger Sub or the Company immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

(c)           each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation (the “Surviving Corporation Common Stock”) with the same rights, powers and privileges as the shares so converted.

2

Section 1.3        Surrender and Payment.  (a)  Prior to the Effective Time, Merger Sub shall appoint as agent (the “Exchange Agent”) a commercial bank or trust company, reasonably acceptable to the Company, for the purpose of exchanging certificates representing Shares for the Merger Consideration which holders of such certificates are entitled to receive pursuant to this Article 1.  Immediately prior to the Effective Time, Merger Sub shall deposit in trust with the Exchange Agent, cash or immediately available funds in an aggregate amount equal to the product of: (i) the total number of Shares outstanding immediately prior to the Effective Time (other than the Shares owned by Merger Sub or the Company and any direct or indirect subsidiary of Merger Sub or the Company); multiplied by (ii) the Merger Consideration (such amount being hereinafter referred to as the “Payment Fund”). The Payment Fund shall be invested by the Exchange Agent as directed by Merger Sub (so long as such directions do not impair the rights of the holders of Shares) in Permitted Investments, and any net earnings with respect thereto shall be paid to Merger Sub as and when requested by Merger Sub. The Exchange Agent shall, pursuant to irrevocable instructions, make the payments referred to in Section 1.3(b) out of the Payment Fund. The Payment Fund shall not be used for any other purpose except as provided herein. Promptly after the Effective Time, Merger Sub will send, or will cause the Exchange Agent to send, to each holder of record of Shares which immediately prior to the Effective Time were outstanding, other than holders of Shares canceled and retired pursuant to Section 1.2(b) hereof: (i) a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Shares to the Exchange Agent); and (ii) instructions for use in effecting the surrender of Shares for payment therefor (the “Exchange Instructions”).  If for any reason (including losses), the Payment Fund is inadequate to pay the amounts to which the holders of record of Shares which, immediately prior to the Effective Time were outstanding (other than holders of Shares canceled and retired pursuant to Section 1.2(b) hereof), Parent shall take all actions necessary to cause the Surviving Corporation promptly to deposit in trust with the Exchange Agent, additional cash sufficient to make all payments required to be made to the holders of Shares which immediately prior to the Effective Time were outstanding (other than holders of Shares canceled and retired pursuant to Section 1.2(b) hereof) and Parent and the Surviving Corporation shall, in any event, be liable for payment thereof.

(b)           Each holder of Shares that have been converted into a right to receive the Merger Consideration which holders of such Shares are entitled to receive pursuant to this Article 1, upon surrender to the Exchange Agent of the Shares, together with a properly completed and executed letter of transmittal covering such Shares and any other documents reasonably required by the Exchange Instructions, will promptly receive the Merger Consideration payable in respect of such Shares as provided in this Article 1, without any interest thereon, less any required withholding of Taxes, and the certificates so surrendered shall immediately be canceled. Until so surrendered, each Share shall, at and after the Effective Time, represent for all purposes only the right to receive such Merger Consideration except as otherwise provided herein or by applicable law.

3

(c)           If any certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration.

(d)           If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the Shares surrendered in exchange therefor, it shall be a condition to such payment that Shares so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Shares or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. The Exchange Agent may make any Tax withholdings required by law if not provided with the appropriate documents. For purposes of this Agreement, “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

(e)           After the Effective Time the stock transfer books of the Company shall be closed and, thereafter, there shall be no further registration of transfers of Shares. If, after the Effective Time, Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 1.

(f)           Any portion of the Payment Fund that remains unclaimed by the holders of Shares 180 days after the Effective Time (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it) shall be returned to the Surviving Corporation, upon demand, and any such holder of Shares who has not exchanged his or her Shares for the Merger Consideration in accordance with this Section 1.3 prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration in respect of Shares (subject to abandoned property, escheat and other similar laws) as general creditors thereof.  If any Shares shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.  Notwithstanding the foregoing, the Surviving Corporation shall not be liable to any holder of Shares for an amount paid to a public official pursuant to applicable abandoned property, escheat or other similar laws.

(g)           Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.3(a) to pay for Shares for which dissenters’ rights have been perfected shall be returned to the Surviving Corporation, upon demand made no earlier than 180 days after the Effective Time.

(h)           All cash paid upon the surrender for exchange of certificates formerly representing Shares in accordance with the terms of this Article 1 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares exchanged for cash theretofore represented by such certificates.

4

Section 1.4        Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger and who has delivered a written demand for appraisal of such Shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 1.2 hereof, unless and until such holder fails to perfect or effectively withdraws or otherwise loses such holder’s right to appraisal and payment under the DGCL. Such holder shall be entitled to receive payment of the appraised value of such Shares in accordance with the provisions of the DGCL, provided that such holder complies with the provisions of Section 262 of the DGCL.  If, after the Effective Time, any such holder fails to perfect or effectively withdraws or otherwise loses such holder’s right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, without interest thereon. The Company shall give Merger Sub prompt notice of any demands received by the Company for appraisal of Shares, and, prior to the Effective Time, Merger Sub shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Merger Sub, make any payment with respect to, or settle or offer to settle, any such demands.

Section 1.5        Stock Options.  (a)  Effective as of the date hereof, each outstanding option to purchase Shares (individually a “Director Option” and collectively “Director Options”) granted under the Medialink Worldwide Incorporated Amended and Restated 1996 Directors Stock Option Plan (the “Director Option Plan”) and each outstanding option to purchase Shares (individually an “Employee Option” and collectively “Employee Options”) granted under the Medialink Worldwide Incorporated Amended and Restated Stock Option Plan as adopted as of January 31, 1996 (the “Employee Option Plan”), whether or not any such Director Options or Employee Options are then exercisable (Director Options and Employee Options being sometimes hereinafter referred to individually as an “Option” and collectively as “Options”), shall be exercisable in full at the price per Share as established for each such Option.  Thereafter, effective immediately prior to the Effective Time, each outstanding and unexercised Option to purchase any Share shall be converted by the Company into the right to receive from the Company, on the Closing Date, in consideration for any such Option, an amount in cash equal to the product of: (i) the number of Shares subject to such Option (other than any portion of such Option which has previously been exercised); and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share in effect with respect to such Option, reduced by the amount of withholding or other Taxes required by law to be withheld with respect to such payment.  Any Option (including tandem stock appreciation rights, if any, granted in connection with such Option) which, as of the Effective Time, has not been exercised and which provides an exercise price for the purchase of a Share which is greater than the amount of the Merger Consideration payable for each Share, shall, at the Effective Time, be cancelled without consideration and the holders of any such Options (including any tandem stock appreciation rights granted in connection with any such Options) shall have no further rights whatsoever under the terms of any such Options.  On the Closing Date, the Surviving Corporation will make the payments required to be made by this Section 1.5(a).  Parent and Merger Sub will deposit or cause to be deposited sufficient funds with the Company at the Closing to make the payments required by this Section 1.5(a).

5

(b)           Any provision under plans, programs or arrangements providing for the issuance or grant of any interest in respect of the capital stock of the Company or any Subsidiary shall terminate as of the Effective Time, and the Company shall ensure that following the Effective Time, no current or former employee or director shall have any Option to purchase Shares or any other equity interest in the Company under the Director Option Plan, Employee Option Plan or any other plans, programs or arrangements providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary.

(c)           Prior to the Effective Time, the Board of Directors of the Company (the “Board of Directors”) (or, if appropriate, any committee administering the Director Option Plan or the Employee Option Plan) shall adopt such resolutions and take such actions as are necessary to carry out the terms of this Section 1.5.

Section 1.6        Warrants.  (a)  Effective as of the Effective Time, each outstanding warrant to purchase Shares (individually a “Warrant” and collectively “Warrants”) listed on Section 1.6 of the Company Disclosure Schedule shall be cancelled and converted into a right to receive an amount of cash equal to the Black Scholes value of the Warrant as determined in accordance with each such Warrant as reduced by the amount of withholding or other Taxes required by law to be withheld with respect to such payment.

(b)           Promptly after the Effective Time, the Surviving Corporation will send to each holder of record of Warrants set forth on Section 1.6 of the Company Disclosure Schedule (i) a letter of transmittal for use in exchanging the Warrants (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Warrants to the Surviving Corporation); and (ii) instructions for use in effecting the surrender of the Warrants for payment therefor.

(c)           The Surviving Corporation will make the payments required to be made by this Section 1.6 to each Warrant holder upon receipt from the holder of the Warrant together with a letter of transmittal.  Such payments will be made no later than the later of (i) ten (10) Business Days after the Effective Time and (ii) five (5) Business Days following the receipt of the aforementioned documents.  Parent and Merger Sub will deposit or cause to be deposited sufficient funds with the Company to make the payments required by this Section 1.6.

ARTICLE 2.
THE SURVIVING CORPORATION

Section 2.1        Certificate of Incorporation.  At the Effective Time, and without any further action on the part of the Company or Merger Sub, the certificate of incorporation of the Surviving Corporation shall be amended in its entirety to read as the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time, except that Article I thereof shall provide that the name of the Corporation shall be “Medialink Worldwide Incorporated.” Such certificate of incorporation, as so amended, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

6

Section 2.2        By-laws.  At the Effective Time, and without any further action on the part of the Company or Merger Sub, the by-laws of Merger Sub in effect immediately prior to the Effective Time shall become the by-laws of the Surviving Corporation until amended in accordance with applicable law.

Section 2.3        Directors and Officers.  From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law or their earlier death, resignation or removal: (a) the directors of Merger Sub at the Effective Time shall become the directors of the Surviving Corporation and (b) the officers of Merger Sub at the Effective Time shall become the officers of the Surviving Corporation.

ARTICLE 3.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that, except as set forth in the disclosure schedule delivered to Merger Sub concurrently with this Agreement, which shall make reference to the particular Section of this Agreement to which such disclosure relates (the “Company Disclosure Schedule”) as of the date hereof:

Section 3.1        Corporate Existence and Power.  (a)  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and is duly qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified except for such jurisdictions in which the failure to be so qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined below) on the Company. The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is not in default under or in violation of any provision of its certificate of incorporation or by-laws. For purposes of this Agreement, “Material Adverse Effect” or “Material Adverse Change” means with respect to any entity, any change, circumstance, event or effect that is materially adverse to: (i) the business, operations, results of operations or financial condition of such entity and its subsidiaries taken as a whole or (ii) the ability of such entity to timely consummate the transactions contemplated by this Agreement, except, in each case, to the extent such change, circumstance, event or effect is reasonably attributable to: (A) general economic conditions in the United States (including prevailing interest rate and stock market levels) to the extent not disproportionately affecting the applicable Person as compared to other Persons in the same industry; (B) the general state of the industries in which such entity operates to the extent not disproportionately affecting the applicable Person as compared to other Persons in the same industry; (C) the negotiation, announcement, execution, delivery or consummation of the transactions contemplated by this Agreement; or (D) a deterioration in the financial condition of the entity occurring for reasons other than the damage, destruction or loss of ownership of any of its material assets of except when, in the case where the entity is the Company, as a result of the deterioration in the Company’s financial condition: (i) the Company is unable to satisfy the conditions to the obligations of Parent and Merger Sub to consummate the Merger; or (ii) the relationship between the Company and its customers, suppliers and employees (other than the Severance Participants (as hereinafter defined)) is reasonably determined by Parent and the Company to be materially damaged.

7

(b)           The Company has previously made available to Parent or Merger Sub true and complete copies of the certificate of incorporation and by-laws of the Company, as currently in effect.

Section 3.2        Corporate Authorization.  The Company has all necessary corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby and, subject to approval by the stockholders of the Company as provided for in the following sentence, all necessary corporate power and authority to consummate the Merger and the other transactions contemplated hereby.  Subject only to the approval of this Agreement and the transactions contemplated hereby by the holders of Shares representing at least a majority of all the votes entitled to be cast on the Merger, the consummation by the Company of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors’ rights and by the availability of equitable remedies.

Section 3.3        Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions (including the Merger) contemplated hereby require no consent, waiver, agreement, approval, permit or authorization of, or declaration, filing, notice or registration to or with, any United States Federal, state, local or foreign governmental, regulatory or administrative authority, agency or commission or any court, tribunal or other body (“Governmental Entity”) other than: (a) the filing of the Certificate of Merger in accordance with the DGCL; (b) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder; (c) compliance with the applicable requirements of state securities or “blue sky” laws; (d) such filings, consents, approvals, orders, registrations and declarations as may be required under the laws of any foreign country in which the Company conducts any business or owns any assets; and (e) such other actions, filings, approvals and consents, the failure to make or obtain which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

8

Section 3.4        Non-Contravention.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (with or without notice or lapse of time or both), assuming compliance with the matters referred to in Section 3.3 hereof and subject to Section 7.2 hereof: (a) conflict with or violate any provision of the certificate of incorporation or by-laws of the Company; (b) contravene or conflict with or constitute a violation of any provision of any law, statute, rule, regulation, ordinance, code, judgment, injunction, order or decree binding upon or applicable to the Company; (c) result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration or any loss of material benefits to the Company) under: (i) any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company is a party or by which any of the Company’s properties or assets may be bound; or (ii) the terms, conditions or provisions of any permit relating to the operation of the business of the Company; or (d) result in the creation or imposition of any Lien (as defined below) on any asset of the Company, with such exceptions with respect to the matters referred to in clauses (b) through (d) as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. For purposes of this Agreement, “Lien” means, with respect to any asset, any mortgage, lien, pledge, claim, security interest or encumbrance of any kind in respect of such asset.

Section 3.5        Capital Stock.  (a)  The authorized capital stock of the Company consists of seventeen million seven hundred seventy six thousand fifty seven (17,776,057) shares, fifteen million (15,000,000) of which shares are shares of common stock, par value $.01 per share and two million seven hundred seventy six thousand fifty seven (2,776,057) of which shares are preferred stock.  As of June 30, 2009, there were: (i) 6,428,059 Shares outstanding; (ii) an aggregate of  430,000 Shares reserved for issuance upon exercise of outstanding Director Options under the terms of the Director Option Plan; (iii) an aggregate of 2,270,808 Shares reserved for issuance upon exercise of outstanding Employee Options under the terms of the Employee Option Plan; and (iv) an aggregate of 2,229,020 Shares reserved for issuance upon exercise of the Warrants (as defined in Section 1.6) and conversion of certain debentures. Section 3.5 of the Company Disclosure Schedule sets forth a list of the names of the holders and the exercise prices and number of Shares which may be acquired for all outstanding Options which have an exercise price lower than the Merger Consideration, to the extent not exercised as of the date hereof.  Other than the Options (as defined in Section 1.5) and the Warrants the Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(b)           All outstanding Shares have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights.  Except as set forth in paragraph (a) of this Section 3.5, no Stock Rights (as defined below) are authorized, issued or outstanding with respect to the capital stock of the Company. Except as set forth in paragraph (a) of this Section 3.5 and except for changes since June 30, 2009 resulting from the exercise of Options outstanding on such date, there are: (x) no shares of capital stock or other voting securities of the Company; (y) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company; and (z) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities (or cash or other property in lieu of such stock or securities) of the Company (the items in clauses (x), (y) and (z) being referred to collectively as the “Company Securities”).  There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities other than as set forth in Section 1.5 hereof.  For purposes of this Agreement, “Stock Rights” mean (i) subscriptions, calls, warrants, options, rights and other arrangements or commitments of any kind which obligate an entity to issue or dispose of any of its capital stock or other equity securities, (ii) securities convertible into or exercisable or exchangeable for shares of capital stock or other equity securities, and (iii) stock appreciation rights, performance units and other similar stock based rights whether they obligate the issuer thereof to issue stock or other securities or to pay cash.

9

(c)           The Company is not a party to any stockholder agreements, voting trusts, proxies or other agreements or understandings with respect to or concerning the purchase, sale or voting of the capital stock of the Company.

Section 3.6        Subsidiaries.  Section 3.6 of the Company Disclosure Schedule lists each corporation, limited liability company or other entity in which, at any time during the period beginning January 1, 2008 and ending on the date hereof, more than fifty percent (50%) of the issued and outstanding voting capital stock or other equity interests was directly or indirectly owned by the Company (each such corporation, limited liability company or other entity being hereinafter a “Subsidiary” and collectively “Subsidiaries”).  As of the date hereof, the Company has no Subsidiaries.

Section 3.7        SEC Filings.  (a)  Since January 1, 2006, the Company has timely filed (taking into account applicable extensions) with the U.S. Securities and Exchange Commission (the “SEC”) all forms, reports, statements, schedules and other documents required to be filed by the Company pursuant to the federal securities laws (the “Company SEC Filings”).  As of their respective dates, the Company SEC Filings:  (i) complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), as applicable; and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not false or misleading.  Each of the Company SEC Filings which is filed subsequent to the date of this Agreement and prior to the Effective Time will comply, in all material respects, with the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not false or misleading.  To the Company’s knowledge, there has been no event, development, or circumstance which would cause the Company to be required to amend any of the Company SEC Filings pursuant to the federal securities laws.  The Company is in compliance with the provisions of the Sarbanes-Oxley Act and the rules and regulations thereunder, including Section 404 thereof, and the certifications provided and to be provided pursuant to Sections 302 and 906 thereof are accurate.

(b)           The Company has previously delivered or made available to Parent or Merger Sub, copies of all comment letters received by the Company from the SEC since December 31, 2006 relating to the Company SEC Filings together with all written responses of the Company thereto.  To the Company’s knowledge, there are no outstanding or unresolved comments in any such comment letters received by the Company from the SEC.  To the Company’s knowledge, none of the Company SEC Filings is the subject of any ongoing review by the SEC.  The Company has previously delivered or made available to the Parent or Merger Sub: (i) its annual report on Form 10-K for the fiscal year ended December 31, 2008; and (ii) all of its other forms, reports, statements, schedules and other documents filed with the SEC under the Exchange Act since December 31, 2008 (the items described in clauses (i) and (ii) are collectively referred to as the “Recent Filings”).

10

(c)           The records, systems, controls, data and information of the Company are recorded, stored, maintained and operated under means that are under the license or exclusive ownership and direct control of the Company or its accountants, except for any non-license, non-exclusive ownership or non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in the following sentence.  The Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with United States generally accepted accounting principles, consistently applied throughout the periods covered thereby (“GAAP”), including that: (i) transactions are executed only in accordance with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the assets of the Company; (3) access to such assets is permitted only in accordance with management’s authorization; (4) the reporting of such assets is compared with existing assets at regular intervals; and (5) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis (“Internal Controls”).  The Company (x) has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to the Company is made known to the management of the Company by others within the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Company SEC Filings, and (y) has disclosed, based on its most recent evaluation as of December 31, 2008, to its auditors and the audit committee of its Board of Directors (A) any significant deficiencies in the design or operation of Internal Controls which could adversely affect its ability to record, process, summarize and report financial data and have disclosed to its auditors any material weaknesses in Internal Controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its Internal Controls.  The Company has made available to Parent, true, correct and complete copies of the Audit Committee minutes and materials distributed to the Audit Committee in connection therewith for the period December 31, 2007 through the date of this Agreement.

Section 3.8        Financial Statements.  The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its Subsidiaries included in the Recent Filings (the “Financial Statements”) or incorporated by reference: (a) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto; (b) have been prepared in accordance with GAAP; and (c) fairly present, in all material respects, in conformity with GAAP, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof, and the Company’s consolidated results of operations, stockholders’ equity and cash flows for the periods then ended (except (x) in the case of unaudited interim statements, pro forma financial information, normal year-end adjustments and the absence of notes and (y) as otherwise indicated in such Financial Statements and the notes thereto).

11

Section 3.9        Undisclosed Liabilities.  Except as set forth in the Financial Statements, the Company has no material liabilities or obligations (whether accrued, contingent or otherwise) which would be required to be reflected on a balance sheet or in the notes thereto, prepared in accordance with GAAP, and there is no existing condition, situation or set of circumstances that, in the Company’s judgment, is likely to result in any such liabilities or obligations except for liabilities and obligations: (a) incurred in the ordinary course of business consistent with past practice since December 31, 2008; or (b) which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

Section 3.10      Information in Disclosure Documents.  None of the information supplied by the Company for inclusion or incorporation by reference in: (a) the proxy or information statement of the Company (the “Proxy Statement”) to be filed with the SEC in connection with the Merger, and any amendments or supplements to any thereof; or (b) any other document filed or to be filed with the SEC or any other Governmental Entity in connection with the transactions contemplated by this Agreement (the “Other Filings”) (excluding any information supplied in writing by Parent or Merger Sub specifically for inclusion therein) will, at the respective times filed with the SEC or any other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date that it or any amendment of supplement is mailed to the stockholders of the Company in connection with the meeting of the stockholders of the Company (the “Meeting”) required to approve the Merger and at the time of the Meeting contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, and shall comply, in all material respects as to form, with all requirements of the Securities Act and the Exchange Act, as applicable.

Section 3.11      Absence of Certain Changes.  Except as disclosed in the Recent Filings or as contemplated by this Agreement: (a) the Company has conducted its business in the ordinary course, consistent with its past practices; (b) there has not been any event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and (c) there has not been any action, nor any authorization, commitment or agreement by the Company with respect to any action that, if taken after the date hereof would be prohibited by the provisions of Section 5.1 hereof.

Section 3.12      Litigation.  Except as disclosed in the Recent Filings, there is no suit, action or proceeding (or any investigation of which the Company is aware) pending against (or, to the knowledge of the Company, threatened against or affecting) the Company that: (a) would, individually or in the aggregate, be  likely to have a Material Adverse Effect on the Company; or (b) challenges the validity or propriety of, or seeks to prevent or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement.  In addition, except as disclosed in the Recent Filings, there is no judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company that would, individually or in the aggregate, be likely to have a Material Adverse Effect on the Company.

12

Section 3.13      Taxes.  (a)(i) All material Tax returns and reports (including information returns and reports and any schedules or attachments thereto) and amended or substituted returns and reports required to be filed with any Taxing Authority (as defined below) prior to the Effective Time by or on behalf of the Company or any Subsidiary (collectively, the “Returns”), have been or will be filed when due in accordance with all applicable laws (including any extensions of such due date); (ii) all Returns were (and, as to any Returns not filed as of the date hereof, will be) correct and complete in all material respects and were (and, as to any Returns not filed as of the date hereof, will be) prepared in substantial compliance with all applicable laws and regulations; (iii) all Taxes due and payable by the Company or any of its Subsidiaries have been timely paid, withheld or adequately provided for on the Financial Statements; (iv) the Company has and its Subsidiaries have made or will have made all required estimated Tax payments due on or before the Effective Time; (v) the charges, accruals and reserves for deferred Taxes reflected on the Financial Statements of the Company and its Subsidiaries are adequate to cover such Taxes; (vi) neither the Company nor any of its Subsidiaries is delinquent in the payment of any Tax or has requested any extension of time within which to file or send any Return, which Return has not since been filed or sent; (vii) neither the Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Returns; (viii) to the Company’s knowledge, there are no pending or threatened claims against or with respect to the Company or any of its Subsidiaries in respect of any Tax or assessment; (ix) there are no Liens for Taxes upon any of the assets of the Company or any of its Subsidiaries, except Liens for current Taxes not yet due; (x) neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code of 1986, as amended (“Code”), during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (xi) neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group of corporations filing a consolidated, combined or unitary Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise; (xii) neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b); and (xiii) within the past two years, or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code, neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(b)           For the purposes of this Agreement, “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means: (i) all taxes of any kind, including but not limited to those on or measured by or referred to as income, alternative or add-on minimum tax,  gross receipts, sales, use, ad valorem, franchise, profits, license, withholding on amounts paid to or by the Company or any of its Subsidiaries, payroll, employment, excise, severance, stamp, occupation, premium, value added, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other similar assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority, domestic or foreign, (a “Taxing Authority”) responsible for the imposition of any such tax; and (ii) liability of the Company or any of its Subsidiaries for the payment of any amounts of the type described in clause (i) of this paragraph (b) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period.

13

Section 3.14      ERISA and Employment Matters.  (a)  Section 3.14(a)(i) of the Company Disclosure Schedule sets forth a list of all material Plans.  “Plans” shall mean all “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Pension Plan”), all “employee welfare benefit plans” (as defined in Section 3(l) of ERISA) (each, a “Welfare Plan”), all bonus, deferred compensation, incentive compensation, excess benefit, stock, stock option, severance, termination pay, change in control compensation, death benefit and fringe benefit plans, and all material employment agreements maintained, sponsored, administered or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any liability for the benefit of any current or former employee or other beneficiary, except in each case for any plan or agreement required to be provided pursuant to any federal, state, local or foreign law or regulation.  No Plan is or at any time within the six calendar years preceding the date of this Agreement has been a “multiemployer plan” within the meaning of Section 3(37) of ERISA which is subject to Title IV of ERISA or a plan that has two or more contributing sponsors at least one of which is not under common control, within the meaning of Section 4063 of ERISA.  Section 3.14(a)(iii) of the Company Disclosure Schedule sets forth all material collective bargaining agreements covering employees of the Company.

(b)           With respect to each Plan (to the extent applicable), the Company has provided or made available or will provide or make available prior to the consummation of the Merger, to Merger Sub, true and complete copies of: (i) the current Plan documents, including all amendments and summary plan descriptions; (ii) each trust agreement relating to such Plan; (iii) the most recent annual report (Form 5500 Series) required to be filed with the IRS; (iv) the most recent actuarial report or valuation; and (v) the most recent determination letter issued by the IRS.

(c)           All Plans have been established and administered in all material respects in compliance with their terms and with the requirements of any applicable law, including, but not limited to ERISA and the Code.

14

(d)           No Pension Plan subject to Title IV of ERISA for which the Company or a Subsidiary of the Company was the contributing sponsor was terminated within six years prior to the date hereof, or was terminated more than six years prior to the date hereof unless the Company has no material contingent or actual liability with respect to such Plan as of the date hereof (other than in a standard termination pursuant to Section 4041 of ERISA). With respect to each Pension Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA; (ii) the fair market value of the assets of such Plan equals or exceeds the actuarial present value of all accrued benefits under such Plan; and (iii) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries has engaged in a transaction that may give rise to liability under Sections 4064 or 4069 of ERISA. Neither the Company nor any Subsidiary is subject to any Lien imposed under Section 412(n) of the Code or Section 302(f) of ERISA, whichever may apply, with respect to any Pension Plan. Neither the Company nor any Subsidiary has any material liability for unpaid contributions with respect to any Pension Plan. Neither the Company nor any Subsidiary is required to provide security to a Pension Plan which covers or has covered employees or former employees of the Company or any of its Subsidiaries under Section 401(a) (29) of the Code. Each Pension Plan and each related trust agreement, annuity contract or other funding instrument which covers or has covered employees or former employees of the Company or any of its Subsidiaries and is intended to be qualified and Tax-exempt under the provisions of Code Sections 401(a) and 501(a) has received a determination letter that it is so qualified and the Company has no knowledge of any facts which would adversely affect its qualified status.  The Company and its Subsidiaries have paid all premiums (and interest charges and penalties for late payment, if applicable) due the PBGC with respect to each Pension Plan for each plan year thereof for which such premiums are required. There has been no “reportable event” (as defined in Section 4043(b) of ERISA and the PBGC regulations under such Section) with respect to any Pension Plan, and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any such reportable event. No filing has been made by the Company or any Subsidiary with the PBGC, and no proceeding has been commenced by the PBGC, to terminate any Pension Plan. No condition exists and no event has occurred that could constitute grounds for the termination of, or the appointment of a trustee to administer, any Pension Plan by the PBGC. With respect to any “multiemployer plan” (as defined in Section 3(37) or 4001(a) (1) of ERISA) to which the Company or any Subsidiary contributes or with respect thereto has any liability and which is subject to Title IV of ERISA, no event has occurred in connection with which the Company or any Subsidiary could have any material liability.

(e)           Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any trustee or administrator of any Plan, has engaged in a “prohibited transaction” as defined in Section 4975 of the Code, or a transaction prohibited by Section 406 of ERISA that could give rise to any material Tax or penalty under Section 4975.

(f)           At the end of its most recent plan year, each Plan to which Section 412 of the Code or Section 302 of ERISA is applicable satisfied the minimum funding standards provided for in such Section and all required installments (within the meaning of Section 412(m) of the Code or Section 302(e) of ERISA), the due date for which is after the end of the most recent plan year but prior to the date hereof, have been made.

(g)           Each Welfare Plan which covers or has covered employees or former employees of the Company or any of its Subsidiaries and which is a “group health plan” as defined in Section 607(1) of ERISA, has been operated in compliance in all material respects with provisions of Part 6 of Title I, Subtitle B of ERISA and Sections 162(k) and 4980B of the Code at all times.  To the knowledge of the Company, no circumstances exist that could result in, any material liability to the Company or any of its Subsidiaries as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

15

(h)           With respect to any plan covering employees or former employees of any Subsidiary organized under the laws of or doing business in any country other than the United States which if maintained or administered in or otherwise subject to the laws of the United States would be an “employee pension benefit plan” as defined in Section 3(2) of ERISA (except for any such plan providing for benefits which are required pursuant to any foreign law or regulation), to the knowledge of the Company, each such plan has been maintained in all material respects in compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including without limitation any special provisions relating to the Tax status of contributions to, earnings of or distributions from such plans where each such plan was intended to have such Tax status) and has been maintained in good standing with applicable regulatory authorities.

(i)           Except for the Option Plans and those certain employment agreements listed on Section 3.14(a)(i) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of its Subsidiaries, or result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Plan or related trust.  As of the date hereof, the Company has provided to Parent, with respect to each individual who may be a “disqualified individual” for purposes of Section 280G of the Code, information sufficient such that Parent may calculate the amount of any “parachute payments” (within the meaning of Section 280G of the Code) that will be payable in connection with the Merger (alone or in conjunction with any other events).

(j)           Except as is not reasonably likely to result in material liability to the Company or material liability to any employee of the Company, each Plan which is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A of the Code) has, at all times been administered in compliance with the requirements of Section 409A of the Code and the applicable guidance issued thereunder; in all cases so that the additional tax described in Section 409A(a)(1)(B) of the Code will not be assessed against the individuals participating in any such non-qualified deferred compensation plan with respect to benefits due or accruing thereunder.   Each Option has been granted with an exercise price not less than “fair market value” (within the meaning of Section 409A of the Code) as of the grant date and the term of no Option has been extended after the grant date of such Option.

(k)           The representations and warranties set forth in Sections 3.14(d) and (f) are also true with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) maintained, sponsored, administered or contributed to by any entity which is in the same “controlled group” (as defined in Section 4001(a) (14) of ERISA or Section 414(b), (c), (m) or (o) of the Code) as the Company or any Subsidiary of the Company.

Section 3.15      Financial Advisers’ Fees.  Except for the Financial Advisor, whose fees will be paid by the Company, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company, any Subsidiary of the Company, Merger Sub or any of their respective affiliates as a result of consummation of the transactions contemplated by this Agreement. A true, complete and correct copy of the engagement letter between the Company and North Haven Partners, Inc. (the “Financial Advisor”) has been provided to Merger Sub.

16

Section 3.16      Environmental Laws and Regulations.  (a)  Except as disclosed in the Recent Filings: (i) the Company is in compliance with all applicable federal, state and local laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, “Environmental Laws”), except for non-compliance that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Company, which compliance includes, but is not limited to, the possession by the Company of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; and (ii) the Company has not received written notice of, and is not the subject of, any action, or, to the knowledge of the Company, any cause of action, claim, investigation, demand or notice by any Person or entity alleging liability under or noncompliance with any Environmental Law or for personal injury or property damage relating to the release of hazardous substances at or migration from any facility owned or operated by the Company or any of its current or former Subsidiaries (an “Environmental Claim”); (iii) to the knowledge of the Company, there have been no releases of hazardous substances at any facility owned or operated at any time by the Company or its former Subsidiaries, the response costs or natural resource damages for which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company; and (iv) wastes generated by the Company or any of its former Subsidiaries have not been transported or disposed of in violation of, or in a manner which could give rise to liability under, any Environmental Laws which, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect on the Company.

(b)           Except as disclosed in the Recent Filings, there are no Environmental Claims which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company that are pending or, to the knowledge of the Company, threatened against the Company or, to the knowledge of the Company, against any Person or entity whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law. To the knowledge of the Company, no facts exists which reasonably would form the basis for any such Environmental Claim.  The Company has not agreed to indemnify any Person with respect to any Environmental Claims.

(c)           None of the property owned by the Company is subject to any Lien established under any Environmental Laws.

(d)           The Company has made available to Parent true, complete and correct copies of any reports, studies, or tests possessed by the Company related to environmental conditions or compliance with Environmental Laws at any facility owned or operated at any time by the Company or its former Subsidiaries.

17

Section 3.17      Intellectual Property.  The Company is the owner of or has sufficient rights to use all items of intangible property, including, without limitation, trademarks and service marks (whether or not registered or applied for registration), trade names, brand names, patents, patent applications, inventions (whether or not patented), trade secrets, know-how, domain names, copyrights (whether or not registered or applied for registration), and all other items of intangible property (collectively, “Intellectual Property”), which, individually or in the aggregate, are material to the business of the Company and its Subsidiaries as currently conducted, taken as a whole, free and clear of any Liens.  Section 3.17 of the Company Disclosure Schedule contains a list of all Intellectual Property which is the subject of any application, certificate, filing, registration or other document issued, filed with or recorded by any Governmental Entity.  The Company is the owner of, has sufficient rights to use, or is a licensee under a valid license for, all Intellectual Property which is used in the business of the Company as currently conducted, except where the failure to own or have sufficient rights to use or have a valid license to such Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. There are no claims pending or, to the Company’s knowledge, threatened, that the Company or any of its Subsidiaries is infringing or in violation of any Intellectual Property of any third party which is reasonably likely to, individually or in the aggregate, have a Material Adverse Effect on the Company. To the Company’s knowledge, no third party has interfered with, infringed upon, misappropriated, or violated in any material respect any Intellectual Property rights of the Company which could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of the Intellectual Property.

Section 3.18      Compliance With Laws.  Except as disclosed pursuant to any other Section of this Article 3, the Company is not and has not received any written notice to the effect that it is (or that the manner in which any of them conducts its business is), in breach or violation of, or in default under, any term or provision of any law, statute, rule, regulation, ordinance, code, judgment, injunction, order or decree binding upon or applicable to the Company or any of its Subsidiaries or of any arbitrator, court, regulatory body, administrative agency or any other governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its Subsidiaries or any of their respective properties or assets and the effect of which breach, violation or default, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.  The Company has in effect, all material licenses, permits, certificates, waivers, consents, franchises, exemptions and variances required to be obtained by the Company in connection with its ownership and leasing of its assets and properties and the conduct of its businesses and operations as currently conducted (hereinafter collectively “Permits”).  The Company has complied in all material respects with the terms of the Permits, the Company has not received any notice from any Governmental Entity that it is in violation of any of the terms or conditions of any of the Permits and, to the knowledge of the Company, no event has occurred which (with or without the giving of notice or lapse of time or both) would result in a breach, termination or cancellation of any of the Permits.

18

Section 3.19      Rights Agreement.  The Company has taken all actions necessary to render the Rights issued under the Rights Agreement inapplicable to the Merger, this Agreement and the other transactions contemplated hereby.

Section 3.20      Title to Assets.  The Company owns or has valid leasehold or license interests in, all assets used in the conduct of its business except where the absence of such ownership, leasehold or license interests would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.  Section 3.20 of the Company Disclosure Schedule sets forth a complete and correct list of all real property  and all interests in real property currently owned by the Company together with a correct and complete list of all real property leased, subleased or otherwise occupied by the Company.

Section 3.21      Contracts.  (a)  Section 3.21(a) of the Company Disclosure Schedule sets forth a list of all contracts of the Company: (i) that are required to be disclosed pursuant to Item 601 of Regulation S-K of the SEC; (ii) that are noncompetition or similar contracts that materially restrict the geographic or operational scope of the Company’s businesses or the ability of the Company to enter into new lines of business (other than: (A) exclusive distribution agreements providing for the right of a Person to sell the products of the Company on an exclusive basis within a defined territory; (B) sales agreements for private label products which restrict the Company from selling such products to other Persons; and (C) other similar sales or distribution contracts entered into in the ordinary course of business); (iii) that are loan agreements, letters of credit, indentures, notes, bonds, debentures, mortgages or any other documents, agreements or instruments evidencing a capitalized lease obligation or other indebtedness to any Person, or any guaranty thereof, in excess of $25,000 (excluding letters of credit, performance bonds or guaranties entered into in the ordinary course of business); (iv) that may result in total payments by the Company over the term of any such contract in excess of $25,000, other than leases of real property that, by their respective terms, are not terminable within one year; (v) that is an interest rate cap, interest rate collar, interest rate swap, currency hedging transaction and any other agreement relating to a similar transaction to which the Company or any of its Subsidiaries is a party or an obligor with respect thereto; (vi) that is an agreement with any trustee, director or employee of the Company earning in excess of $75,000 per annum in base compensation and cash bonus or with any “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 promulgated under the Exchange Act) of any such trustee, director or employee; (vii) that provides for indemnification or similar obligations pursuant to which the Company could reasonably be expected to incur costs in excess of $20,000 (other than (A) with respect to any underwriting agreements with respect to the Company’s securities, (B) agreements with third party administrators or trustees of Plans, or (C) agreements with financial institutions with respect to indebtedness for borrowed money) or with respect to any Environmental Claim; (viii) under which the Company or any of its Subsidiaries has any obligations which have not been satisfied or performed (other than confidentiality obligations) relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) for a consideration in excess of $100,000; (ix) that is a partnership or joint venture agreement with any third party or parties; (x) that is a license relating to any Intellectual Property; or (xi) that is a lease for real property with aggregate annual rent payments in excess of $100,000 (collectively, the “Significant Contracts”). Prior to the date hereof, the Company has made available to Parent or Merger Sub true, complete and correct copies of each Significant Contract.

19

(b)           With respect to each Significant Contract: (i) there is no default by the Company or its Subsidiaries or, to the knowledge of the Company, any other party to any Significant Contract which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company; and (ii) such Significant Contract is a legal, valid and binding obligation of the Company, is in full force and effect and is enforceable against the Company and, to the knowledge of the Company, against each other party thereto in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors’ rights and by the availability of equitable remedies.

Section 3.22      Labor and Employment Matters.  The Company is not a party to, bound by or currently negotiating in connection with entering into, any collective bargaining agreement or understanding with a labor union or organization relating to employees.  None of the employees of the Company is represented by any union with respect to his or her employment by the Company.  There is no material unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending, or, to the knowledge of the Company, threatened against the Company.  The Company is in compliance in all material respects with all applicable laws respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act and is not engaged in any unfair labor practice.

Section 3.23      Insurance Policies.  Section 3.23 of the Company Disclosure Schedule lists all material insurance policies covering the assets, business, equipment, properties, operations, employees, officers or directors of the Company (collectively, the “Insurance Policies”).  All of the Insurance Policies or renewals thereof are in full force and effect and there is no material claim by the Company pending under any such Insurance Policies as to which the Company has been notified that coverage has been questioned, denied or disputed by the Company that issued such Insurance Policies.  All premiums due and payable under the terms of such Insurance Policies have been paid and the Company is in material compliance with the terms of such Insurance Policies.  To the knowledge of the Company, there is no threatened termination of or material premium increase with respect to any such Insurance Policies.

Section 3.24      Prohibited Payments.  The Company and its Subsidiaries have not, directly or indirectly: (a) made or agreed to make any contribution, payment or gift to any government official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under the laws of any federal, state, local or foreign jurisdiction; (b) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the books and records of the Company and its Subsidiaries for any reason; (c) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office; or (d) paid or delivered any fee, commission or any other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which in any manner relates to the assets, business or operations of the Company or its Subsidiaries, which the Company or any of its Subsidiaries knows or has reason to believe to have been illegal under any federal, state or local laws (or any rules or regulations thereunder) of the United States or any other country having jurisdiction.

20

Section 3.25      Board Recommendation.  The Board of Directors, at a meeting duly called and held, has by unanimous vote of the directors present at the meeting: (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and are fair to and in the best interests of the stockholders of the Company; (b) approved this Agreement and the transactions contemplated hereby, including the Merger; (c) taken all actions necessary on the part of the Company to render the restrictions on business combinations contained in Section 203 of the DGCL inapplicable to this Agreement and the Merger; and (d) resolved to recommend that the holders of the Shares approve and adopt this Agreement and the transactions contemplated herein, including the Merger (the recommendation referred to in this clause (d) is referred to in this Agreement as the “Recommendation”).

Section 3.26      Required Company Vote.  The affirmative vote of at least a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company’s securities necessary to approve the Merger.

Section 3.27      Takeover Laws.  The Company and the Board of Directors have taken all action required to be taken by them in order to exempt this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby from, and this Agreement, the Voting Agreements and the transactions contemplated hereby and thereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “supermajority,” “affiliate transactions,” “business combination” or other state antitakeover laws and regulations, including Section 203 of the DGCL.

Section 3.28      Transactions with Affiliates.  There are no outstanding amounts payable to or receivable from, or advances by the Company to, and the Company is not a creditor or debtor to, any Affiliated Person of the Company other than as permitted by applicable law and as part of the normal, customary terms of such Person’s employment or service as a director or employee with the Company or any of its Subsidiaries.  Neither the Company nor any Subsidiary of the Company is, or has been during the two-year period preceding the date hereof, a party to, or obligated pursuant to, any transaction or agreement with any Affiliated Person of the Company. For purposes of this Agreement, “Affiliated Person” means any director, executive officer (defined as Chief Executive Officer, Chief Financial Officer and Chief Operating Officer) or 5% or greater stockholder of the referenced Person, spouse or other Person living in the same household of such director, executive officer or stockholder, or any company, partnership or trust in which any of the foregoing Persons is an executive officer, 5% or greater stockholder, general partner or 5% or greater trust beneficiary.

Section 3.29      Customers; Suppliers.   None of the Company’s 50 largest (by dollar amount) customers or suppliers (in each case as of both the twelve month period ended December 31, 2008 and the six month period ending June 30, 2009) has terminated or, to the Company’s knowledge, intends to terminate or materially reduce its relationship with the Company.

21

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that, except as set forth in the disclosure schedule delivered to the Company concurrently with this Agreement, which shall state with particularity the representation and warranty herein, including section reference, to which such disclosure relates:

Section 4.1    Corporate Existence and Power.  (a)  Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified except for such jurisdictions in which the failure to be so qualified would not, either individually or in the aggregate, have a material adverse effect on Parent. Parent has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(b)           Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified except for such jurisdictions in which the failure to be so qualified would not, either individually or in the aggregate, have a material adverse effect on Merger Sub.  Merger Sub has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby.

Section 4.2    Corporate Authorization.  (a)  Parent has all necessary corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Parent. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors’ rights and by the availability of equitable remedies.

22

(b)           Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Merger Sub. This Agreement has been duly and validly executed and delivered by Merger Sub and constitutes a valid and binding agreement of Merger Sub, enforceable against Merger Sub in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors’ rights and by the availability of equitable remedies.

Section 4.3    Governmental Authorization. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby require no consent, waiver, agreement, approval, permit or authorization of, or declaration, filing, notice or registration to or with, any Governmental Entity other than: (a) the filing of the Certificate of Merger in accordance with the DGCL; (b) compliance with any applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder; (c) state securities or “blue sky” laws; (d) such filings, registrations and declarations as may be required under the laws of any foreign country in which the Company or any of its Subsidiaries conducts any business or owns any assets; and (e) such other actions, filings, approvals and consents, the failure to make or obtain which would not reasonably be expected to prevent the consummation of the transactions contemplated hereby, including the Merger.

Section 4.4    Non-Contravention.  (a)  The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the charter or by-laws of Parent; (ii) contravene or conflict with any provision of law, statute, rule, regulation, ordinance, code, judgment, injunction, order or decree binding upon or applicable to Parent; or (iii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or any loss of material benefits to Parent) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent is a party or by which any of its properties or assets may be bound, with such exceptions with respect to the matters referred to in clause (iii) as would not reasonably be expected to prevent the consummation of the transactions contemplated hereby, including the Merger.

(b)           The execution, delivery and performance by  Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the charter or by-laws of Merger Sub; (ii) contravene or conflict with any provision of law, statute, rule, regulation, ordinance, code, judgment, injunction, order or decree binding upon or applicable to Merger Sub; or (iii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or any loss of material benefits to Merger Sub) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Merger Sub is a party or by which any of its properties or assets may be bound, with such exceptions with respect to the matters refer to in clause (iii) as would not reasonably be expected to prevent the consummation of the transactions contemplated hereby, including the Merger.

23

Section 4.5    Information in Disclosure Documents.  None of the information supplied by Parent and Merger Sub specifically for inclusion or incorporation by reference in: (a) the Proxy Statement; or (b) the Other Filings will, at the respective times filed with the SEC or any other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date that it or any amendment or supplement is mailed to the stockholders of the Company in connection with the Meeting, at the time of the Meeting and at the Effective Time contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, and shall comply, in all material respects as to form, with all requirements of the Securities Act and the Exchange Act, as applicable.

Section 4.6    Financial Advisers’ Fees.  Neither Parent nor Merger Sub has retained or engaged any investment banker, broker, finder or other intermediary to act on its behalf in connection with the transactions contemplated by this Agreement and, in the event of the consummation of the Merger, neither Parent nor Merger Sub will be responsible for the payment of any fees or commissions of any such investment banker, broker, finder or other intermediary.

Section 4.7    Financing.  Merger Sub is a newly formed corporation which has conducted no business other than in connection with the transactions contemplated by this Agreement.  Parent has sufficient funds to effect the Merger, to fund the obligations of the Company with respect to Options and to assume the Severance Obligations.

Section 4.8    Litigation.  Neither Parent not Merger Sub is a party to any pending or, to the knowledge of the Parent and Merger Sub, threatened, action, suit, proceeding or investigation that would reasonably  be expected to prohibit the consummation of the transactions contemplated hereby.

Section 4.9    Solvency.  As of the Effective Time and, based on the representations and warranties made by the Company, and projections made by parent with respect to the combined operations of Parent and the Surviving Corporation, for a period of 6 months following the Effective Time, after giving effect to all of the transactions contemplated by this Agreement, including without limitation, the payment of the Merger Consideration and the assumption and payment of the Severance Obligations and other obligations assumed hereunder (but excluding the Company’s undisclosed contingent liabilities), Parent, Merger Sub and the Surviving Corporation, on a combined basis, will be Solvent.  For the purposes of this Section, the term “Solvent,” means that, as of any date of determination, (a) the value of the assets of the combined entity exceeds the value of its liabilities as of such date, all as reflected on its books and records prepared in accordance with GAAP, and (b) the combined entity will be able to pay its liabilities (excluding the Company’s undisclosed contingent liabilities), as they mature.

Section 4.10  Acknowledgement by Parent and Merger Sub.  Each of Parent and Merger Sub acknowledges and agrees that it has conducted its own independent review and analysis of the business, assets, condition, operations and prospects of the Company and its Subsidiaries.  In entering into this Agreement, Parent and Merger Sub have relied solely upon their own investigation and analysis and the representations and warranties of the Company set forth in this Agreement, and each of Parent and Merger Sub:  acknowledges that, other than as set forth in this Agreement, none of the Company, its Subsidiaries, or any of their respective directors, officers, employees, affiliates, stockholders, agents or representatives makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to each of Parent and Merger Sub and their respective agents or representatives prior to the execution of this Agreement.

24

ARTICLE 5.
COVENANTS OF THE COMPANY

Section 5.1    Conduct of Business.  From the date hereof until the Closing, except as contemplated by this Agreement, as disclosed in Section 5.1 of the Company Disclosure Schedule, or as consented to in writing by Parent or Merger Sub, the Company shall conduct its business in the ordinary course consistent with past practice in compliance in all material respects with all applicable laws and regulations and shall use its reasonable best efforts consistent with the other terms of this Agreement to preserve intact its business organizations and relationships with third parties, to keep available the services of its present officers and key employees, and preserve its relationships with those Persons and communities having business or other dealings with them, all with the goal of preserving unimpaired in all material respects their goodwill and ongoing businesses at the Effective Time.  Without limiting the generality of the foregoing, senior officers of Parent and the Company shall meet on a reasonably regular basis to review the financial and operational affairs of the Company, to the extent same shall not interfere with the regular operations of the Company, subject to the provisions of federal and state anti-trust laws, and the Company shall give due consideration to Parent’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, Parent shall in no event be permitted to exercise control of the Company prior to the Effective Time.  Without limiting the generality of the foregoing, from the date hereof until the Closing:

(a)           the Company will not declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) with respect to any shares of capital stock of the Company or redeem, purchase, or otherwise acquire any shares of capital stock of the Company or any Subsidiary of the Company;

(b)           the Company will not, and will not permit any of its Subsidiaries to, issue, grant, deliver, sell, pledge or otherwise encumber any shares of capital stock, any security convertible into or exchangeable for capital stock or any option, warrant or other right to acquire capital stock (other than the issuance of Shares pursuant to Options outstanding on the date hereof);

(c)           neither the Company nor any of its Subsidiaries will adopt or propose any change in its certificate of incorporation or by-laws or comparable organizational documents;

(d)           except as permitted by Section 5.3 hereof, the Company will not, and will not permit any of its Subsidiaries to, authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, any merger, consolidation or business combination (other than the Merger), or any acquisition or disposition of all or substantially all of its assets or securities;

25

(e)           the Company will not, and will not permit any of its Subsidiaries to, split, combine, subdivide or reclassify any shares of its capital stock;

(f)           the Company will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise dispose of any material assets or property, except pursuant to existing contracts or commitments disclosed to Parent prior to the date of this Agreement or in the ordinary course of business consistent with past practice;

(g)           the Company will not, and will not permit any of its Subsidiaries to: (i) incur, create, assume or otherwise become liable for borrowed money or assume, guarantee, endorse or otherwise become responsible or liable for the obligations of any other individual, corporation or other entity; or (ii) make any loans or advances to any other Person or entity;

(h)           the Company will not, and will not permit any of its Subsidiaries to, create, assume or incur any Lien on any material asset of the Company or any Subsidiary of the Company;

(i)           except as required by law and except for the amendment, after the date hereof, of the severance, termination and change in control agreements as required by Section 5.6 hereof, the Company will not, and will not permit any of its Subsidiaries to: (i) grant or make any change in control, severance or termination payments to any officer or employee of the Company or any of its Subsidiaries; (ii) enter into, adopt, modify or amend any compensation or benefits agreement including any option, restricted stock, restricted stock unit, employment, deferred compensation or other similar agreement or any change of control or severance agreement (or enter into any amendment to any such existing agreement) with any officer, director or employee of the Company or any of its Subsidiaries; (iii) except as contemplated by Section 1.5 hereof, accelerate the vesting or payment of or amend or change the period of exercisability or vesting of Options granted to any officer, director or employee of the Company or any of its Subsidiaries or, except as contemplated by Section 1.5, authorize cash payments in exchange for any Options granted to any such Persons; (iv) increase, accelerate the timing of, or otherwise amend the benefits payable or compensation provided under any existing severance or termination pay policies or agreements; (v) enter into any collective bargaining agreement except in the ordinary course of business; (vi) amend the terms of the Plans or adopt any new employee benefit plans; or (vii) pay, or provide for, any increase in compensation, bonus, or other benefits payable to directors or employees of the Company or any of its Subsidiaries or otherwise pay any amounts not due such individual, except for: (A) normal merit and cost of living increases of annual base salary in the ordinary course of business consistent with past practice not material in amount; and (B) except as required by the terms of contracts or agreements or collective bargaining obligations in effect on the date hereof or as necessary to comply with any applicable law;

(j)           the Company will not, and will not permit any of its Subsidiaries to, take or agree or commit to take any action that would make any representation and warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time;

26

(k)           the Company will not, and will not permit any of its Subsidiaries to, make or agree to make any capital expenditures greater than $25,000 in a single instance or $50,000 in the aggregate;

(l)           the Company will not, and will not permit any of its Subsidiaries to, change any accounting principles or practices except as required by any change in applicable accounting standards;

(m)          except as required by law and except for the amendment of the Severance Obligations contemplated by Section 5.1(i) hereof, the Company will not, and will not permit any of its Subsidiaries to, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), material to the Company and its Subsidiaries, taken as a whole, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in the Financial Statements (or the notes thereto) or incurred thereafter in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill, non-solicitation or similar agreement to which the Company or any Subsidiary is a party;

(n)           create, renew or amend, or take any other action that may result in the creation, renewal, or amendment, of any agreement or contract or other binding obligation of the Company or its Subsidiaries containing any restriction on the ability of the Company and its Subsidiaries, taken as a whole, to conduct its business as it is presently being conducted or proposed to be conducted;

(o)           enter into, terminate, amend or otherwise modify, except in the ordinary course of business consistent with past practice, or knowingly violate the terms of, any of the Significant Contracts;

(p)           other than obligations reflected in the Company’s Financial Statements, pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise that involves solely money damages in an amount not in excess of $25,000 individually or $50,000 in the aggregate, and that does not create precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

(q)           except as required by agreements or instruments in effect on the date hereof, alter in any material respect, or enter into any commitment to alter in any material respect, any interest in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any equity or ownership interest on the date hereof;

27

(r)           the Company will not, and will not permit any of its Subsidiaries to, authorize, recommend, propose or announce an intention to do any of the foregoing actions proscribed by this Section 5.l, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing actions.

Section 5.2    Stockholder Meeting; Proxy Material.  (a)  The Company shall cause a Meeting of its stockholders to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger.  The fees and expenses of solicitation and distribution of the proxies for the Meeting and any adjournment thereof, including the cost of printing and mailing of proxy statements but specifically excluding any legal and accounting fees payable in connection with the preparation of the proxy statement, shall be paid by the Parent. The directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company’s stockholders, shall not withdraw, modify or qualify the Recommendation and shall take all lawful action to solicit such approval; provided that the Board of Directors may in accordance with Section 5.3 effect a Change in the Recommendation.

(b)           For purposes of this Agreement, a “Change in the Recommendation” means any withdrawal, modification or qualification, or public proposal to withdraw, modify or qualify, in a manner adverse to Parent, the approval of the Agreement, the Merger or any of the Recommendations by the Board of Directors or any committee or delegatee thereof or any action or statement by the Board of Directors or any committee or delegatee thereof inconsistent with any of the Recommendations, or the failure of the Board of Directors to publicly confirm the Recommendations within five days of receiving a written request to do so from Parent.  For the avoidance of doubt, it shall be a Change in the Recommendations if the Board of Directors (or any committee or delegatee thereof) shall have recommended to the stockholders of the Company any Acquisition Proposal (as hereinafter defined) (other than with Parent) or shall have resolved to, or publicly announced an intention to, do so.

(c)           In connection with the Meeting, the Company will: (i) as soon as practicable prepare and file with the SEC, use its reasonable best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable, the Proxy Statement and all other proxy materials for the Meeting; (ii) use its reasonable best efforts to obtain the necessary approval and adoption by its stockholders of this Agreement and the transactions contemplated hereby; and (iii) otherwise comply in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as applicable, and the rules and regulations of the SEC thereunder applicable to the Proxy Statement and the solicitation of proxies for the Meeting (including any requirement to amend or supplement the Proxy Statement). The Proxy Statement shall include the recommendation of the Company’s Board of Directors in favor of the Merger, unless the Company Board of Directors has effected a Change in the Recommendation in compliance with Section 5.3.

(d)           The Proxy Statement shall not be filed and no amendment or supplement to the Proxy Statement shall be made by the Company without reasonable advance consultation with Parent and its counsel. The Company shall advise Parent of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

28

Section 5.3    Acquisition Proposals.  (a)  The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its reasonable best efforts to cause its and its Subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to: (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase or sale of all or any significant portion of the assets or more than 15% of the common stock of, it or any of its Subsidiaries; or (ii) any tender offer (including a self tender offer) or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of capital stock of it or any of its Subsidiaries (any such proposal or offer (other than a proposal or offer made by Merger Sub or an affiliate thereof) being hereinafter referred to as an “Acquisition Proposal”). The Company further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its reasonable best efforts to cause its and its Subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, endorse an Acquisition Proposal, grant any waiver or release under any standstill or similar agreement with respect to any capital stock of the Company or any of its Subsidiaries, have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or accept an Acquisition Proposal. Notwithstanding the foregoing, the Company or its Board of Directors shall be permitted to: (A) to the extent applicable, comply with Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to an Acquisition Proposal; provided, however, any such disclosure relating to an Acquisition Proposal shall be deemed to be a Change in the Recommendation unless the Board of Directors expressly, and without qualification, reaffirms the Recommendation in such disclosure; (B) prior to the Meeting, in response to an unsolicited bona fide written Acquisition Proposal by any Person, recommend approval of such an unsolicited bona fide written Acquisition Proposal to the stockholders of the Company or withdraw or modify in any adverse manner the Recommendation; (C) prior to the Meeting, engage in any discussions or negotiations with, or provide (subject to an appropriate confidentiality agreement which shall not be less favorable to the Company in any material respect than the Confidentiality Agreement (as defined herein) and a copy of which shall be provided to Merger Sub) any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, or (D) prior to the Meeting, make a Change in the Recommendation, if and only to the extent that, in any such case as is referred to in clause (B), (C) or (D), (x) the Board of Directors shall have concluded in good faith after consultation with outside counsel that such action is required to prevent the Board of Directors from breaching its fiduciary duties to the stockholders of the Company under applicable law and (y) the Board of Directors shall have concluded in good faith after consultation with its legal and financial advisors that such Acquisition Proposal (1) would, if accepted, result in a transaction that is more favorable to the Company’s stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement (taking into account any changes in the terms of this Agreement that Parent, in its sole discretion, shall have proposed in good faith and any break-up fees, expense reimbursement provisions and conditions to consummation), (2) has firmly committed financing from reputable institutions which is reasonably likely to be available at the consummation of such Acquisition Proposal,  and (3) is reasonably likely to be completed on a timely basis, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal and the Board of Directors has no reasonable basis to believe that such Acquisition Proposal would not receive all required governmental approvals on a timely basis, (an Acquisition Proposal meeting the requirements of clauses (1), (2) and (3) being referred to herein as a “Superior Proposal” provided that for purposes of this definition the term Acquisition Proposal shall have the meaning assigned to such term in this Section 5.3 except that the references to “15%” in the definition of “Acquisition Proposal” shall each be deemed to be a reference to “100%”); provided, however, that the Board of Directors shall not take any of the foregoing actions referred to in clauses (A) through (D) until after giving five (5) Business Days written notice to Merger Sub with respect to its intent to take any such action and informing Merger Sub of the terms and conditions of such proposal and the Person making it.

29

(b)           The Company agrees that it will (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal, (ii) use reasonable best efforts to cause all Persons other than Parent and Merger Sub who have been furnished with confidential information regarding the Company in connection with the solicitation of or discussions regarding any Acquisition Proposal within the 12 months prior to the date hereof promptly to return or destroy such information and (iii) use its reasonable best efforts to enforce and not waive any provision or release any Person (other than Parent and Merger Sub) from any confidentiality, standstill or similar agreement relating to an Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of Section 5.3(a) of the obligations undertaken in this Section 5.3.  For the avoidance of doubt, any amendment to the financial or other terms of an Acquisition Proposal (whether or not a Superior Proposal) shall be treated as a new Superior Proposal for purposes of this Section 5.3

(c)           The Company and its Subsidiaries shall: (i) promptly (and in any event within 24 hours) notify Parent of any request for information relating to any Acquisition Proposal and the terms of any written proposal which it may receive in respect of any such Acquisition Proposal, including, without limitation, the identity of the prospective purchaser or soliciting party; and (ii) promptly (and in any event within 24 hours) provide Parent with a copy of any such written request or Acquisition Proposal, if written. The Company shall keep Parent reasonably informed on a current basis of the status, terms and details (including any amendments or proposed amendments) of any such request or Acquisition Proposal.

30

Section 5.4    Access to Information.  From the date hereof until the Effective Time, upon reasonable notice the Company will (and will cause each of its Subsidiaries to) give Parent and Merger Sub, their counsel, financial advisors, auditors and other authorized representatives and those Persons (and their counsel and representatives) providing or proposed to provide financing in connection with this Agreement and the transactions contemplated hereby full access during normal business hours to its offices, properties, books and records, will allow them to inspect and make copies of contracts, books and records and all other documents and information that they may reasonably request, to the extent same exist, related to the operations and business of the Company, will (and will cause each of its Subsidiaries to) furnish to them such financial and operating data and other information as they may reasonably request, to the extent same exist, will allow them to meet with designated personnel of the Company and its representatives, and will instruct its employees, counsel, financial advisors and accountants to cooperate with them in their investigation of the business of the Company and its Subsidiaries.  In addition, the Company shall make available to Parent, true, correct and complete copies of any reports, studies or tests possessed by the Company or any of its Subsidiaries related to environmental conditions or compliance with Environmental Laws at any facility owned or operated at any time by the Company or its current or former Subsidiaries.  Unless otherwise required by law, Parent, Merger Sub and their counsel, financial advisors, auditors and other authorized representatives and the financial institutions (and their counsel and representatives) shall hold any such information which is nonpublic in confidence in accordance with the provisions of the Confidentiality Agreement. The Company shall promptly deliver reasonably in advance of filing to Parent and Merger Sub correct and complete copies of (a) any report, statement or schedule filed, subsequent to the date of this Agreement, with the SEC; and (b) the internal or external reports prepared by it and/or its Subsidiaries in the ordinary course of business that are reasonably required by Parent promptly after such reports are made available to the Company’s personnel.  No review pursuant to this Section 5.4 shall affect any representation or warranty given by any party.

Section 5.5    Tax Matters.  Except as disclosed in Section 5.5 of the Company Disclosure Schedule, with respect to Taxes, without the prior consent of Parent or Merger Sub, neither the Company nor any of its Subsidiaries shall make, revoke or change any material election, change an annual accounting period, adopt or change any accounting method, file any material amended Return, enter into any closing agreement, settle a material Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any of its Subsidiaries. Upon the commencement or scheduling of any Tax audit, the assessment of any Tax, the issuance of any notice of Tax due or any bill for collection of any Tax or the commencement or scheduling of any other administrative or judicial proceeding with respect to the determination of any Tax of the Company or any of its Subsidiaries, the Company shall provide prompt notice to Merger Sub of such matter setting forth information (to the extent known) describing any asserted Tax liability in reasonable detail and including copies of any notice or other documentation received from the applicable Tax authority with respect to such matter.

31

Section 5.6    Benefit Plans.  Prior to the Effective Time, the Company shall take such action as may be necessary to amend the terms of the severance, termination and change in control provisions of certain agreements identified in Section 5.6 of the Company Disclosure Schedule (such severance, termination and change in control agreements, modified as contemplated by this Section 5.6 and the Company’s obligation to make payments under such agreements as so modified, including, but not limited to, the Company’s obligation to pay the employee portion of any group medical insurance premiums for any individuals who are parties to any such severance, termination or change in control agreements following the Effective Time, but excluding any payroll taxes and other withholding, being hereinafter the “Severance Obligations”) to the extent necessary to provide that the aggregate amount due and payable to those individuals with whom the Severance Obligations exist (as set forth in Section 5.6 of the Company Disclosure Schedule) (such individuals being hereinafter collectively the “Severance Participants”) shall not, in the aggregate, exceed $1,214,000; provided that such amendments to the Severance Obligations may only be adopted following consultation with Parent and with Parent’s consent, such consent not to be unreasonably withheld.  Except as disclosed in Section 5.6 of the Company Disclosure Schedule or as otherwise contemplated by this Agreement, during the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its Subsidiaries that it will not, without the prior written consent of Merger Sub enter into, adopt, amend (except as may be required by law) or terminate any of the Plans or any other employee benefit plan or any agreement, arrangement, plan or policy between the Company or any of its Subsidiaries and one or more of their respective current or former employees, directors or officers.

Section 5.7    Company Cooperation; Takeover Laws.  (a)  The Company agrees to provide, and will cause its Subsidiaries and its and their respective officers, employees and advisors (including legal and accounting advisors) to provide, all cooperation reasonably requested by Parent in connection with the arrangement of any financing to be consummated contemporaneous with the Closing in respect of the transactions contemplated by this Agreement (the “Financing”).

(b)           In connection with and without limiting the foregoing, the Company shall (i) use its reasonable best efforts to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Voting Agreements, the Merger or any of the other transactions contemplated hereby or by the Voting Agreements, and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement, the Voting Agreements, the Merger or any other transaction contemplated hereby or by the Voting Agreements, take all action necessary to ensure that the Merger, and the other transactions contemplated by this Agreement and the Voting Agreements may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated hereby.

(c)           Notwithstanding the foregoing provisions of this Section 5.7, prior to the Effective Time,  the Company and the Subsidiaries shall not be required to pay any commitment or other similar fee or to make any other payment other than reasonable out-of-pocket costs (100% of which shall be promptly reimbursed by the Parent) or to assume or incur any other liability in connection with the Financing and the compliance by the Company with its obligations under the preceding provisions of this Section 5.7.  The Parent shall indemnify and hold the Company, the Subsidiaries and their respective Representatives harmless from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith.

32

Section 5.8    Notice of Certain Events.  The Company shall promptly notify Parent and Merger Sub of:

(a)           any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)           any written notice or other written communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;

(c)           any claim, action, suit, investigation or proceeding commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting the Company or any Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12 or which relate to the consummation of the transactions contemplated by this Agreement;

(d)           any change, circumstance, event or effect that is or is reasonably  expect to be a Material Adverse Change; and

(e)           the breach by the Company of any representation or warranty contained herein that is qualified as to materiality, Material Adverse Effect or Material Adverse Change, or a material breach of any representation or warranty contained herein that is not so qualified.

ARTICLE 6.
COVENANTS OF PARENT AND MERGER SUB

Section 6.1    Indemnification.  (a)  All rights to indemnification and permitted limitations of liability for monetary damages existing in favor of the present or former directors and officers of the Company or any of its Subsidiaries as provided in the Company’s certificate of incorporation or by-laws or pursuant to any agreements previously disclosed by the Company to Parent and Merger Sub in writing, or the certificate of incorporation, by-laws or similar constitutive documents of any Subsidiary of the Company as in effect as of the date hereof, with respect to matters occurring prior to the Effective Time (including without limitation the transactions contemplated by this Agreement) shall survive the Merger and shall continue in full force and effect (to the extent consistent with applicable law) for a period of six years after the Effective Time. For a period of six years after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present and former directors and officers of the Company and its Subsidiaries against all losses, claims, damages or liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including without limitation the transactions contemplated by this Agreement) to the full extent provided by the Company’s certificate of incorporation or by-laws as in effect on the date hereof or pursuant to any agreements, copies of which have been previously made available by the Company to Parent and Merger Sub. In the event any claim or claims (a “Claim or Claims”) are asserted or made pursuant to the preceding sentence within such six year period, all rights to indemnification in respect of any such Claim or Claims shall continue until final disposition of any and all such Claim or Claims. Without limiting the foregoing, the Surviving Corporation, to the extent permitted by applicable law, will periodically advance reasonable expenses as incurred with respect to the foregoing to the fullest extent permitted under applicable law or pursuant to any agreements, copies of which have been previously made available by the Company to Parent and Merger Sub; provided, however, that the Person to whom the expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.  If a claim under this Section is not paid by the Surviving Corporation, or on its behalf, within 30 days after a written claim has been given to the Surviving Corporation, the party seeking indemnification may at any time thereafter bring suit against the Surviving Corporation to recover the unpaid amount of the claim and if successful, the party seeking indemnification shall also be entitled to be paid all costs and expenses of prosecuting such claim, including reasonable attorneys’ fees and interest.

33

(b)           Beginning on the Closing Date and continuing for a period of six (6) years from the Closing, Parent shall maintain, or shall cause the Surviving Corporation to maintain, directors and officers insurance coverage for the present and former directors and officers of the Company or any of its Subsidiaries with respect to events or occurrences existing or occurring prior to the Closing Date, with the amount of such coverage being no less than the amount of the coverage available to the present and former directors and officers of the Company or any of its Subsidiaries under the terms of the directors and officers insurance policy maintained by the Company immediately prior to the Closing Date.  The Company acknowledges that the Parent and the Surviving Corporation shall be conclusively deemed to have satisfied their obligations under this Section 6.1(b) by procuring an endorsement to the directors and officers insurance policy which is in effect immediately prior to the Closing Date which provides for an extended reporting period (commonly referred to as a “tail”) for a period of six (6) years following the Closing Date.  On or prior to the fifteenth (15th) Business Day after the Closing Date Parent shall provide to Tashlik, Kreutzer, Goldwyn & Crandell P.C. a certificate of insurance from the appropriate carrier evidencing Parent’s procurement of the extended reporting period in satisfaction of its obligations under this Section 6.1(b).

(c)           In the event that the Surviving Corporation or its successors or assigns: (i) consolidates with or merges into another Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers all or substantially all of its properties or assets to any Person, then in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 6.1.

(d)           This Section 6.1 is intended to be for the benefit of, and shall be enforceable, by the indemnified parties, their heirs and personal representatives, and shall be binding on the Surviving Corporation and its successors and assigns.

Section 6.2    Merger Sub.  Parent hereby irrevocably and unconditionally guarantees to Company the performance (i) by Merger Sub of its obligations pursuant to this Agreement and (ii) by the Surviving Corporation of its obligations to the Severance Participants, and other obligations to be satisfied by the Surviving Corporation hereunder (collectively, the “Obligations”).  Parent’s guaranty is an absolute, unconditional and continuing guarantee of the Obligations, and not a guarantee of collection.  Further, Parent will take all action necessary: (a) to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement; and (b) to ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement.

34

Section 6.3    Escrow.  Parent and Merger Sub shall, at the Closing, place into escrow the amount of $711,028 and shall cause the Surviving Corporation, at the Closing, to place into escrow all of its available cash, so as to ensure the prompt satisfaction by the Surviving Corporation of its obligations hereunder, including without limitation, the obligations set forth in Section 6.4 hereunder, all pursuant to an escrow agreement with an escrow agent reasonably acceptable to the parties.

Section 6.4    Payment of Severance Obligations and Director Fees.  Within fifteen (15) Business Days of the Closing, Parent shall pay or shall cause the Surviving Corporation to pay the Severance Obligations and the Director Fees in accordance with Section 6.4 of the Company Disclosure Schedule, together with any payroll taxes and other withholding associated therewith.  Parent may direct that the entire amount deposited in Escrow in accordance with Section 6.3 be used to satisfy the obligations of Parent and the Surviving Corporation contained in this Section 6.4.  Parent shall deliver or shall cause the Surviving Corporation to deliver an Adjusted Cash Balance Statement (as such term is defined in Section 6.4 of the Company Disclosure Schedule) to each person entitled to receive a payment pursuant to this Section 6.4 (assuming the maximum amount of the Adjusted Cash Balance).

ARTICLE 7.
COVENANTS OF PARENT, MERGER SUB AND THE COMPANY

Section 7.1    Reasonable Best Efforts.  Subject to terms and conditions of this Agreement, each party will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

Section 7.2    Certain Filings.  Subject to the terms and conditions of this Agreement (including but not limited to Section 7.3 below), the Company, Parent and Merger Sub shall consult and cooperate with one another: (i) in connection with the preparation of the Proxy Statement and the Other Filings; (ii) in determining whether any action by or in respect of, or filing with, any Governmental Entity is required or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement; and (iii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

35

Section 7.3    Public Announcements.  Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange or any organization providing stock quotations, will not issue any such press release or make any such public statement prior to such consultation. An initial press release announcing the execution of this Agreement shall be made separately by Parent and the Company, in consultation and cooperation with each other, promptly after the execution hereof.

Section 7.4    Exemption from Section 16(b) Liability.  Parent and the Company shall take all such steps as may be required or reasonably requested to cause the transactions contemplated by this Agreement and any other dispositions of Shares or other equity securities of the Company in connection with this Agreement by each individual who is a director or officer of the Company to be exempt under Exchange Act Rule 16b-3 and the rules and regulations thereunder, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP, or as may otherwise be requested by the Company.

Section 7.5    Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company and Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE 8.
CONDITIONS TO THE MERGER

Section 8.1    Conditions to the Obligations of Each Party.  The obligations of the Company and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions on or prior to the Closing Date:

(a)           this Agreement shall have been approved by the holders of at least a majority of the outstanding Shares in accordance with applicable law;

(b)           no court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits, restrains or makes illegal consummation of the transactions contemplated by this Agreement; and

(c)           all consents, approvals and licenses of any state, federal or foreign governmental or other regulatory body required in connection with the execution, delivery, and performance of this Agreement and for the Surviving Corporation to conduct the business of the Company in substantially the manner now conducted, shall have been obtained, unless the failure to obtain such consents, authorizations, orders or approvals would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on the expected benefits of the transaction to the Parent or the Surviving Corporation.

36

Section 8.2    Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions on or prior to the Closing Date:

(a)           no governmental or regulatory authority shall have instituted any claim, action, suit, investigation or proceeding for the purpose of enjoining or preventing the transactions contemplated hereby, or which could reasonably be expected to result in a Material Adverse Effect on the Company;

(b)           the Company shall have taken all action necessary to modify or amend the Severance Obligations to provide that the amount of the Severance Obligations payable to the Severance Participants does not, in the aggregate, exceed an amount equal to $1,214,000 exclusive of payroll taxes and other withholding;

(c)           the Company shall not have received, pursuant to Section 262 of the DGCL, written demands for appraisal of the fair market value of the Shares from the holders of Company Common Stock representing, in the aggregate, more than eight percent (8%) of the Company Common Stock entitled to vote at the Meeting;

(d)           all of the representations and warranties of the Company set forth herein that are qualified as to materiality, Material Adverse Effect or Material Adverse Change shall be true and correct, and all of the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case on and as of the Effective Time and at all times prior to the Effective Time (except to the extent such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct, or true and correct in all material respects, as the case may be, as of such date);

(e)           the Company shall have performed in all material respects all obligations arising under the agreements and covenants required hereby to be performed by it prior to or on the Closing Date;

(f)           since December 31, 2008, there shall not have been any event or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Change on the Company; and

(g)           the Company has received the written opinion of the Financial Advisor to the effect that, as of the date of such opinion, the consideration to be received in the Merger by the Company’s stockholders is fair to such holders from a financial point of view.

37

Section 8.3    Condition to the Obligations of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction of the conditions on or prior to the Closing Date that: (a) all of the representations and warranties of Parent and Merger Sub set forth herein that are qualified as to materiality, Material Adverse Effect or Material Adverse Change shall be true and correct, and all of the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case on and as of the Effective Time and at all times prior to the Effective Time (except to the extent such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct, or true and correct in all material respects, as the case may be, as of such date); and (b) Parent and Merger Sub shall have performed in all material respects all obligations arising under the agreements and covenants required to be performed by them prior to or on the Closing Date.

ARTICLE 9.
TERMINATION

Section 9.1    Termination.  This Agreement may be terminated at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a)           by mutual written consent of the Company, Parent and Merger Sub at any time;

(b)           by either the Company or Parent if the Merger is not consummated on or before September 30, 2009 (the “Outside Date”); provided, however, that neither Parent nor the Company may terminate this Agreement pursuant to this Section 9.1(b) if such party shall have materially breached this Agreement;

(c)           by the Parent or the Company if any court or other Governmental Entity shall have issued, enacted, entered, promulgated or enforced any law, order, judgment, decree, injunction, or ruling or taken any other action (that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the Merger or rendering the consummation of the Merger illegal, and such law, order, judgment, decree, injunction, ruling or other action shall have become final and nonappealable;

(d)           by the Company if, there shall have occurred, on the part of the Parent or Merger Sub, a breach of any representation, warranty, covenant or agreement contained in this Agreement that could reasonably be expected to result in the failure of the condition set forth in Section 8.3(a) or Section 8.3(b) as the case may be which is not curable or, if curable, is not cured within the earlier of (i) thirty (30) calendar days after a written notice of such breach is given by the Company to the party committing the breach and (ii) the Outside Date;

(e)           by the Parent if, there shall have occurred on the part of the Company, a material breach of any representation, warranty or agreement contained in this Agreement that could reasonably be expected to result in the failure of the condition set forth in Section 8.2(b) or Section 8.2(c), as the case may be, which breach is not curable or, if curable, is not cured within the earlier of (A) thirty (30) calendar days after written notice of such breach is given by the Parent to the Company and (B) the Outside Date; or

38

(f)           by the Company or Parent if (i) the adoption of this Agreement and the Merger is not approved by the Company’s stockholders at the Meeting called and held for the purpose of voting on the approval of the adoption of this Agreement and the Merger; or (ii) the Company’s Board of Directors shall have made a Change in the Recommendation.

Section 9.2    Effect of Termination.  If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto (unless such termination is the result of deliberate breach of this Agreement by such party); provided, however, that this Section 9.2, Section 9.3 and Article 10 of this Agreement shall survive the termination hereof.

Section 9.3    Fees, Expenses and Other Payments.  (a)  The Company shall pay to Parent or Merger Sub by certified check or wire transfer to an account designated by Parent, immediately following receipt of a request therefor, the sum of $275,000.00 (the “Company Termination Fee”) in the event that either: (i) this Agreement is terminated by the Parent pursuant to Section 9.1(e); or (ii) this Agreement is terminated by Parent or the Company pursuant to Section 9.1(f)(ii); or (iii) this Agreement is terminated by Parent or the Company pursuant to Section 9.1(f)(i) at any time after a Superior Proposal (as defined in Section 5.3 except that references to 15% in such definition shall, for purposes of this Section 9.3(a), be deemed to be 50%) has been made or publicly disclosed by a third party prior to the Meeting, and, within one year after the Meeting, the Company enters into a definitive agreement with respect to, or consummates such Superior Proposal.  In no event shall the Company be liable for more than one Company Termination Fee.

(b)           Parent shall pay to the Company by certified check or wire transfer to an account designated by the Company, immediately following receipt of a request therefor, the sum of $275,000.00 (the “Parent Termination Fee”) in the event that either: (i) this Agreement is terminated by the Company pursuant to Section 9.1(d); or (ii) Parent and Merger Sub fail to consummate the Merger after all of the conditions required to be satisfied by the Company pursuant to Sections 8.1 and 8.3 hereof have been satisfied by the Company (or waived by Parent or Merger Sub).  In no event shall Parent be liable for more than one Parent Termination Fee.

(c)           In the event that all of the conditions required to be satisfied by the Company pursuant to Sections 8.1 and 8.3 hereof have been satisfied by the Company (or waived by Parent or Merger Sub), Parent and Merger Sub shall be obligated to consummate the transaction contemplated hereby.  The Company shall be permitted to initiate an action to require the Parent and Merger Sub to specifically perform their obligations hereunder.

(d)           The parties acknowledge that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement.  Accordingly, if either party fails to perform its obligations pursuant to this Section 9.3, and, in order to obtain such performance, the other party commences a suit which results in a judgment against the non-performing party for the performance set forth in this Section 9.3, the non-performing party shall also pay to the prevailing party its costs and expenses incurred in connection with such litigation.  The Company agrees that the damages resulting from the termination or breach of this Agreement are uncertain and incapable of accurate calculation and that the amount payable pursuant to Section 9.3(a) or Section 9.3(b) hereof are reasonable forecasts of the actual damages which may be incurred by Parent, Merger Sub or the Company, as the case may be, under such circumstances.  The amount payable pursuant to Section 9.3(a) hereof constitute liquidated damages and not a penalty and shall be the sole remedy to which Parent or Merger Sub is entitled in connection with a termination or breach of this Agreement and Parent and Merger Sub shall not be entitled to enforce specifically the terms and provisions hereof.  As set forth above, the Company shall be entitled, at its option, to either enforce specifically the terms and provisions hereof or accept the Parent Termination Fee.

39

ARTICLE 10.
 GENERAL

Section 10.1    Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given,

(a)          if to Merger Sub, to:

TNM Group Incorporated
6 East 32nd Street, 6th Floor
New York, New York  10016
Attention: James K. Lonergan

with a copy (which shall not constitute notice to Merger Sub) to:

Lippes Mathias Wexler Friedman LLP
665 Main Street, Suite 300
Buffalo, New York 14203-1425
Attention: Paul J. Schulz Esq.

and

(b)          if to the Parent, to:

The Newsmarket, Inc.
6 East 32nd Street, 6th Floor
New York, New York  10016
Attention: James K. Lonergan

with a copy (which shall not constitute notice to Parent) to:

Lippes Mathias Wexler Friedman LLP
665 Main Street, Suite 300
Buffalo, New York 14203-1425
Attention: Paul J. Schulz Esq.

40

(c)          if to the Company, to:

Medialink Worldwide Incorporated
708 Third Avenue
New York, New York  10017
Attention: Kenneth G. Torosian

with a copy (which shall not constitute notice to the Company) to:

Tashlik, Kreutzer, Goldwyn & Crandell P.C.
40 Cuttermill Road, Suite 200
Great Neck, New York  11021
Attention: Theodore Wm. Tashlik, Esq.

Or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other party hereto.  Each such notice, request or other communication shall be effective when delivered or received at the address or facsimile number specified in this Section.

Section 10.2    Non-survival of Representations and Warranties.  The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall expire at and not survive the Effective Time.  This Section 10.2 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

Section 10.3    Amendments; No Waivers.  (a)  This Agreement may be amended by the parties hereto, at any time before or after approval of matters presented in connection with the Merger by the stockholders of the Company, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(b)           No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 10.4    Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Merger Sub may transfer or assign, in whole or from time to time in part, to one or more of its affiliates, its rights under this Agreement.

41

Section 10.5    Entire Agreement; Governing Law; No Third Party Beneficiaries.  This Agreement (including any schedules hereto) and the confidentiality agreement between the Company and the Parent dated May 22, 2009 (the “Confidentiality Agreement”): (a) constitute the entire agreement with respect to the matters contemplated hereby and thereby, and (b) supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof and thereof.  This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.  Except as explicitly provided herein, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 10.6    Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

Section 10.7    Invalidity.  In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

Section 10.8    Titles.  The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 10.9    Knowledge.  For the purposes of this Agreement, “to the knowledge of Company”, “the Company’s knowledge” or similar terms shall mean the actual knowledge after reasonable inquiry of Laurence Moskowitz and Kenneth Torosian.

Section 10.10    Exhibits and Schedules.  For purposes of this Agreement, any matter that is clearly disclosed in a Section of the Company Disclosure Schedule to this Agreement shall be deemed to have been included in such other Sections to the extent readily apparent, notwithstanding the omission of an appropriate cross reference thereto.  Disclosure of any fact or item in any Section to the Company Disclosure Schedule shall not necessarily mean that such fact or item is material to the Company or its Subsidiaries individually or taken as a whole.  There may have been included in a Section to the Company Disclosure Schedule and may be included elsewhere in this Agreement items which are not “material” and such inclusion shall not be deemed to be an agreement by the Company that such items are “material” or to further define the meaning of such term for purposes of this Agreement.

42

Section 10.11    Permitted Investments. For purposes of this Agreement, “Permitted Investments” shall mean (a) direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof, in each case with maturities not exceeding two years; (b) time deposit accounts, certificates of deposit and money market deposits issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits in excess of $250 million and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act); (c) repurchase obligations for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above; (d) commercial paper issued by a corporation (other than an affiliate of Parent) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P; (e) securities issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision thereof, and rated at least A by S&P or A by Moody’s; (f) shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above; and (g) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5  billion.

[signature page follows]

43

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Medialink Worldwide Incorporated

By:	/s/ Kenneth G. Torosian
Kenneth G. Torosian, Chief Financial Officer

The Newsmarket, Inc.

By:	/s/ James K. Lonergan
James K. Lonergan, Chief Executive Officer

TNM Group Incorporated

By:	/s/ James K. Lonergan
James K. Lonergan, Chief Executive Officer

44

ANNEX B

STOCKHOLDER VOTING AGREEMENT

THIS STOCKHOLDER VOTING AGREEMENT (this “Agreement”), dated as of July ___, 2009, is entered into by and among those individuals named as Stockholders on the signature pages hereto (each of whom is individually designated herein as a “Stockholder” and collectively referred to herein as the “Stockholders”), MEDIALINK WORLDWIDE INCORPORATED, a Delaware corporation (the “Company”), THE NEWSMARKET, INC., a Delaware corporation (“Parent”) and TNM GROUP INCORPORATED, a Delaware corporation (“Merger Sub”).  Capitalized terms used herein and not otherwise defined herein have the meaning given such terms in the Merger Agreement (as defined below).

RECITALS:

The Company, Parent and Merger Sub are concurrently with the execution of this Agreement entering into an Agreement and Plan of Merger, dated as of the date hereof (as it may be modified or amended from time to time, the “Merger Agreement”) pursuant to which, among other things, Merger Sub would be merged with and into the Company.

The Stockholders have reviewed a copy of the Merger Agreement.

Each Stockholder owns of record and/or beneficially and has the unrestricted power to vote the shares of Common Stock, par value $.01 per share, of the Company (the “Shares”) listed opposite such Stockholder’s name on Exhibit A attached hereto;

Pursuant to the terms of the Merger Agreement, the Company has agreed, among other things, to call a meeting of its stockholders for the purpose of voting upon the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger (such meeting, together with any adjournments thereof, the “Meeting”).

It is a condition to Parent and Merger Sub entering into the Merger Agreement that the Stockholders shall have entered into this Agreement providing, among things, that the Stockholders vote their Shares in favor of the Merger.

AGREEMENT:

NOW, THEREFORE, in consideration of the Company, Parent and Merger Sub entering into the Merger Agreement and the respective representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.            Representations and Warranties of the Stockholders.  Each Stockholder severally (not jointly and severally) represents and warrants to Parent and Merger Sub as follows:

(a)           Ownership of Securities. As of the date hereof, such Stockholder is the record and/or beneficial owner of the number of Shares set forth on Exhibit A attached hereto (such Shares, together with any Shares or other capital stock or securities of the Company hereafter acquired by such Stockholder, the “Subject Securities”).  Such Stockholder (i) has sole voting power and/or sole power to issue instructions with respect to the voting of the Subject Securities, sole power of disposition, sole power of exercise or conversion and/or the sole power to demand, whether directly or through a broker, appraisal rights, in each case with respect to all of the Subject Securities and (ii) on the date of the Meeting, will have sole voting power and/or sole power to issue instructions with respect to the voting of all of such Subject Securities, and the sole powers of disposition, exercise and/or to demand appraisal rights, in each case with respect to all of such Subject Securities.  As of the date hereof, except for certain stock options not yet exercised, such Stockholder does not beneficially or of record own any Shares or other capital stock or securities of the Company other than those set forth on Exhibit A.

(b)           Power; Binding Agreement.  Such Stockholder has the legal capacity, power and authority to enter into and perform all of such Stockholder’s obligations under this Agreement.  The execution, delivery and performance of this Agreement by such Stockholder will not violate any other agreement to which such Stockholder is a party including, without limitation, any trust agreement, voting agreement, stockholders’ agreement or voting trust.  This Agreement has been duly and validly authorized, executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

(c)           No Conflicts.  No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby.  Neither the execution and delivery of this Agreement by such Stockholder nor the consummation by such Stockholder of the transactions contemplated hereby nor compliance by such Stockholder with any of the provisions hereof shall conflict with or result in any breach of any organizational documents applicable to such Stockholder, result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third-party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Stockholder is a party or by which such Stockholder’s properties or assets may be bound or violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to such Stockholder or any of such Stockholder’s properties or assets.

(d)           No Proxies etc.  The Subject Securities are now and at all times during the term hereof will be held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all proxies, voting trusts or agreements, understandings or arrangements.

2

2.            Agreement to Vote.  At every meeting of the stockholders of the Company, including without limitation the Meeting, called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following, each Stockholder, severally and not jointly, agrees, in its capacity as a stockholder only, that it shall vote or execute a written consent, as the case may be, with respect to all the Subject Securities as to which it has power to vote in any such vote or consent as follows:

(a)           in favor of the Merger and the approval and adoption of the Merger Agreement and each of the other transactions contemplated thereby;

(b)           against the approval of an Acquisition Proposal; and

(c)           against any other action or agreement (other than the Merger Agreement or the transactions contemplated thereby) that could reasonably be expected to impede, interfere with or delay the Merger or this Agreement including, but not limited to: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its Subsidiaries (other than a transaction involving Merger Sub); (ii) a sale, lease or transfer of a material amount of assets of the Company or its Subsidiaries or a reorganization, recapitalization or liquidation of the Company or its Subsidiaries; (iii) any change in the management or board of directors of the Company, except as otherwise agreed to in writing by Parent; (iv) any material change in the present capitalization or dividend policy of the Company or any amendment of the Company’s certificate of incorporation; or (v) any other material change in the Company’s corporate structure or business.

No Stockholder shall enter into any agreement, arrangement or understanding with any Person the effect of which would be inconsistent or violative of the provisions and agreements contained in this Section 2.

3.           PROXY. EACH STOCKHOLDER HEREBY GRANTS TO, AND APPOINTS MERGER SUB AND THE PRESIDENT OF MERGER SUB, IN HIS OR HER CAPACITY AS AN OFFICER OF MERGER SUB, AND ANY INDIVIDUAL WHO SHALL HEREAFTER SUCCEED TO SUCH OFFICE, AND ANY OTHER DESIGNEE OF MERGER SUB, EACH OF THEM INDIVIDUALLY, SUCH STOCKHOLDER’S PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE OR ACT BY WRITTEN CONSENT WITH RESPECT TO THE SUBJECT SECURITIES WITH RESPECT TO THE MATTERS IN CLAUSES (a), (b), and (c) OF SECTION 2 ABOVE.  THIS PROXY IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE, AND EACH STOCKHOLDER WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY IT WITH RESPECT TO THE SUBJECT SECURITIES.

3

4.            Termination.  This Agreement (including the proxy granted in Section 3 above) shall terminate on the earlier of:

(a)           the date on which the Merger Agreement is terminated in accordance with its terms, or

(b)           the date on which the Company’s Board of Directors makes a Change in the Recommendation; or

(c)           the date on which the Merger is consummated.

Upon any termination of this Agreement, this Agreement shall thereupon become void and of no further force and effect, and there shall be no liability in respect of this Agreement or of any transactions contemplated hereby or by the Merger Agreement on the part of any party hereto or any of its directors, officers, partners, stockholders, employees, agents, advisors, representatives or affiliates, provided, however, that nothing herein shall relieve any party from liability for any breach of this Agreement prior to such termination, and provided further that nothing herein shall limit, restrict, impair, amend or otherwise modify the rights, remedies, obligations or liabilities of any Person under any other contract or agreement, including, without limitation, the Merger Agreement.

5.           Covenants of the Stockholders.  Each Stockholder hereby agrees and covenants that:

(a)           No Solicitation.  Such Stockholder shall not, directly or indirectly, solicit (including by way of furnishing information) or respond to any inquiries or the making of any Acquisition Proposal or any proposal by any Person (other than Parent or Merger Sub and other than advising such Person of the existence of this Agreement) with respect to the Company that constitutes or could reasonably be expected to lead to an Acquisition Proposal.  If such Stockholder receives any such inquiry or proposal, then it shall promptly inform Parent of the terms and conditions, if any, of such inquiry or proposal and the identity of the Person making it.  Such Stockholder will immediately cease and cause to be terminated any existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.  Notwithstanding anything contained herein to the contrary, each Stockholder may act on behalf of the Company in its capacity as a director or officer of the Company to the extent the Company is permitted or required to act with respect to an Acquisition Proposal, and any such action shall not be deemed a violation of this Section 5(a).

(b)           Restriction on Transfer, Proxies and Noninterference.  Such Stockholder shall not, directly or indirectly: (i) except pursuant to the terms of the Merger Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to an offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of such Stockholder’s Subject Securities; (ii) except as contemplated hereby, grant any proxies or powers of attorney, deposit any Subject Securities into a voting trust or enter into a voting agreement with respect to any Subject Securities; or (iii) take any action that would make any representation or warranty contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing its obligations under this Agreement.

4

6.           Appraisal Rights.  Such Stockholder agrees not to exercise any rights (including, without limitation, under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any Subject Securities which may arise with respect to the Merger.

7.           Action in Stockholder Capacity Only.  No Stockholder makes any agreement or understanding hereunder as a director or officer of the Company.  Each Stockholder signs this Agreement solely in his, her or its capacity as record and beneficial owners of the Subject Securities, and nothing herein shall limit or affect any actions taken in such Stockholder’s capacity as an officer or director of the Company, including, without limitation, any actions taken by such person in the exercise of such person’s fiduciary duties as a director of the Company.

8.           Specific Performance.  Each Stockholder hereby acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the Stockholder shall be specifically enforceable and that Parent and Merger Sub shall be entitled to injunctive or other equitable relief upon such a breach by any Stockholder.  Each Stockholder further agrees to waive any bond in connection with the obtaining of any such injunctive or equitable relief.  This provision is without prejudice to any other rights that Parent or Merger Sub may have against a Stockholder for any failure to perform the Stockholder’s obligations under this Agreement.

9.           GOVERNING LAW.  THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER PRINCIPLES OF CONFLICTS OF LAWS APPLICABLE THERETO.

10.          Amendments, No Waivers.

(a)           Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Stockholders, the Company, Parent and Merger Sub or in the case of a waiver, by the party against whom the waiver is to be effective.

(b)           No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

5

11.          Further Actions.  Each of the parties hereto agrees to cooperate fully in the effectuation of the transactions contemplated hereby and to execute any and all additional documents or take such additional actions as shall be reasonably necessary or appropriate for such purpose.

12.          Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.  No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto.

13.          Exclusive Jurisdiction.  The parties agree that any legal action, suit or proceeding arising out of or relating to this Agreement or the agreements and transactions contemplated hereby shall be exclusively instituted in any federal court located in the State of Delaware or any Delaware state court, which shall be the exclusive jurisdiction and venue of said legal proceedings, and each party hereto consents to the personal jurisdiction of such courts and waives any objection that such party may now or hereafter have to the personal jurisdiction of such courts or the laying of venue of any such action, suit or proceeding.

14.          Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier or sent by electronic transmission, with confirmation received, to the address or telecopy number specified in this Section 14 or to such other address or telecopy number as any party may furnish to the other parties in writing in accordance herewith:

(a)           If to any Stockholder, to the applicable address set forth opposite such Stockholder’s name on Exhibit A attached hereto.

(b)           If to the Company, Parent or Merger Sub, to the applicable address set forth in Section 10.1 of the Merger Agreement.

15.          Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

16.          Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the legal substance of the rights and obligations contemplated by this Agreement are not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in order that the Merger and other transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

[Signature page follows]

6

IN WITNESS WHEREOF, each Stockholder, the Company, Parent and Merger Sub have executed this Agreement to be effective as of the date set forth in the first paragraph above.

COMPANY:

Medialink Worldwide Incorporated

By:	/s/ Kenneth Torosian
Name: Kenneth Torosian
Title: Chief Financial Officer

PARENT:

The Newsmarket, Inc.

By:	/s/ James K. Lonergan
Name: Jim Lonergan
Title: CEO/resident

MERGER SUB:

TNM Group Incorporated

By:	/s/ James K. Lonergan
Name: Jim Lonergan
Title: CEO/resident

STOCKHOLDERS:

/s/ Laurence Moskowitz
Laurence Moskowitz

/s/ Lawrence Thomas
Lawrence Thomas

/s/ Kenneth G. Torosian
Kenneth G. Torosian

[SIGNATURE PAGE TO STOCKHOLDER VOTING AGREEMENT]

7

/s/ Bruce E. Bishop
Bruce E. Bishop

/s/ Harold Finelt
Harold Finelt

/s/ John M. Greening
John M. Greening

/s/ Douglas S. Knopper
Douglas S. Knopper

/s/ Catherine Lugbauer
Catherine Lugbauer

/s/ James J. O’Neill
James J. O’Neill

/s/ Jeffrey Stone
Jeffrey Stone

/s/ Theodore Wm. Tashlik
Theodore Wm. Tashlik

[SIGNATURE PAGE TO STOCKHOLDER VOTING AGREEMENT]

8

ANNEX C

NORTH HAVEN PARTNERS, INC.
156 West 56th Street, 9th Fl
New York, NY 10019
Main: (212) 332-4391
Fax: (212) 656-1121

June 26, 2009

The Board of Directors
Medialink Worldwide, Incorporated
708 Third Avenue
New York, New York 10017

Gentlemen:

We understand that Medialink Worldwide, Incorporated (the “Company”), The NewsMarket, Inc. (“NewsMarket”), and a wholly owned acquisition subsidiary of NewsMarket (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft provided to us on June 25, 2009 (the “Merger Agreement”).  The Merger Agreement provides, among other things, for the merger (the “Merger”) of Merger Sub with and into the Company.  The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

Pursuant to the Merger Agreement, we understand that at the effective time of the Merger, the outstanding shares of common stock, $.01 par value, and related rights of the Company (the “Common Stock”) will be converted into the right to receive $.20 per share in cash (the “Merger Consideration”).

You have asked us to advise you as to the fairness, from a financial point of view, to the holders of Common Stock of the Merger Consideration to be received by such holders pursuant to the Merger Agreement.

For purposes of this opinion, we have, among other things: (i) reviewed the Merger Agreement; (ii) reviewed certain publicly available information concerning the Company and certain other relevant financial and operating data of the Company furnished to us by the Company; (iii) reviewed the historical stock prices and trading volumes of the Common Stock; (iv) held discussions with members of management of the Company concerning the current operations of and future business prospects for the Company; (v) reviewed certain financial forecasts with respect to the Company prepared by the management of the Company and held discussions with members of such management concerning those forecasts; (vi) compared certain publicly available financial data of companies whose securities are traded in the public markets and that we deemed relevant to our analysis; (vii) reviewed the financial terms of certain other business combinations that we deemed generally relevant; and (viii) reviewed such other financial studies and analyses and considered such other matters as we deemed appropriate.

Board of Directors
Medialink Worldwide, Incorporated
June 26, 2009

In connection with our review and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us for the purpose of this opinion and have neither attempted to verify independently nor assumed responsibility for verifying any of such information.  We have assumed the accuracy of the representations and warranties contained in the Merger Agreement and all agreements related thereto.  In addition, we have assumed, with your consent, that the Merger will be consummated upon the terms and subject to the conditions set forth in the draft Merger Agreement, without waiver, modification or amendment of any material term, condition or agreement thereof and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the contemplated benefits of the Merger.  With respect to the financial forecasts provided to us by the management of the Company, we have assumed, with your consent and based upon discussions with such management, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management, at the time of preparation, of the future operating and financial performance of the Company.  We express no opinion with respect to any of such forecasts or estimates or the assumptions on which they were based.  In all of our analyses, we have also assumed at your request, that prior to the Merger the Company will successfully negotiate a compromise and settlement with the holders of its Variable Rate Convertible Debentures, as amended, due June 30, 2010 (the “Debentures”), with an outstanding face amount of $2,650,000, pursuant to which the Company will pay such holders $1,590,000 in full settlement of all claims relating to such Debentures and amend certain terms of attached warrants to purchase Common Stock.

Board of Directors
Medialink Worldwide, Incorporated
June 26, 2009

We have not assumed any responsibility for or made or obtained any independent evaluation, appraisal or physical inspection of the assets or liabilities of the Company nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters.  Further, our opinion is based on economic, monetary and market conditions as they exist and can be evaluated as of the date hereof and we assume no responsibility to update or revise our opinion based upon circumstances and events occurring after the date hereof.  Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the holders of Common Stock of the Merger Consideration to be received by such holders pursuant to the Merger Agreement and we express no opinion as the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company, the Company’s decision to repay the Debentures, or as to the Company’s underlying business decision to engage in the Merger or the relative merits of the Merger as compared to other business strategies that might be available to the Company.  You have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or any portion of the Company’s business.  In addition, we express no opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by any officers, directors or employees of any party to the Merger, or any class of such persons, relative to the Merger Consideration to be received by the holders of Common Stock pursuant to the Merger Agreement or with respect to the fairness of any such compensation.  Our opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the proposed Merger.

We have been engaged by the Board of Directors of the Company to render this opinion and will receive a fee for our services, none of which is contingent on the consummation of the Merger or our conclusion.  In addition, the Company has agreed to indemnify us for certain liabilities arising in connection with this opinion and to reimburse us for certain out-of-pocket expenses.  We will not receive any other fees in connection with the Merger.

This opinion is being furnished solely for the benefit of the Board of Directors of the Company and may not be relied upon by any other person without our express, prior written consent; except that this letter may be disclosed in connection with any information statement or proxy statement used in connection with the Merger provided that this letter is quoted in full.

Based upon and subject to the foregoing and in reliance thereon, it is the opinion of North Haven Partners as of the date hereof that the Merger Consideration to be received by the holders of the Common Stock pursuant to the Merger Agreement is fair, from a financial point of view, to such stockholders.

Sincerely,

North Haven Partners, Inc.

By:	/s/ Patrick B. Tipton
Patrick B. Tipton, Partner

ANNEX D

DELAWARE GENERAL CORPORATION LAW

SECTION 262. APPRAISAL RIGHTS.

Delaware General Corporation Law

Section 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251 (f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

1

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

2

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

3

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

4